  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1998

                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                PANAVISION INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                5043                               13-3593063
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            ------------------------

                               625 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 527-4000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                PANAVISION INC.
                               625 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 527-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                             STACY J. KANTER, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED             PROPOSED
        TITLE OF EACH CLASS           AMOUNT TO BE    MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
  OF SECURITIES TO BE REGISTERED       REGISTERED      PRICE PER UNIT       OFFERING PRICE     REGISTRATION FEE
9 5/8% Senior Subordinated Discount
  Exchange Notes due 2006..........   $217,903,000         68.838%           $150,000,000           $44,250

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED JULY 17, 1998

PROSPECTUS

  OFFER FOR ALL OUTSTANDING 9 5/8% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2006 IN EXCHANGE FOR 9 5/8% SENIOR SUBORDINATED DISCOUNT EXCHANGE NOTES DUE 2006
                                       OF
                                PANAVISION INC.
                  The Exchange Offer will expire at 5:00 P.M.,
           New York City time, on             , 1998, unless extended

     Panavision Inc., a Delaware corporation (the 'Company' or 'Panavision'), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the 'Exchange Offer'), to exchange an aggregate principal amount at maturity of up to $217,903,000 of its 9 5/8% Senior Subordinated Discount Exchange Notes due 2006 (the 'New Notes'), which have been registered under the Securities Act of 1933, as amended (the 'Securities Act'), for a like principal amount of its issued and outstanding 9 5/8% Senior Subordinated Discount Notes due 2006 (the 'Old Notes' and, together with the New Notes, the 'Notes') from the holders thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by December 1, 1998, interest will accrue on the Old Notes (in addition to the accretion of Original Issue Discount (as defined herein)) from and including December 1, 1998 until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on February 1 and August 1, commencing February 1, 1999, at a rate per annum equal to .50% of the Accreted Value (as defined herein) of the Old Notes as of the August 1 or February 1 immediately preceding such interest payment date. The Old Notes were originally issued by PX Escrow Corp. ('PX Escrow') on February 6, 1998 pursuant to an offering (the 'Offering'), which was exempt from registration under the Securities Act. The Company assumed the obligations of PX Escrow under the Old Notes and related indenture (the 'Indenture') upon consummation of the recapitalization of the Company (the 'Panavision Recapitalization') which occurred on June 4, 1998.

     The Issue Price of each of the Old Notes was $688.38 per $1,000 principal amount at maturity. Except as set forth above, through February 1, 2002, there will be no periodic payments of interest on the Notes. The Notes will begin to accrue interest at a rate of 9 5/8% per annum commencing February 1, 2002, and interest will be payable thereafter on February 1 and August 1 of each year.

     Concurrently with the closing of the Offering, PX Escrow deposited the net proceeds of the Offering (the 'Escrowed Funds') with an escrow agent (the 'Escrow Agent'). On June 4, 1998, the Escrowed Funds were used to finance the Panavision Recapitalization.

     The Notes will be redeemable at the option of the Company, in whole or in part, on or after February 1, 2002, at the redemption prices set forth herein. Prior to February 1, 2002, the Notes are redeemable at the option of the Company, in whole but not in part, at a redemption price equal to the Accreted Value (as defined herein) on the date of redemption plus the Applicable Premium (as defined herein). On or prior to February 1, 2001, in connection with certain public offerings of common stock, the Company may, at its option, redeem the Notes at a redemption price equal to 109 5/8% of the Accreted Value on the date of redemption, provided that at least $141,637,000 aggregate principal amount at maturity of Notes remains outstanding after each such redemption. Upon a Change of Control (as defined herein), each holder of the Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes at a price equal to 101% of the Accreted Value of the Notes on the date of repurchase plus accrued and unpaid interest, if any, to the date of repurchase. See 'Description of the Notes.'

     The Old Notes are, and the New Notes will be subordinate in right of payment to all existing and future Senior Debt (as defined herein), pari passu with all existing and future Senior Subordinated Debt (as defined herein) and senior to all future subordinated debt, if any is issued, of Panavision. At March 31, 1998, after giving effect to the Panavision Recapitalization, Panavision would have had outstanding approximately $305 million of Senior Debt. In addition, the Old Notes are, and the New Notes will be effectively subordinated to all existing and future liabilities of Panavision's subsidiaries. At March 31, 1998, after giving effect to the Panavision Recapitalization, the outstanding liabilities of such subsidiaries would have been approximately $47 million.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Original Issue Discount on the New Notes

                                                  (Cover continued on next page)

                               ------------------

     SEE 'RISK FACTORS' COMMENCING ON PAGE 13 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

              THE DATE OF THIS PROSPECTUS IS               , 1998.

(continued from cover)

will accrue from February 11, 1998, the date of original issuance of the Old Notes. Holders whose Old Notes are accepted for exchange may, in the limited circumstances described above have the right to receive, in cash, accrued interest (if any) thereon to, but not including, the consummation of the Exchange Offer, such interest to be payable on the February 1 or August 1 next following such date of consummation. Holders of Old Notes accepted for exchange will be deemed to have waived the right to receive any other payments or accrued interest on the Old Notes.

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Agreement dated February 6, 1998 among the Company and the other signatories thereto (the 'Registration Agreement'). Based on interpretations by the staff of the Securities and Exchange Commission (the 'Commission') as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiraiton Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.'

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. See 'The Exchange Offer.'

     Following consummation of the Exchange Offer, the Company may, in its sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Registration Agreement. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Company in connection with any such additional exchange offers.

     There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Credit Suisse First Boston Corporation and Schroder & Co. Inc. (the 'Initial Purchasers') have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

------------------------
     Panavision(Registered), PRIMO ZOOM(Registered), Panaflex(Registered), Panahead(Registered), 3-Perf(Registered) and Panastar(Registered) are registered trademarks of the Company. Oscar(Registered) is a registered trademark of the Academy of Motion Picture Arts and Sciences.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the 'Registration Statement') under the Securities Act, with respect to the New Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

     The Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files periodic reports and other information with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission and the address of such site is http://www.sec.gov. In the event the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indenture, pursuant to which the Old Notes have been, and the New Notes will be, issued, to continue to file with the Commission and to furnish to holders of the Notes the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, including reports on Forms 10-K, 10-Q and 8-K, for so long as any Notes are outstanding.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information including 'Risk Factors' and the Panavision consolidated financial statements and notes thereto (the 'Consolidated Financial Statements') contained elsewhere in this Prospectus. Unless the context otherwise requires, (i) the 'Company' and 'Panavision' refer to Panavision Inc. and its consolidated subsidiaries, collectively and include Panavision's predecessors, (ii) the 'Panavision Recapitalization' shall include the financing therefor and the assumption of the Notes by Panavision, and (iii) the term 'pro forma' will have the meaning assigned to it in 'Unaudited Pro Forma Financial Data.'

                                  THE COMPANY

     Panavision is a leading designer, manufacturer and supplier of high precision film camera systems, comprising cameras, lenses and accessories, for the motion picture and television industries. In 1997 in North America, Panavision equipment was utilized in over 80% of feature films produced by major motion picture studios and over 80% of episodic or 'series' television productions shot on film (such as E.R. and SEINFELD). Unlike equipment manufactured by its competitors, Panavision camera systems are not available for sale and are rented exclusively through the Company's domestic and international owned and operated facilities as well as its network of independent agents. The Company believes that its position as an industry leader results from its control over the manufacturing and distribution process, its broad range of technologically superior and innovative products, its long-standing collaborative relationships with filmmakers and studios, the breadth of its camera equipment inventory and its dedication to customer service. Panavision is the only supplier of cinematography equipment that manufactures a complete camera system incorporating its own proprietary prime and zoom lenses, the most critical components of a camera system.

     Panavision is recognized in the motion picture and television industries as the preeminent brand name for cinematography equipment. Since the Company's inception in 1954, Panavision has continually introduced new camera systems, lenses, and accessories that have become industry standards. The Company's close relationship with producers, directors and cinematographers results in a cooperative effort to design and produce unique systems and accessories that meet filmmakers' creative needs. Panavision has received two OSCARS and 18 Awards for Scientific and Technical Achievement from the Academy of Motion Picture Arts and Sciences. Since 1990, two-thirds of the Academy Award nominees for Best Cinematography, and six of the seven cinematographers who have won the OSCAR for Best Cinematography, used Panavision camera systems. Panavision camera systems were used to film nine of the top ten box office movies shot on film in each of 1997 and 1996, including MEN IN BLACK, THE LOST WORLD: JURASSIC PARK, LIAR, LIAR, JERRY MAGUIRE, MY BEST FRIEND'S WEDDING, MISSION: IMPOSSIBLE, INDEPENDENCE DAY, RANSOM, TWISTER and A TIME TO KILL. Panavision camera systems were also used to film the 1998 blockbuster hits TITANIC and TOMORROW NEVER DIES, the latest James Bond film. In addition to Panavision's involvement in the motion picture industry, a predominant number of U.S. prime time episodic or 'series' television programs that are shot on film use Panavision camera systems, including FRIENDS and N.Y.P.D. BLUE.

     Renting, rather than purchasing, equipment is more cost-effective for feature film, television and commercial producers given the periods of inactivity typically experienced between productions. In addition, renting camera systems from Panavision ensures continual access to state-of-the-art equipment as well as the availability of the proper equipment combinations for each specific project. Since the average cost of camera rental represents less than 1% of the average film budget, customers tend to place a higher priority on quality of service and the availability of a broad range of technologically superior equipment than on price considerations, which enables Panavision to receive a premium for its equipment.

     Panavision dominates an otherwise fragmented rental market for cinematographic equipment. Panavision is the only supplier of cinematographic equipment that has a network of rental offices and maintenance facilities throughout North America, Europe and the Asia Pacific Region and is the only major manufacturer located near Hollywood. As the only vertically integrated provider of camera systems to the film and television industries, Panavision is better able to meet its customers' needs effectively. In contrast, the Company's manufacturing competitors are located in Europe and sell their products to rental companies, which then rent the equipment to the ultimate user.

     The demand for cinematographic equipment is driven by the number and complexity of feature films, television programs and commercials being produced. Demand for film-based entertainment has continued to grow steadily in recent years as evidenced by the growth in the number of feature film starts in North America from 350 in 1992 to 576 in 1997, an increase in domestic box office receipts of 28.1% from 1992 to 1997, and an increase of approximately 6,400 exhibitor screens over the same period. Additionally, the number of action films and special effects in feature film and television productions have increased significantly, thereby increasing the equipment required and lengthening the rental period. In addition, an increase in the number of television networks and channels and in their demand for original programming has also driven the increased use of camera systems.

OPERATIONS

     The Company's operations primarily consist of (i) camera rental services,
(ii) design and manufacture of cameras and lenses, (iii) lighting rental services and (iv) sale of lighting filters and other consummable products.

     CAMERA RENTAL SERVICES. Panavision supplies cinematographic equipment, such as cameras, lenses and accessories to its customers on a project-by-project basis. The Company has a rental inventory of over 1,000 cameras (including non-Panavision manufactured equipment) and 5,000 lenses, as well as associated accessories. The Company rents its equipment through 24 owned and operated rental facilities which are strategically located in cities where the most feature films are produced, including Los Angeles, Toronto, London and Paris. The Company also rents its equipment through ten independent agents, including agents located in New York, Tokyo and Hong Kong. Panavision's network of owned and operated rental offices and independent agents provides it with a competitive advantage as it is the only rental company that offers clients equipment and service on a national and worldwide basis. The Company believes that its sales force, which is segmented by the end markets served, is the most experienced and knowledgeable in the industry.

     The rental process for feature film and episodic television takes about four to eight months from the time the producer approves the project until filming is completed and the equipment package is returned to Panavision for servicing. The decision makers for the various markets are the producers, directors and cinematographers. In general, after production is approved, the decision makers discuss the requirements with their Panavision sales representative and then finalize the equipment package. The equipment is subsequently prepped at the Panavision rental facility and shipped to the studio or location to commence principal photography. Once the equipment is returned, the Company services its equipment in preparation for the next rental. The average feature film rental is for 10 to 12 weeks, the average episodic television rental is for 32 weeks and the average commercial rental is for approximately 2 days. For the year ended December 31, 1997, approximately 34% of camera rental revenue was derived from feature film rentals, approximately 29% was derived from episodic television and movies of the week, approximately 31% was derived from commercials and approximately 6% was derived from other rentals. Panavision rents camera packages that include cameras, lenses and accessories. The average weekly rental package price for feature films and commercials has increased since 1992 due to the addition of value-added proprietary lenses and accessories as well as modest price increases on its existing inventory.

     Management believes that it has been able to achieve increases in the Company's equipment utilization rate because of Panavision's breadth and mix of equipment, along with an MIS system that enables the Company to transfer equipment to areas of greatest demand. The Company's Woodland Hills rental facility, its largest, generated approximately 32% of the Company's camera rental revenue during the year ended December 31, 1997 and has achieved an increase of approximately 25% in utilization of Panaflex cameras from 1993 through 1997. Although the Company believes it can achieve further modest increases in utilization, additional significant increases will be difficult to achieve because of (i) the need to have sufficient inventory available for the peak feature film and television production season (typically the third and fourth quarters), (ii) time needed for service and maintenance, (iii) slippage in movie production start dates and (iv) time needed to prepare and customize equipment for each given project.

     On June 5, 1997, the Company completed its acquisition (the 'FSG Acquisition') of Visual Action Holdings plc's Film Services Group ('Film Services Group' or 'FSG') for approximately $61 million in cash. FSG includes camera rental operations which rent primarily non-Panavision manufactured equipment in the United Kingdom, France, Australia and two U.S. cities, Chicago and Dallas, as well as smaller rental operations in New Zealand, Malaysia and Indonesia. Management intends to augment the existing FSG equipment inventory base with Panavision camera systems over time. Management believes that the FSG Acquisition has substantially improved its competitive position internationally as well as in the mid-western U.S. commercial market.

     CAMERA AND LENS MANUFACTURING. The Company manufactures cameras, lenses and accessories designed by the Company's in-house research and development staff. The Company has over 100 non-union employees at its recently renovated and expanded 150,000 square foot manufacturing facility in Woodland Hills, California, located near Hollywood. Panavision is the only major manufacturer of cameras and lenses located in the Hollywood area, enabling the Company to develop close relationships with filmmakers and television producers as well as enabling the Company to rapidly respond to its customers' needs. While the breadth of the Company's rental inventory has allowed it to adequately service certain segments of the feature film and television industries, until mid-1996 capital constraints precluded Panavision from investing in additional rental equipment to expand its market share in other attractive markets, including both North American and international independent feature films and commercials. In 1997, the Company increased its camera manufacturing production to take advantage of what it believes to be favorable rates of return as well as high demand for its equipment, doubling the number of new camera systems manufactured in 1997 to 72 from 35 in 1996. Panavision expects to manufacture a similar number of camera systems in 1998. The Company believes that its existing manufacturing facility has sufficient capacity to increase manufacturing of camera systems beyond the level achieved in 1997.

     The Company is in the process of expanding its research and development group, which currently comprises approximately 40 mechanical, software, electronic and optical engineers, draftsmen and machinists. Additionally, the research and development group has a dedicated machine shop that manufactures prototype equipment. These internal capabilities enable the Company to develop proprietary technology in collaboration with filmmakers to address their unique requirements. For example, in 1997, the Company introduced a new sync-sound camera which is lighter and quieter than current Panavision cameras and incorporates enhanced view finding and video monitoring capabilities. In addition, the Company is in the process of developing a digital video assist device that will enable the director and cinematographer to perform certain immediate on-set digital editing functions.

     LEE LIGHTING AND LEE FILTERS. In addition to manufacturing and renting camera systems, Panavision also rents lighting, lighting grip, power generation and related transportation equipment through Lee Lighting Limited ('Lee Lighting'), the largest lighting rental company in the United Kingdom, as well as through its owned and operated facilities in Chicago, Dallas, Orlando, Toronto, Australia, Malaysia and Indonesia. Recently, Lee Lighting has supplied the entire lighting needs of such major feature films as THE AVENGERS, LOST IN SPACE, FOUR WEDDINGS AND A FUNERAL, ROB ROY, MISSION: IMPOSSIBLE, 101 DALMATIANS, EVITA and THE SAINT. Panavision also manufactures and sells lighting filters and other color-correction and diffusion filters through Lee Filters, located in the United Kingdom, with sales offices in Los Angeles and the New York metropolitan area.

COMPETITIVE STRENGTHS

     Panavision's leading market position is demonstrated by its premier brand name recognition and its market share of over 80% of the major studio feature films and episodic television programs produced in North America in 1997. The Company's leading position results from the following competitive strengths which provide substantial barriers to entry for new competitors.

     CONTROL OVER MANUFACTURING AND DISTRIBUTION PROCESS. Panavision is the only vertically integrated renter of camera systems to the film and television industry. The Company's control over both the manufacturing and distribution processes enables it to (i) rapidly incorporate technological development and filmmakers' suggestions into new products, (ii) maintain product exclusivity and
(iii) offer products with greater quality and higher performance at a premium price.

     REPUTATION FOR QUALITY AND TECHNOLOGICALLY ADVANCED PRODUCTS. Panavision is recognized as the industry leader in the development of high quality, technologically advanced camera systems and its products have become industry standards. Panavision has received two OSCARS and 18 other Academy Awards granted for Scientific and Technical Achievement, including a 1998 award for the Panavision/Frazier Lens System. In addition to the development of new products, Panavision is also better able to upgrade its existing inventory to meet continually changing market demands, thereby reducing obsolescence, achieving better control of inventory and product availability, and providing its customers with access to the latest technological advances.

     CLOSE RELATIONS WITH FILMMAKERS. As a result of Panavision's significant relationships with cinematographers, directors and producers and its dominant market position, Panavision gains early access to productions and is able to influence the selection of camera systems. Additionally, Panavision offers instruction and training in the handling of Panavision equipment to young directors and cinematographers while they are still in film school as well as thereafter, thereby developing loyalty to Panavision and providing a foundation for Panavision to sustain its strong market position.

     RANGE AND BREADTH OF CAMERA EQUIPMENT. Panavision believes that it has the world's largest inventory of camera systems, with over 1,000 cameras and 5,000 lenses. It also offers a broad range of choices, including equipment that is exclusively available through Panavision and its agents. The Company believes that the range and breadth of its camera inventory permit it to serve a greater number of productions throughout the world and make it the only company in the industry with the ability to serve multiple large-scale feature film productions simultaneously.

     DEDICATION TO CUSTOMER SERVICE. Panavision places special emphasis on customer service. The Company's customer service, repair and maintenance personnel are 'on call' and available to assist customers 24 hours a day. In order to provide filmmakers with a high level of support, the Company sends marketing representatives and technicians to film production sets to provide advice or immediate assistance with any equipment needs or questions. The Company assigns to each production a sales representative who possesses skills and experience appropriate to the needs of that production in an attempt to foster a strong and lasting working relationship with the customer. In addition, as part of its customer service, the Company often develops, customizes or procures equipment for specific customers or projects.

GROWTH STRATEGY

     The Company's growth strategy is to increase its market share in the worldwide commercial and feature film markets by leveraging its strong competitive position and brand name in the feature film and television industries in North America. The Company's strategy involves the following elements:

     INCREASE INVENTORY OF AVAILABLE CAMERA EQUIPMENT. Until mid-1996, the Company's growth was inhibited by equipment shortages resulting from limited manufacturing capacity and capital expenditure constraints in its prior credit facilities. The Company believes that its move to its current manufacturing facility in 1996 as well as its enhanced access to capital will enable the Company to continue to expand its equipment base in order to meet expected market demand and to capture a larger market share, particularly in the worldwide commercial and independent feature film markets.

     EXPAND NEW PRODUCT DEVELOPMENT. The Company intends to continue developing and manufacturing the next generation of technologically superior cameras, lenses and accessories. The Company is currently rolling out its Millennium camera system and focusing its development efforts on value-added accessories that increase the overall size and rental price of a camera package. The Company's move into a larger manufacturing facility enabled the Company to hire additional personnel and significantly increase its research and development of new products in an effort to extend its leadership in technology and product development and to further facilitate collaborative efforts with filmmakers. For example, the Company has recently introduced a new close focus macro-zoom lens and the Panavision/Frazier Lens System which provide filmmakers with unique creative tools that were previously unavailable.

     GEOGRAPHICAL EXPANSION AND STRATEGIC ACQUISITIONS. From time to time, the Company has pursued strategic acquisitions, such as the FSG Acquisition, as a means of expanding market share in existing markets and as a gateway to new geographical markets. The Company will continue to evaluate such opportunities as they arise, as well as other opportunities, such as strategic alliances or the expansion of its agent network.

THE PANAVISION RECAPITALIZATION

     On June 4, 1998, as contemplated by (i) the Agreement of Recapitalization and Merger dated as of December 18, 1997 (the 'Recapitalization Agreement'), by and among PX Holding Corporation, a Delaware corporation ('PX Holding'), PX Merger Corporation, a Delaware corporation ('PX Merger') and Panavision and (ii) the Amended and Restated Voting and Stockholders Agreement, dated as of April 16, 1998 (the 'Stockholders Agreement'), by and among Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ('Warburg'), Mafco Holdings Inc., a Delaware corporation ('Mafco Holdings'), and Panavision, Panavision consummated a merger whereby PX Merger was merged with and into Panavision (the 'Merger'), with Panavision as the surviving corporation.

     Immediately prior to the consummation of the Merger, PX Holding purchased 5,784,199 shares of Panavision's common stock, par value $.01 per share (the 'Company Common Stock'), from Panavision at a purchase price of $154,376,801 (the 'PX Stock Purchase').

     In connection with the Merger, holders of in excess of 88% of the shares of Company Common Stock held by shareholders other than Warburg elected to receive cash for their shares. As a result, pursuant to the Recapitalization Agreement, the right to receive cash for such shares was subject to proration. As a result of the Merger, (i) 5,466,120 shares of Company Common Stock were exchanged for $27.00 per share, or an aggregate of $147,585,240, and (ii) 745,380 shares of Company Common Stock were retained by holders either through election or proration. In addition, as part of the Panavision Recapitalization, Warburg exchanged 88%, or 11,199,060 shares, of the shares of Company Common Stock it beneficially owns (the 'Warburg Shares') for preferred stock of Panavision that was redeemed immediately upon consummation of the Merger at a price equivalent to $26.50 in cash per share of Company Common Stock.

     In addition, pursuant to the Stockholders Agreement, Warburg granted to Mafco Holdings an option to purchase at $30.00 per share of Company Common Stock, and Mafco Holdings granted to Warburg an option to sell at $25.00 per share of Company Common Stock, the 1,526,040 Warburg Shares not exchanged for redeemable preferred stock as described above. Each such option is exercisable in whole, but not in part, during the period beginning one year, and ending two years, following consummation of the Merger. If Mafco Holdings acquired the remaining 1,526,040 shares of Company Common Stock upon the exercise by either Warburg or it of the option described above, then, assuming no changes in the number of shares of Company Common Stock outstanding prior to the date of such exercise, Mafco Holdings would then beneficially own 91% of the shares of Company Common Stock outstanding.

     The net proceeds of the Offering, borrowings under the New Credit Agreement and the proceeds from the PX Stock Purchase were used to fund the payment of the cash consideration and the fees and expenses in connection with the Merger as well as to retire existing indebtedness and to provide working capital for Panavision. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources.' In connection with the transactions contemplated by the Recapitalization Agreement, the assets of PX Escrow (consisting of funds held in escrow and deferred charges) and the obligations of PX Escrow under the Notes and the Indenture were assumed by Panavision (the 'Panavision Assumption').

     As a result of the Merger, PX Holding, a wholly owned subsidiary of Mafco Holdings, acquired a 72% interest in the Company. Warburg owns approximately 19% of the issued and outstanding Company Common Stock and approximately 9% is owned by public stockholders (including management).

     The following chart sets forth in simplified form the ownership of the common equity of Panavision following consummation of the Panavision Recapitalization.

           POST-PANAVISION RECAPITALIZATION ORGANIZATIONAL STRUCTURE


                           ------------------------
                           | Mafco Holdings Inc.  |
                           |  ("Mafco Holdings")  |
                           ------------------------
                                      |
                                      |100%
                                      |
                           ------------------------
                           |PX Holding Corporation|     100%
                           |    ("PX Holding")    |--------------
                           ------------------------             |
                                      |                         |
                                      |              -------------------------
                                      |              |    PX Escrow Corp.    |
                                      |              |     ("PX Escrow")     |
                                      |              -------------------------
                                      | 72%
-------------------------             |              -------------------------
|       Public          |             |              |    Warburg, Pincus    |
|    Stockholders       |-----        |         ---- | Capital Company, L.P. |
|(including Management) |    |9%      |      19%|    |      ("Warburg")      |
-------------------------    |        |         |    -------------------------
                             |        |         |
                           ------------------------
                           |   Panavision Inc.    |
                           |                      |
                           ------------------------

                               THE EXCHANGE OFFER

SECURITIES OFFERED........................  Up to $217,903,000 principal amount at maturity of 9 5/8% Senior
                                            Subordinated Discount Exchange Notes due 2006 which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the
                                            Old Notes and except that, if the Exchange Offer is not consummated by December 1, 1998, interest will accrue on the Old Notes (in addition to the accretion of Original Issue Discount) from and including such date until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on
                                            February 1 and August 1, commencing February 1, 1999, at a rate per annum equal to .50% of the Accreted Value of the Old Notes as of the
                                            August 1 or February 1 immediately preceding such interest payment date. See '--Summary Description of the New Notes' and 'Description
                                            of the Notes--Registration Rights.'

THE EXCHANGE OFFER........................  The New Notes are being offered in exchange for a like aggregate principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the
                                            Registration Agreement. For procedures for tendering the Old Notes, see 'The Exchange Offer--Procedures for Tendering Old Notes.'

TENDERS; EXPIRATION DATE;
  WITHDRAWAL..............................  The Exchange Offer will expire at 5:00 p.m., New York City time, on
                                                        , 1998, or such later date and time to which it is
                                            extended (the 'Expiration Date'). The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the
                                            Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See 'The Exchange Offer--Terms of
                                            the Exchange Offer; Period for Tendering Old Notes' and 'The Exchange
                                            Offer--Withdrawal Rights.'

CERTAIN CONDITIONS TO EXCHANGE OFFER......  The Company shall not be required to accept for exchange, or to issue
                                            New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of the Old
                                            Notes for exchange or the exchange of the New Notes for such Old
                                            Notes certain events have occurred, which, in the reasonable judgment of the Company, make it inadvisable to proceed with the Exchange
                                            Offer and/or with such acceptance for exchange or with such exchange.
                                            Such events include (i) any threatened, instituted or pending action seeking to restrain or prohibit the Exchange Offer, (ii) a general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (iii) a general banking moratorium, (iv) the commencement of a war or armed hostilities involving the United States and (v) a material adverse change or development involving a prospective material adverse change in the
                                            Company's business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that may affect the value of the Old Notes or the New Notes. In addition, the
                                            Company will not accept for exchange any Old Notes tendered, and no
                                            New Notes will be issued in exchange for any such Old Notes, at any such time as any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indentures under the
                                            Trust Indenture Act of 1939. See 'The Exchange Offer--Certain
                                            Conditions to the Exchange Offer.'

FEDERAL INCOME TAX CONSEQUENCES...........  The exchange pursuant to the Exchange Offer will not result in gain or loss to the holders or the Company for federal income tax purposes. See 'Certain U.S. Federal Income Tax Considerations.'

USE OF PROCEEDS...........................  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See 'Use of Proceeds.'

EXCHANGE AGENT............................  The Bank of New York is serving as exchange agent (the 'Exchange
                                            Agent') in connection with the Exchange Offer.

          CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See 'Description of the Notes--Registration Rights.' Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.' In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to 'qualified institutional buyers' (as such term is defined under Rule l44A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See 'The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes' and 'Description of the Notes--Registration Rights.'

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by December 1, 1998, interest will accrue on the Old Notes (in addition to the accretion of Original Issue Discount) from and including such date until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on February 1 and August 1, commencing February 1, 1999 at a rate per annum equal to .50% of the Accreted Value of the Old Notes as of the August 1 or February 1 immediately preceding such interest payment date.

NEW NOTES OFFERED.........................  Up to $217,903,000 principal amount at maturity of 9 5/8% Senior
                                            Subordinated Discount Exchange Notes Due 2006, which have been registered under the Securities Act.
MATURITY DATE.............................  February 1, 2006.
YIELD TO MATURITY; INTEREST...............  9 5/8% per annum (computed on a semiannual bond equivalent basis)
                                            calculated from February 11, 1998. There will be no periodic payments of interest on the New Notes through February 1, 2002. Thereafter, the New Notes will bear interest at a rate of 9 5/8% per annum, payable semi-annually on February 1 and August 1 of each year, commencing August 1, 2002.
ORIGINAL ISSUE DISCOUNT...................  The Old Notes were issued at an issue price of $688.38 per $1,000 aggregate principal amount at maturity. Because the New Notes will be treated as a continuation of the Old Notes, which were issued at an original issue discount ('Original Issue Discount') for federal income tax purposes, the New Notes will have Original Issue Discount.
                                            Prospective holders of New Notes should be aware that, although there will be no periodic payments of interest on the New Notes through
                                            February 1, 2002, accrued Original Issue Discount will be includable, periodically, in a holder's gross income for United States federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. See 'Certain U.S. Federal Income
                                            Tax Considerations.'
OPTIONAL REDEMPTION.......................  Prior to February 1, 2002, the Notes are redeemable at the option of the Company, in whole but not in part, at a redemption price equal to the Accreted Value on the date of redemption plus the Applicable
                                            Premium. The Notes may be redeemed at the option of the Company in whole or from time to time in part at any time on and after February
                                            1, 2002 at the redemption prices set forth herein on the date of redemption, together with accrued and unpaid interest to the date of redemption. Prior to February 1, 2001, in connection with certain public offerings of common stock, the Company may, at its option, redeem Notes at a redemption price equal to 109 5/8% of the Accreted
                                            Value of the Notes on the date of redemption, together with accrued and unpaid interest, if any, to the date of redemption; provided, however, that at least $141,637,000 aggregate principal amount at maturity of Notes remains outstanding after each such redemption. See
                                            'Description of the Notes--Optional Redemption.'
CHANGE OF CONTROL.........................  Upon a Change of Control, each holder of the Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes at a price equal to the Put Amount on the date of repurchase. See 'Description of the Notes--Change of Control.'
RANKING...................................  The Old Notes are, and the New Notes will be, unsecured obligations of the Company and the Old Notes are, and the New Notes will be, subordinate in right of payment to all existing and future Senior
                                            Debt of the Company. The Old Notes rank, and the New Notes will rank pari passu in right of payment with all existing and future Senior
                                            Subordinated Debt of the Company and senior to all future
                                            subordinated debt of the Company, if any is issued. At March 31,
                                            1998, after giving effect to the Panavision Recapitalization,
                                            Panavision would have had outstanding approximately $305 million of
                                            Senior Debt, consisting of borrowings under the New Credit Agreement, and $150 million of Senior Subordinated Debt, consisting of the
                                            Notes. In addition, the Old Notes are, and the New Notes will be, effectively subordinated to all existing and future liabilities of
                                            Panavision's subsidiaries. At March 31, 1998, after giving effect to the Panavision Recapitalization, the outstanding liabilities of such subsidiaries would have been approximately $47 million. See 'Risk
                                            Factors--Subordination to Senior Debt and Subsidiary Liabilities' and
                                            'Description of the Notes--Subordination.'

EXCHANGE OFFER; REGISTRATION RIGHTS.......  Holders of New Notes are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Agreement, PX
                                            Escrow and the Company agreed that they would, at their cost, use their best efforts to cause a registration statement to be declared effective under the Securities Act for the exchange of Old Notes for registered notes. The Registration Statement of which this Prospectus is a part constitutes the registration statement for purposes of the
                                            Registration Agreement. See 'Description of the Notes--Registration
                                            Rights.'
CERTAIN COVENANTS.........................  The Indenture under which the Notes were issued contains certain covenants with respect to the Company and its Subsidiaries (as defined herein) that limit, among other things, (i) the incurrence of additional indebtedness by the Company or its Subsidiaries, (ii) the payment of dividends or other distributions or the making of certain other restricted payments by the Company or its Subsidiaries, (iii)
                                            the sale of assets of the Company, (iv) certain transactions with affiliates or (v) certain mergers or consolidations or transfers of all or substantially all of the Company's assets. The Indenture also prohibits certain restrictions on distributions from certain subsidiaries. All these limitations and prohibitions, however, are subject to a number of important qualifications. See 'Description of the Notes--Certain Covenants.'
USE OF PROCEEDS...........................  The Company will not receive any proceeds from the Exchange Offer.
                                            The Company used the net proceeds of the Offering, which were approximately $144 million (net of discounts to the Initial
                                            Purchasers and fees and expenses), to finance the Panavision
                                            Recapitalization. Pending such use, the Escrowed Funds were held in escrow and invested in accordance with the provisions of the Escrow
                                            Agreement (as defined herein). See 'Use of Proceeds.'

                                  RISK FACTORS

     Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under 'Risk Factors' before making a decision to tender their Old Notes in the Exchange Offer.

                             SUMMARY FINANCIAL DATA

     The following table sets forth summary historical financial data for the Company for each of the fiscal years in the five year period ended December 31, 1997 and for the three month periods ended March 31, 1997 and 1998, respectively. The summary financial data for each of the fiscal years in the five year period ended December 31, 1997 have been derived from the Company's audited consolidated financial statements. The summary financial data for the three months ended March 31, 1997 and 1998 have been derived from the Company's unaudited interim condensed consolidated financial statements, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations of the Company for these periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full year. The following summary financial data should be read in conjunction with 'Capitalization,' 'Selected Historical Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

     The following table also sets forth unaudited summary pro forma statement of operations and other data for the three months ended March 31, 1998 which give pro forma effect to the Panavision Recapitalization (including the Panavision Assumption) and the unaudited summary pro forma statement of operations data and other data for the year ended December 31, 1997, which give pro forma effect to the FSG Acquisition and the Panavision Recapitalization in each case, as if such transactions had occurred on January 1, 1997. The unaudited summary pro forma balance sheet data as of March 31, 1998, give effect to the Panavision Recapitalization as if it had occurred on March 31, 1998. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The summary pro forma financial data do not purport to represent the results of operations or the financial position of Panavision and its subsidiaries that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates. The summary pro forma financial data should be read in conjunction with the Consolidated Financial Statements of Panavision and the Unaudited Pro Forma Financial Data, both of which are included elsewhere in this Prospectus.

                                                           (DOLLARS IN THOUSANDS)
                        ---------------------------------------------------------------------------------------------
                                                                                                          PRO FORMA
                                                                                 THREE MONTHS ENDED      ------------
                                      YEAR ENDED DECEMBER 31,                         MARCH 31,           YEAR ENDED
                        ----------------------------------------------------   -----------------------   DECEMBER 31,
                          1993       1994     1995(A)    1996(B)    1997(C)        1997         1998         1997
                        --------   --------   --------   --------   --------   -------------   -------   ------------
INCOME STATEMENT DATA:
Revenue:
 Camera rental........  $ 54,031   $ 61,642   $ 75,083   $ 89,785   $117,028     $  20,926     $30,280     $134,686
 Lighting rental......       933      1,160      4,121     14,917     30,562         5,125      4,998        31,820
 Sales and other......    11,746     14,298     16,124     19,936     29,273         5,105      7,876        36,340
                        --------   --------   --------   --------   --------   -------------   -------   ------------
   Total..............    66,710     77,100     95,328    124,638    176,863        31,156     43,154       202,846
Gross margin..........    30,278     36,105     50,959     65,165     85,984        15,327     19,061        97,120
Selling, general and
 administrative
 expenses ............    18,875     19,210     28,486     30,688     47,575         8,126     13,512        58,973
Research and
 development
 expenses.............     2,272      2,442      2,986      4,310      4,494         1,315      1,057         4,494
                        --------   --------   --------   --------   --------   -------------   -------   ------------
Operating income......     9,131     14,453     19,487     30,167     33,915         5,886      4,492        33,653

OTHER FINANCIAL DATA:
Depreciation and
 amortization.........  $ 14,596   $ 15,031   $ 17,479   $ 19,203   $ 26,573     $   5,151     $7,549      $ 31,218
Capital
 expenditures(d)......    12,678     16,251     19,454     27,816     46,732        12,227     15,627        51,330
Ratio of earnings to
 fixed charges(e).....      1.6x       2.3x       1.9x       2.8x       4.1x          4.6x       2.3x           (f)


                            PRO FORMA
                        ------------------
                        THREE MONTHS ENDED
                            MARCH 31,
                               1998
                        ------------------
INCOME STATEMENT DATA:
Revenue:
 Camera rental........       $ 30,280
 Lighting rental......          4,998
 Sales and other......          7,876
                              -------
   Total..............         43,154
Gross margin..........         19,061
Selling, general and
 administrative
 expenses ............         13,824
Research and
 development
 expenses.............          1,057
                              -------
Operating income......          4,180
OTHER FINANCIAL DATA:
Depreciation and
 amortization.........          7,861
Capital
 expenditures(d)......         15,627
Ratio of earnings to
 fixed charges(e).....            (g)

                                                                                                                  AS OF
                                                                                                                  MARCH
                                                                  AS OF DECEMBER 31,                             31, 1998
                                             ------------------------------------------------------------        --------
                                               1993         1994         1995         1996         1997           ACTUAL
                                             --------     --------     --------     --------     --------        --------
BALANCE SHEET DATA:
Cash and cash equivalents................    $ 16,118     $ 22,734     $ 31,685     $ 10,629     $ 11,020        $  5,835
Working capital, excluding cash..........         714       (2,693)      (5,682)         688        5,923          12,448
Net property, plant and equipment........     106,710      108,197      111,801      130,441      199,038         205,102
Total assets.............................     140,075      149,707      165,751      176,746      281,937         284,324
Total long-term debt, including current
 maturities..............................     139,500      131,000      128,952       60,000      125,382         122,201
Stockholders' (deficit) equity...........      (6,706)         922        6,456       93,018      109,444         115,308


                                           PRO FORMA
                                           ---------
BALANCE SHEET DATA:
Cash and cash equivalents................  $ 10,571
Working capital, excluding cash..........     8,817
Net property, plant and equipment........   205,102
Total assets.............................   288,215
Total long-term debt, including current
 maturities..............................   455,204
Stockholders' (deficit) equity...........  (213,804)

------------------

(a) Includes operating results of Panavision Canada Corporation, a former agent, since January 20, 1995, the date of the acquisition.

(b) Includes operating results of Lee Lighting Limited since July 1, 1996, the effective date of the acquisition.

(c) Includes operating results of FSG since June 5, 1997, the date of the acquisition.

(d) Capital expenditures include manufacturing costs and purchases of equipment.

(e) For the purposes of calculating the ratio of earnings to fixed charges, earnings include (loss) income before income taxes plus fixed charges. Fixed charges consist of interest expense, the amortization of debt issue costs and the interest portion of rent expense.

(f) For the pro forma year ended December 31, 1997, the deficiency of earnings to fixed charges was $3,716.

(g) For the pro forma three months ended March 31, 1998, the deficiency of earnings to fixed charges was $4,626.

                                  RISK FACTORS

     Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than '--Consequences of Failure to Exchange') are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act or under any applicable state securities laws. See 'The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes.'

SUBSTANTIAL INDEBTEDNESS AND ABILITY TO REPAY THE NOTES

     As of March 31, 1998, after giving effect to the Panavision Recapitalization, Panavision would have had approximately $455 million of total indebtedness on a consolidated basis, consisting of the Notes and approximately $305 million of borrowings outstanding under the New Credit Agreement, and a stockholders' deficit of approximately $213.8 million. See 'Capitalization.' The pro forma deficiency of earnings to fixed charges for the three months ended March 31, 1998 is $4.6 million. This level of indebtedness could adversely affect Panavision's ability to make payments on or repurchase the Notes. In addition, subject to certain restrictions imposed by the Indenture, Panavision and its subsidiaries may incur from time to time substantial additional indebtedness.

     Panavision's level of indebtedness could have important consequences for Panavision, including the following: (i) the ability of Panavision to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be impaired; (ii) a substantial portion of Panavision's cash flow from operations will be required to pay Panavision's interest expense and principal repayment obligations and will not be available for its general corporate needs; and (iii) Panavision's flexibility to adjust to changing market conditions may be limited, and its ability to compete against its competitors may be reduced.

     Panavision currently anticipates that in order to pay the principal amount at maturity of the Notes or upon the occurrence of an Event of Default (as defined herein), to redeem the Notes or to repurchase the Notes upon the occurrence of a Change of Control, Panavision will be required to adopt one or more alternatives, such as seeking capital contributions or loans from its affiliates, refinancing its indebtedness or selling its equity securities. None of the affiliates of Panavision will be required to make any capital contributions or other payments to Panavision with respect to Panavision's obligations on the Notes, and the obligations of Panavision with respect to the Notes will not be guaranteed by any affiliate of Panavision or any other person. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that they would be sufficient to enable Panavision to make any payments in respect of the Notes when required or that any of such actions would be permitted by the terms of the Indenture or the debt instruments of Panavision then in effect. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources,' 'Description of Other Indebtedness' and 'Description of the Notes.'

HOLDING COMPANY STRUCTURE

     Panavision is a holding company whose only material asset is the capital stock of and partnership interests in its subsidiaries. Panavision's principal business operations are conducted by its subsidiaries, and Panavision has no operations of its own. Accordingly, Panavision's only source of cash to pay its obligations with respect to the Notes and any other obligations is expected to be distributions with respect to its ownership interests in its subsidiaries. There can be no assurance that Panavision's subsidiaries will generate sufficient cash flow to pay dividends or distribute funds to Panavision or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, will permit such dividends or distributions. See '--Restrictions Imposed by Terms of the Company's Indebtedness; Consequences of Failure to Comply' and 'Description of Other Indebtedness.'

SUBORDINATION TO SENIOR DEBT AND SUBSIDIARY LIABILITIES

     The Old Notes are, and the New Notes will be, subordinate in right of payment to all Senior Debt of Panavision. At March 31, 1998, after giving effect to the Panavision Recapitalization, Panavision would have had outstanding approximately $305 million of Senior Debt, consisting of borrowings under the New Credit Agreement. Panavision may not pay principal of, premium or interest on the Notes, make any deposit pursuant to defeasance provisions or repurchase, redeem or otherwise retire the Notes if any Senior Debt is not paid when due or any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, and until such default has been cured or waived or has ceased to exist, any such acceleration has been rescinded or such Senior Debt has been discharged or paid in full. In addition, if a default exists with respect to certain Senior Debt and certain other conditions are satisfied, Panavision may not make any payments on the Notes for a designated period of time. Upon any payment or distribution of assets of Panavision upon a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. See 'Description of the Notes--Subordination.'

     In addition, as a result of the holding company structure, any right of Panavision and its creditors, including holders of the Notes, to participate in the assets of any of Panavision's subsidiaries, upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (except to the extent that Panavision may itself be a creditor of such subsidiary). Accordingly, at March 31, 1998, after giving effect to the Panavision Recapitalization, the outstanding liabilities (including trade payables) of such subsidiaries would have been approximately $47 million. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS; CONSEQUENCES OF FAILURE TO COMPLY

     The terms and conditions of the Indenture and the New Credit Agreement impose restrictions that affect, among other things, the ability of Panavision to incur debt, pay dividends or make distributions, make acquisitions, create liens, sell assets and make certain investments. The New Credit Agreement also requires Panavision to achieve certain financial ratios, some of which become more restrictive with the passage of time. In addition, the occurrence of a change of control (as defined in the relevant agreement) of Panavision would be an event of default under the New Credit Agreement and would give the holders of the Notes the right to require repurchase of their notes. See 'Description of Other Indebtedness.' The ability of Panavision to comply with the foregoing provisions can be affected by events beyond Panavision's control. The breach of any of these covenants could result in a default under one or more of the debt instruments of Panavision. In the event of a default under any indebtedness of Panavision or its subsidiaries, the holders of such indebtedness could elect to declare all amounts outstanding under their respective debt instruments to be due and payable. Any such declaration under a debt instrument of Panavision or its subsidiaries is likely to result in an event of default under one or more of the other debt instruments of Panavision or its subsidiaries. There could be no assurance that the assets of Panavision or its subsidiaries, as the case may be, would be sufficient to repay in full borrowings under all of such debt instruments, including the Notes whether upon maturity or if such indebtedness were to be accelerated upon an event of default or, in the case of the Notes, upon a required repurchase in the event of a change of control, or that Panavision would be able to refinance or restructure its payments on such indebtedness. See '--Substantial Indebtedness and Ability to Repay the Notes' and 'Description of the Notes.'

ORIGINAL ISSUE DISCOUNT; LIMITATION ON HOLDERS' CLAIMS

     The Old Notes were, and the New Notes will be, issued at a substantial Original Issue Discount from their stated principal amount at maturity. Except under certain limited circumstances described in 'Description of the Notes--General,' there will be no periodic cash payments of interest with respect to the Notes for the period through and including February 1, 2002. Consequently, for such period, purchasers of Notes will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See 'Certain U.S. Federal Income Tax Considerations' for a more detailed discussion of the U.S. federal income tax consequences to the purchasers of the Notes resulting from the purchase, ownership or disposition thereof.

     Under the Indenture, in the event of an acceleration of the maturity of the Notes upon the occurrence of an Event of Default, the holders of the Notes will be entitled to recover only the amount which may be declared due and payable pursuant to the Indenture, which, prior to February 1, 2002, will be less than the principal amount at maturity of such Notes. See 'Description of the Notes--Defaults.'

     If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the Issue Price of the Notes and (ii) that portion of the Original Issue Discount which is not deemed to constitute 'unmatured interest' for purposes of the United States Bankruptcy Code. Accordingly, holders of the Notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest by the same method as that used for the calculation of Original Issue Discount under U.S. federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

DIFFICULTY IN EXECUTING GROWTH STRATEGY

     The Company's growth strategy is based on the Company's current and historical operations and the operations of other companies in the entertainment industry. The Company's management may decide to alter or discontinue certain parts of its business strategy described herein and may adopt alternative or additional strategies. In addition, there can be no assurance that such a strategy, if implemented, will be successful or will improve operating results. Further, other conditions may exist, such as increased competition, reduction in demand for filmed entertainment or an economic downturn, which may offset any improved operating results that are attributable to such a strategy.

DEPENDENCE ON FEATURE FILM INDUSTRY

     The Company's operations are heavily dependent on the production of feature films, including, in particular, the U.S. market. During the four year period including 1993 through 1996, the Company benefited from an increase in the number of major studio feature films (and especially large-budget action films), which tend to use larger camera packages than the feature films made by independent producers. In 1997 in North America, the major studios started approximately 38 fewer feature films than in 1996, or a reduction of approximately 31%, while independent producers started 123 more feature films than in 1996, or an increase of approximately 34%. Significant declines in the total number of feature films produced in the future including, in particular, major studio or large-budget action films, could have a material adverse impact on the Company's operations.

COMPETITION

     The market for cinematography equipment is highly competitive, primarily driven by technology, customer service and, to a lesser extent, price. As a manufacturer of equipment, the Company has two primary competitors, located in Europe, who sell their products to rental companies, which then rent the equipment to the ultimate user. As a renter of equipment, the Company competes with numerous rental companies, which purchase equipment from other manufacturers and then rent that equipment to their customers. There can be no assurance that the Company will be able to continue to develop, manufacture and market its products successfully against existing or new competitors. See 'Business--Competition.'

TECHNOLOGICAL CHANGE

     The motion picture and television industries are subject to technological change, evolving industry standards, changing customer requirements and improvements in and expansion of product offerings. The Company's ability to anticipate and adapt to changes in technology, industry standards, customer requirements and product offerings and to develop and introduce new and enhanced products will be significant factors in the Company's ability to remain a leader in the manufacturing and rental of cinematography equipment. Although the Company believes it is well-positioned to meet the changing needs of the motion picture and television industries, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete. See 'Business--Products--Research and Product Development.'

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon the continued services of the key officers and management personnel listed under 'Management.' The loss of key personnel could have a material adverse effect on the Company. The Company believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial, operational, technical and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires to develop, manufacture and market its products or expand its operations. See 'Business--Employees' and 'Management.'

DEPENDENCE UPON KEY SUPPLIERS

     The Company uses outside vendors for the manufacture of certain components used in its products, such as the grinding, manufacture and polishing of certain camera lens elements. The Company generally does not have supply contracts with its outside vendors. Although the Company believes that such vendors could be replaced, the loss of one or more of such vendors could disrupt the Company's business. See 'Business--Manufacturing and Assembly.'

INTERNATIONAL SALES; FOREIGN EXCHANGE RISK

     In 1995, 1996, 1997 and the first three months of 1998, approximately 45%, 40%, 55% and 54% of the Company's revenue, respectively, was generated outside of the United States, primarily in the United Kingdom and Canada. In 1997, as a result of the FSG Acquisition the Company expanded the scope of its operations outside of the United States and expects that international operations will continue to account for a significant and increasing portion of its revenue in future periods. The results of operations of the Company's foreign subsidiaries are translated from local currency to United States dollars. Therefore, the Company's results of operations are affected by fluctuations in exchange rates between such currencies. In addition to foreign exchange risk, international operations are subject to a number of special risks, including trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flow available to meet required debt service and other obligations of Panavision.

DEPENDENCE ON MANUFACTURING FACILITY

     The Company's manufacturing facility is located in Woodland Hills, California. Since the Company is dependent on its manufacturing facility, a disruption of the Company's manufacturing operations could have a material adverse effect on the Company's business, financial condition and results of operations. Such disruption could result from various factors including human error or a natural disaster such as earthquake, fire or flood.

FRAUDULENT TRANSFER CONSIDERATIONS

     Under relevant federal bankruptcy law and state fraudulent transfer laws, the Notes under certain circumstances may be subject to avoidance or may be subordinated to existing or future indebtedness of the Company (in addition to the Senior Debt to which the Notes are expressly subordinated). Such circumstances would include a court finding in a suit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as debtor-in-possession, that the incurrence of other indebtedness in connection with the Panavision Recapitalization and the application of the net proceeds therefrom either (a) the Company received less than a reasonably equivalent value or fair consideration for the Panavision Assumption and either (i) was insolvent at the time of such assumption or was rendered insolvent thereby, (ii) was engaged in business or transactions for which the assets remaining with the Company constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured; or (b) the Company assumed the obligations under the Notes with actual intent to hinder, delay or defraud its existing creditors. In such case, the court could avoid the Notes and order that all or part of any payments on the Notes be returned to the Company or to a fund for the benefit of its creditors, or subordinate the Notes to some or all other indebtedness of the Company, or take other action detrimental to the holders of the Notes.

LACK OF PUBLIC MARKET FOR THE NOTES

     The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued on February 11, 1998 to qualified institutional buyers (as defined in Rule 144A under the Securities Act ('Rule 144A')) and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. As a result, the market price of the New Notes could be adversely affected. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruptions could have an adverse effect on Holders of the Notes.

CONTROL BY MAFCO HOLDINGS

     Mafco Holdings indirectly owns approximately 72% of the capital stock of Panavision. As a result, Mafco Holdings is able to direct and control the policies of Panavision, including mergers, sales of assets and similar transactions. See 'Certain Transactions--Relationship with Mafco Holdings.'

FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements and information relating to Panavision that are based on the beliefs of the management of Panavision as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the sections 'Prospectus Summary,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business--Growth Strategy.' In addition, in those and other portions of this Prospectus, the words 'anticipate,' 'believe,' 'estimate,' 'expect,' 'plans,' 'intends' and similar expressions, as they relate to Panavision or management, are intended to identify forward-looking statements. Such statements reflect the current views of Panavision and its subsidiaries with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. Panavision does not intend to update these forward-looking statements.

                        THE PANAVISION RECAPITALIZATION

     On June 4, 1998, as contemplated by (i) the Recapitalization Agreement and
(ii) the Stockholders Agreement, Panavision consummated the Merger whereby PX Merger was merged with and into Panavision, with Panavision as the surviving corporation. Immediately prior to the consummation of the Merger, PX Holding purchased 5,784,199 shares of Company Common Stock from Panavision at a purchase price of $154,376,801.

     In connection with the Merger, holders of in excess of 88% of the shares of Company Common Stock held by shareholders other than Warburg elected to receive cash for their shares. As a result, pursuant to the Recapitalization Agreement, the right to receive cash for such shares was subject to proration. As a result of the Merger, (i) 5,466,120 shares of Company Common Stock were exchanged for $27.00 per share, or an aggregate of $147,585,240, and (ii) 745,380 shares of Company Common Stock were retained by holders either through election or proration. In addition, as part of the Panavision Recapitalization, Warburg exchanged 88%, or 11,199,060 shares, of the shares of Company Common Stock it beneficially owns for preferred stock of Panavision that was redeemed immediately upon consummation of the Merger at a price equivalent to $26.50 in cash per share of Company Common Stock.

     In addition, pursuant to the Stockholders Agreement, Warburg granted to Mafco Holdings an option to purchase at $30.00 per share of Company Common Stock, and Mafco Holdings granted to Warburg an option to sell at $25.00 per share of Company Common Stock, the 1,526,040 Warburg Shares not exchanged for redeemable preferred stock as described above. Each such option is exercisable in whole, but not in part, during the period beginning one year, and ending two years, following consummation of the Merger. If Mafco Holdings acquired the remaining 1,526,040 shares of Company Common Stock upon the exercise by either Warburg or it of the option described above, then, assuming no changes in the number of shares of Company Common Stock outstanding prior to the date of such exercise, Mafco Holdings would then beneficially own 91% of the shares of Company Common Stock outstanding.

     The net proceeds of the Offering, borrowings under the New Credit Agreement and the proceeds from the PX Stock Purchase, were used to fund the payment of the cash consideration and the fees and expenses in connection with the Merger as well as to retire existing indebtedness and to provide working capital for Panavision. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources.' In connection with the transactions contemplated by the Recapitalization Agreement, the assets of PX Escrow (consisting of funds held in escrow and deferred charges) and the obligations of PX Escrow under the Notes and the Indenture were assumed by Panavision.

     As a result of the Merger, PX Holding, a wholly owned subsidiary of Mafco Holdings, acquired a 72% interest in the Company. Warburg owns approximately 19% of the issued and outstanding Company Common Stock and approximately 9% is owned by public stockholders (including management).

                                USE OF PROCEEDS

     Panavision will not receive any proceeds from the Exchange Offer. Panavision used the net proceeds of the Offering, which were approximately $144.0 million, together with borrowings under the New Credit Agreement and a cash investment by PX Holding, to finance the Panavision Recapitalization. Pending such use, the Escrowed Funds were held in escrow and invested in accordance with the provisions of the Escrow Agreement.

                                 CAPITALIZATION

     The following table sets forth the actual consolidated cash and cash equivalents and capitalization of Panavision as of March 31, 1998 and the pro forma consolidated cash and cash equivalents and capitalization of Panavision at such date. The pro forma information assumes that the proceeds of the Offering and borrowings under the New Credit Agreement were applied as described under 'Use of Proceeds.' This table should be read in conjunction with the Consolidated Financial Statements and the Unaudited Pro Forma Financial Data of Panavision included elsewhere in this Prospectus.

                                                                                               MARCH 31, 1998
                                                                                            ---------------------
                                                                                             ACTUAL     PRO FORMA
                                                                                            --------    ---------
                                                                                               (IN THOUSANDS,
                                                                                            EXCEPT SHARE AMOUNTS)

Cash and cash equivalents................................................................   $  5,835    $  10,571
                                                                                            --------    ---------
                                                                                            --------    ---------
Long-term debt, including current maturities:
  Old Credit Agreement:
     Term Facility.......................................................................   $ 55,984    $      --
     Revolving Facility (a)..............................................................     66,013           --
  New Credit Agreement:
     Revolving Facility (a)..............................................................         --       65,000
     Term Facility (b)...................................................................         --      240,000
  Other..................................................................................        204          204
  9 5/8% Senior Subordinated Discount Exchange Notes Due 2006............................         --      150,000
                                                                                            --------    ---------
     Total long-term debt, including current maturities..................................    122,201      455,204
                                                                                            --------    ---------
Stockholders' equity (deficit) (c):
  Common stock, $.01 par value; 50,000 shares authorized; 18,929 shares issued and
     outstanding at March 31, 1998; 8,056 shares issued and oustanding as adjusted.......        189           81
  Additional paid-in capital.............................................................     80,094           --
  Retained earnings (accumulated deficit)................................................     36,935     (211,975)
  Foreign currency translation adjustment................................................     (1,910)      (1,910)
                                                                                            --------    ---------
     Total stockholders' equity (deficit)................................................    115,308     (213,804)
                                                                                            --------    ---------
Total capitalization.....................................................................   $237,509    $ 241,400
                                                                                            --------    ---------
                                                                                            --------    ---------

------------------

(a) The Company has entered into a 6-year Revolving Facility of $100.0 million. See 'Description of Other Indebtedness.'

(b) The Company has entered into a $240.0 million Term Facility in two tranches: the Tranche A Term Facility, which is a 6-year facility in an aggregate principal amount of $90.0 million and the Tranche B Term Facility, which is a 7-year facility in an aggregate principal amount of $150.0 million. The weighted average life of the term loans is approximately 6.6 years. See 'Description of Other Indebtedness.'

(c) See Unaudited Pro Forma Condensed Consolidated Balance Sheet for summary of adjustments to stockholders' equity (deficit).

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma condensed consolidated statement of operations and other data for the three months ended March 31, 1998 give pro forma effect to the Panavision Recapitalization (including the Panavision Assumption) and the unaudited pro forma condensed consolidated statement of operations and other data for the year ended December 31, 1997 give pro forma effect to the FSG Acquisition and the Panavision Recapitalization (including the Panavision Assumption), in each case, as if such transactions had been consummated on January 1, 1997. The pro forma condensed consolidated balance sheet data as of March 31, 1998 gives pro forma effect to the Panavision Recapitalization (including the Panavision Assumption) as if it had been consummated on March 31, 1998. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma financial data do not purport to represent the results of operations or the financial position of Panavision and its subsidiaries that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates.

     The pro forma condensed consolidated statements of operations and other data exclude the following non-recurring charges which will be reflected in the Company's second quarter statement of operations in connection with the Panavision Recapitalization: (i) $29.3 million relating to the cash settlement of unexercised stock options; (ii) $17.5 million relating to the purchase by the Company of shares acquired through the exercise of certain stock options; (iii) $6.0 million relating to transaction expenses; (iv) $2.3 million increase in the valuation allowance on deferred tax assets in connection with the Panavision Recapitalization; and (v) an extraordinary charge of $1.8 million relating to the write-off of deferred financing costs relating to the repayment of borrowings under the existing credit agreement.

     The Panavision Recapitalization is being accounted for as a recapitalization of the Company and not as an acquisition which would have been required to be accounted for under the purchase method of accounting.

     The FSG Acquisition has been recorded under the purchase method of accounting, and accordingly, FSG's operating results have been included in the Company's consolidated financial statements since the acquisition date of June 5, 1997. The purchase price of the FSG Acquisition plus direct acquisition-related costs have been allocated based on fair values of the acquired assets and assumed liabilities. The Company provided approximately $6.3 million to cover the estimated transaction costs, lease cancellation costs and severance related to the acquired businesses. Goodwill of approximately $9.7 million was recognized as part of the transaction and is being amortized over 30 years. The amounts for FSG included in the accompanying unaudited pro forma condensed consolidated financial statements for the period ended December 31, 1997, are based on unaudited management information compiled for each FSG operation from January 1, 1997 up to the date of the acquisition, June 4, 1997. All amounts have been converted into U.S. dollars at the appropriate exchange rates (after adjustment for minor differences between U.K. and the U.S. generally accepted accounting principles, as more fully described in the notes to the FSG financial statements).

     The Unaudited Pro Forma Financial Data should be read in conjunction with the Consolidated Financial Statements of Panavision and the consolidated financial statements of FSG and the notes thereto, both of which are included elsewhere in this Prospectus.

                                PANAVISION INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            YEAR ENDED DECEMBER 31, 1997
                                                  --------------------------------------------------------------------------------
                                                             HISTORICAL
                                                  --------------------------------
                                                                         FSG               PRO FORMA ADJUSTMENTS
                                                                   JANUARY 1, 1997    -------------------------------
                                                                         TO               FSG           PANAVISION       PANAVISION
                                                   PANAVISION       JUNE 4, 1997      ACQUISITION    RECAPITALIZATION    PRO FORMA
                                                  -------------    ---------------    -----------    ----------------    ---------
Revenues.......................................     $ 176,863          $27,802          $(1,819)(a)      $               $202,846
Cost of revenues...............................        90,879           16,751           (1,819)(a)                       105,726
                                                                                            (85)(b)
                                                  -------------    ---------------    -----------    ----------------    ---------
Gross margin...................................        85,984           11,051               85                            97,120
Operating costs................................        52,069           10,488              130(c)          1,531(g)       63,467
                                                                                           (500)(d)          (251)(g)
                                                  -------------    ---------------    -----------    ----------------    ---------
Operating income...............................        33,915              563              455            (1,280)         33,653
Interest income................................           484                                                                 484
Interest expense...............................        (6,869)            (280)          (1,471)(e)       (39,339)(h)     (39,339)
                                                                                                            8,620(h)
Foreign exchange (loss)........................          (105)                                                               (105)
Other, net.....................................         1,315              276                                              1,591
                                                  -------------    ---------------    -----------    ----------------    ---------
Income (loss) before income taxes..............        28,740              559           (1,016)          (31,999)         (3,716)
Income tax (provision) benefit.................        (9,252)            (179)             287(f)          6,273(f)       (2,871)
                                                  -------------    ---------------    -----------    ----------------    ---------
Net income (loss) before extraordinary item....     $  19,488          $   380          $  (729)         $(25,726)       $ (6,587)
                                                  -------------    ---------------    -----------    ----------------    ---------
                                                  -------------    ---------------    -----------    ----------------    ---------

Basic earnings (loss) per common share.........     $    1.07                                                            $  (0.82)
Shares used in the computation.................        18,174                                                               8,056
Diluted earnings (loss) per common share.......     $    1.03                                                            $  (0.82)
Shares used in the computation.................        19,012                                                               8,056

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
                     for the year ended December 31, 1997.

                                PANAVISION INC.
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

a. To eliminate intercompany revenues between the Company and FSG and the related cost of sales.

b. To adjust depreciation expense for the revaluation of assets and to conform estimated useful lives.

c. To reflect the amortization of goodwill resulting from the FSG Acquisition.

d. To eliminate management fees paid to Visual Action Holdings, plc.

e. To reflect higher interest expense due to additional borrowings required for the acquisition of FSG.

f. The pro forma provision for income taxes primarily consists of state, local and foreign taxes. Pro forma tax adjustments reflect the elimination of federal and state income taxes (other than certain state minimum taxes) as a result of additional interest expense and amortization of deferred charges related to the Panavision Recapitalization. The Company has not reflected a federal tax benefit relating to its losses as it is more likely than not that it will not be able to realize benefit for such losses in the future.

g. To reflect the elimination of historical amortization of deferred financing charges on debt retired and the amortization of deferred financing charges on the Notes assumed in connection with the Panavision Recapitalization and the New Credit Agreement.

h. To reflect interest expense on the Notes, compounded semiannually, borrowings under the New Credit Agreement and elimination of historical interest expense:

                                                                         YEAR
                                                                        ENDED
                                                                     DECEMBER 31,
                         INTEREST EXPENSE                                1997
------------------------------------------------------------------   ------------
Notes at 9.625%                                                        $ 14,438
Revolving Facility at 7.9663%                                             5,178
Tranche A Term Loan at 7.94%                                              7,146
Tranche B Term Loan at 8.238%                                            12,357
Other fees                                                                  220
                                                                     ------------
                                                                         39,339

Less:
Interest expense on retired debt                                          8,620
                                                                     ------------
     Net interest adjustment                                           $ 30,719
                                                                     ------------
                                                                     ------------

A 0.125% change in the interest rate payable on borrowings under the New Credit Agreement would change annual interest expense as follows:

Revolving Facility                                                     $     77
Tranche A Term Facility                                                     113
Tranche B Term Facility                                                     187
                                                                     ------------
                                                                       $    377
                                                                     ------------
                                                                     ------------

                                PANAVISION INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               THREE MONTHS ENDED MARCH 31, 1998
                                                                           -----------------------------------------
                                                                                         PANAVISION
                                                                           ACTUAL     RECAPITALIZATION     PRO FORMA
                                                                           -------    ----------------     ---------
Revenues................................................................   $43,154        $                 $43,154
Cost of revenues........................................................    24,093                           24,093
                                                                           -------    ----------------     ---------
Gross margin............................................................    19,061                           19,061
Operating costs.........................................................    14,569             383(a)        14,881
                                                                                               (71)(a)
                                                                           -------    ----------------     ---------

Operating income (loss).................................................     4,492            (312)           4,180
Interest income.........................................................       166                              166
Interest expense........................................................    (2,294)        (10,191)(b)      (10,243)
                                                                                             2,242(b)

Foreign exchange gain...................................................       277                              277
Other, net..............................................................       994                              994
                                                                           -------    ----------------     ---------

Income (loss) before income taxes.......................................     3,635          (8,261)          (4,626)
Income tax (provision) benefit..........................................    (1,163)          1,018(c)          (145)
                                                                           -------    ----------------     ---------

Net income (loss).......................................................   $ 2,472        $ (7,243)         $(4,771)
                                                                           -------    ----------------     ---------
                                                                           -------    ----------------     ---------

Basic earnings (loss) per common share..................................   $  0.13                          $ (0.59)
Shares used in the computation..........................................    18,929                            8,056
Diluted earnings (loss) per common share................................   $  0.13                          $ (0.59)
Shares used in the computation..........................................    19,354                            8,056

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
                   for the three months ended March 31, 1998.

                                PANAVISION INC.
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                 (IN THOUSANDS)

a. To reflect the elimination of historical amortization of deferred financing charges on debt retired and the amortization of deferred financing charges on the Notes assumed in connection with the Panavision Recapitalization and the New Credit Agreement.

b. To reflect interest expense on the Notes, compounded semiannually, borrowings under the New Credit Agreement and elimination of historical interest expense:

                                                              THREE MONTHS
                                                                 ENDED
INTEREST EXPENSE                                             MARCH 31, 1998
----------------------------------------------------------   --------------
Notes at 9.625%...........................................      $  3,965
Revolving Facility at 7.9663%.............................         1,295
Tranche A Term Loan at 7.94%..............................         1,787
Tranche B Term Loan at 8.238%.............................         3,089
Other fees................................................            55
                                                             --------------
                                                                  10,191

Less:
Interest expense on retired debt..........................         2,242
                                                             --------------
  Net interest adjustment.................................      $  7,949
                                                             --------------
                                                             --------------

     A 0.125% change in the interest rate payable on borrowings under the New Credit Agreement would change interest expense as follows:

Revolving Facility........................................      $     20
Tranche A Term Facility...................................            28
Tranche B Term Facility...................................            47
                                                             --------------
                                                                $     95
                                                             --------------
                                                             --------------

c. The pro forma provision for income taxes primarily consists of state, local and foreign taxes. Pro forma tax adjustments reflect the elimination of federal and state income taxes (other than certain state minimum taxes) as a result of additional interest expense and amortization of deferred charges related to the Panavision Recapitalization. The Company has not reflected a federal tax benefit relating to its losses as it is more likely than not that it will not be able to realize benefit for such losses in the future.

                                PANAVISION INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                        MARCH 31, 1998
                                                                           -----------------------------------------
                                                                                          PANAVISION
                                                                            ACTUAL     RECAPITALIZATION    PRO FORMA
                                                                           --------    ----------------    ---------
                                 ASSETS
Current Assets:
  Cash and cash equivalents.............................................   $  5,835       $  144,000(a)    $  10,571
                                                                                             300,650(b)
                                                                                             154,377(c)
                                                                                            (444,145)(d)
                                                                                             (29,264)(e)
                                                                                            (121,997)(f)
                                                                                              (6,000)(g)
                                                                                               7,115(i)
  Accounts receivable, net..............................................     25,932                           25,932
  Inventories...........................................................      8,510                            8,510
  Prepaid expenses and other current assets.............................     19,665           (7,115)(i)      12,550
                                                                           --------    ----------------    ---------
Total current assets....................................................     59,942           (2,379)         57,563
Property, plant and equipment, net......................................    205,102                          205,102
Deferred tax assets.....................................................      2,329           (2,329)(h)
Goodwill................................................................      9,866                            9,866
Other...................................................................      7,085            6,000(a)       15,684
                                                                                               4,350(b)
                                                                                              (1,751)(f)
                                                                           --------    ----------------    ---------
                                                                           $284,324       $    3,891       $ 288,215
                                                                           --------    ----------------    ---------
                                                                           --------    ----------------    ---------
             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable......................................................   $  9,810       $                $   9,810
  Accrued liabilities...................................................     22,777                           22,777
  Current maturities of long-term debt..................................      3,685           (3,484)(f)         201
  Deferred tax liabilities..............................................      5,387                            5,387
                                                                           --------    ----------------    ---------
Total current liabilities...............................................     41,659           (3,484)         38,175
Long-term debt..........................................................    118,516         (118,513)(f)     455,003
                                                                                             150,000(a)
                                                                                             305,000(b)
Deferred tax liabilities................................................      6,380                            6,380
Other liabilities.......................................................      2,461                            2,461
Common stock............................................................        189               58(c)           81
                                                                                                (166)(d)
Additional paid-in capital..............................................     80,094          154,319(c)           --
                                                                                            (234,413)(d)
Retained earnings (accumulated deficit).................................     36,935         (209,566)(d)    (211,975)
                                                                                             (29,264)(e)
                                                                                              (1,751)(f)
                                                                                              (6,000)(g)
                                                                                              (2,329)(h)
Foreign currency translation adjustment.................................     (1,910)                          (1,910)
                                                                           --------    ----------------    ---------
  Total stockholders' equity (deficit)..................................    115,308         (329,112)       (213,804)
                                                                           --------    ----------------    ---------
                                                                           $284,324       $    3,891       $ 288,215
                                                                           --------    ----------------    ---------
                                                                           --------    ----------------    ---------

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

                                PANAVISION INC.
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

(a) Reflects the assumption of the Notes net of the Initial Purchasers' discount and related fees and expenses.

(b) Reflects borrowings of $305,000 under the New Credit Agreement net of related fees and expenses.

(c) Reflects the purchase by PX Holding of 5.8 million shares of Company Common Stock at $26.69 per share.

(d) Reflects the conversion of 11.2 million shares of Company Common Stock owned by Warburg into redeemable preferred stock of the Company and the redemption of such stock at a price equivalent to $26.50 in cash per share of Company Common Stock and the purchase of 5.5 million shares from the public and management at a price of $27.00 per share of which $17,547 will be charged to expense in the Company's statement of operations due to the cash settlement of shares acquired through the exercise of certain stock options.

(e) Reflects the cash payment made to settle unexercised options in connection with the Panavision Recapitalization which will be charged to expense in the Company's statement of operations.

(f) Reflects the payment of existing debt of the Company and the write-off of related deferred charges of $1,751.

(g) Reflects fees and expenses related to the Panavision Recapitalization which will be charged to expense in the Company's statement of operations.

(h) Reflects the increase in the valuation allowance on deferred tax asset in connection with the Panavision Recapitalization.

(i) Reflects the repayment of notes due to the Company from officers and key employees upon completion of the Panavision Recapitalization.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected financial data for the Company for each of the fiscal years in the five-year period ended December 31, 1997 and for the three month periods ended March 31, 1997 and 1998, respectively. The selected financial data for each of the fiscal years in the five year period ended December 31, 1997 have been derived from the Company's audited consolidated financial statements. The selected financial data for the three months ended March 31, 1997 and 1998 have been derived from the Company's unaudited interim consolidated financial statements, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations of the Company for these periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full year. The following selected historical financial data should be read in conjunction with 'Capitalization,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements of Panavision included elsewhere in this Prospectus.

                                                                                                  THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                          MARCH 31,
                                     --------------------------------------------------------    --------------------
                                       1993        1994      1995(A)     1996(B)     1997(C)       1997        1998
                                     --------    --------    --------    --------    --------    --------    --------
                                                                  (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenue...........................   $ 66,710    $ 77,100    $ 95,328    $124,638    $176,863    $ 31,156    $ 43,154
Cost of sales.....................     36,432      40,995      44,369      59,473      90,879      15,829      24,093
                                     --------    --------    --------    --------    --------    --------    --------
Gross margin......................     30,278      36,105      50,959      65,165      85,984      15,327      19,061
Selling, general and
  administrative expenses.........     18,875      19,210      28,486      30,688      47,575       8,126      13,512
Research and development
  expenses........................      2,272       2,442       2,986       4,310       4,494       1,315       1,057
                                     --------    --------    --------    --------    --------    --------    --------
Operating income..................      9,131      14,453      19,487      30,167      33,915       5,886       4,492
Net interest expense..............     (5,229)     (5,318)     (5,616)     (7,435)     (6,385)       (877)     (2,128)
Net other (expense) income(d).....        183         665         415      (1,425)      1,210         164       1,271
                                     --------    --------    --------    --------    --------    --------    --------
Income before non-controlling
  partners' interest in PILP and
  income taxes....................      4,085       9,800      14,286      21,307      28,740       5,173       3,635
Non-controlling partners' interest
  in PILP.........................       (327)       (879)     (7,348)     (4,500)         --          --          --
                                     --------    --------    --------    --------    --------    --------    --------
Income before income taxes........      3,758       8,921       6,938      16,807      28,740       5,173       3,635
Income tax benefit (provision)....       (453)     (1,843)     (1,375)     (3,536)     (9,252)     (1,655)     (1,163)
                                     --------    --------    --------    --------    --------    --------    --------
Net income........................   $  3,305    $  7,078    $  5,563    $ 13,271    $ 19,488    $  3,518    $  2,472
                                     --------    --------    --------    --------    --------    --------    --------
                                     --------    --------    --------    --------    --------    --------    --------
OTHER FINANCIAL DATA:
Depreciation and amortization.....     14,596      15,031      17,479      19,203      26,573       5,151       7,549
Capital expenditures..............     12,678      16,251      19,454      27,816      46,732      12,227      15,627
Ratio of earnings to fixed
  charges(e)......................       1.6x        2.3x        1.9x        2.8x        4.1x        4.6x        2.3x
BALANCE SHEET DATA (END OF
  PERIOD):
Cash and cash equivalents.........   $ 16,118    $ 22,734    $ 31,685    $ 10,629    $ 11,020    $  1,687    $  5,835
Working capital, excluding cash...        714      (2,693)     (5,682)        688       5,923      (1,686)     12,448
Net property, plant and
  equipment.......................    106,710     108,197     111,801     130,441     199,038     136,696     205,102
Total assets......................    140,075     149,707     165,751     176,746     281,937     171,476     284,324
Long-term debt, including current
  maturities......................    139,500     131,000     128,952      60,000     125,382      53,500     122,201
Stockholders' (deficit) equity....     (6,706)        922       6,456      93,018     109,444      95,582     115,308

------------------
(a) Includes operating results of Panavision Canada Corporation, a former agent, since January 20, 1995, the date of its acquisition.
(b) Includes operating results of Lee Lighting Limited since July 1, 1996, the effective date of its acquisition.
(c) Includes operating results of FSG since June 5, 1997, the date of its acquisition.
(d) In the fourth quarter of 1996, deferred financing costs in the amount of $1.8 million were written off.
(e) For purposes of calculating the ratio of earnings to fixed charges, earnings include loss (income) before income taxes plus fixed charges. Fixed charges consist of interest expense, the amortization of debt issue costs and the interest portion of rent expense.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of Panavision included elsewhere in this Prospectus. See 'Index to Financial Statements.'

INTRODUCTION

     THE 1996 RECAPITALIZATION

     Panavision is a holding company that owns 100% of the non-voting Class A and voting Class B limited partnership units of Panavision International, L.P. ('PILP'). All business operations of the Company are conducted within PILP and other subsidiaries of Panavision. In May 1996, the Company effected a recapitalization (the '1996 Recapitalization'), pursuant to which, for a total of $126.1 million in cash, the Company acquired all of the equity interests in PILP it did not previously own and retired all of PILP's outstanding debt securities. Prior to the 1996 Recapitalization, certain non-controlling partners owned 70% of the non-voting Class A and 30% of the voting Class B limited partnership units of PILP. The non-controlling partners consisted of members of the bank group that provided PILP's prior credit facility and were not otherwise affiliated with the Company, PILP or Warburg. The non-controlling partners acquired their interest in PILP in connection with PILP's prior credit facility. As a result of the 1996 Recapitalization, the Company owns 100% of the outstanding interests of PILP and Warburg and management owned 90% and 10%, respectively, of the common stock of the Company prior to the initial public offering, described below.

     The 1996 Recapitalization was financed by (i) borrowings of $110.0 million under a new credit facility, (ii) funds from working capital and (iii) loans from Warburg and management. The loans consisted of subordinated demand notes of $11,608,000, $580,400, $165,829 and $82,914 issued to Warburg and Messrs. Scott,
Farrand and Marcketta, respectively. These notes were repaid subsequent to the initial public offering. In addition, effective July 1, 1996, Warburg contributed substantially all of the assets of Lee Lighting to the Company as a capital contribution in the amount of $8.0 million and made an additional capital contribution of $0.8 million in cash.

     Prior to the 1996 Recapitalization, the non-controlling partners owned 70% of the non-voting Class A and 30% of the voting Class B limited partnership units. However, since the non-controlling partners had a deficit in their capital accounts at the formation of PILP, such deficit was allocated entirely to the Company as the general partner of PILP. In addition, PILP's losses for 1991 and 1992 and distributions made by PILP to various taxing authorities on behalf of the non-controlling partners were charged to the Company's capital account. In 1993, 1994 and 1995, as PILP generated earnings before the non-controlling partners' interest, a portion of their interest in those earnings was allocated to the Company's capital account to restore the proportionate amount of the non-controlling partners' deficits and distributions for taxes previously charged to the Company's capital account. The significant increase in the non-controlling partners' interest in PILP from $0.9 million in 1994 to $7.3 million in 1995 reflects the substantial completion of the restoration of the Company's capital account. Since the 1996 Recapitalization, no additional provision for non-controlling partners' interest in PILP has been made in the Company's statement of income.

     INITIAL PUBLIC OFFERING

     On November 20, 1996, the Company completed its initial public offering of 4,025,000 shares of common stock at a price of $17 per share which raised net proceeds of $61.6 million. Of the net proceeds from the offering, $47.0 million were used to repay bank debt and approximately $12.9 million were used to repay subordinated notes and accrued interest payable to Warburg and Messrs. Scott, Farrand and Marcketta. The balance of the net proceeds was maintained as working capital for ongoing operations.

     RECENT ACQUISITIONS

     In July 1996, the Company acquired Lee Lighting, the largest lighting rental company in the United Kingdom. The acquisition was accounted for using the purchase method of accounting and therefore, only the results of operations of Lee Lighting since the acquisition date are included in the consolidated results of operations of the Company.

     On June 5, 1997, the Company, together with certain of its subsidiaries, completed the FSG Acquisition, pursuant to which it acquired all of the share capital of Samuelson Group Limited, a U.K. company, from Visual Action Holdings plc. In connection with this transaction, the Company also acquired all of the outstanding capital stock of Victor Duncan, Inc., a Delaware corporation, and of Visual Action Holdings (N.Z.) Limited, a New Zealand company. The majority of the equipment acquired as a result of these transactions included film cameras, lenses and complementary product accessories which rent to the film production community. The purchase price was approximately $61.0 million and was reduced by the amount of certain debt assumed by the Company.

     The acquisition has been recorded under the purchase method of accounting and the operating results of FSG have been included in the Company's consolidated financial statements since the acquisition date of June 5, 1997. The purchase price and direct acquisition costs have been allocated to the acquired assets and assumed liabilities based on their relative fair values. This allocation is preliminary and subject to adjustments until the Company completes its review and evaluation of the acquired assets and assumed liabilities. The Company provided approximately $6.3 million to cover the estimated costs, lease cancellations and severance pay related to the FSG Acquisition. Goodwill of approximately $9.7 million was recognized as part of the transaction and is being amortized over 30 years.

THE PANAVISION RECAPITALIZATION

     On June 4, 1998, as contemplated by (i) the Recapitalization Agreement and
(ii) the Stockholders Agreement, Panavision consummated the Merger whereby PX Merger was merged with and into Panavision, with Panavision as the surviving corporation. Immediately prior to the consummation of the Merger, PX Holding purchased 5,784,199 shares of Company Common Stock from Panavision at a purchase price of $154,376,801.

     In connection with the Merger, holders of in excess of 88% of the shares of Company Common Stock held by shareholders other than Warburg elected to receive cash for their shares. As a result, pursuant to the Recapitalization Agreement, the right to receive cash for such shares was subject to proration. As a result of the Merger, (i) 5,466,120 shares of Company Common Stock were exchanged for $27.00 per share, or an aggregate of $147,585,240, and (ii) 745,380 shares of Company Common Stock were retained by holders either through election or proration. In addition, as part of the Panavision Recapitalization, Warburg exchanged 88%, or 11,199,060 shares, of the shares of Company Common Stock it beneficially owns for preferred stock of Panavision that was redeemed immediately upon consummation of the Merger at a price equivalent to $26.50 in cash per share of Company Common Stock.

     In addition, pursuant to the Stockholders Agreement, Warburg granted to Mafco Holdings an option to purchase at $30.00 per share of Company Common Stock, and Mafco Holdings granted to Warburg an option to sell at $25.00 per share of Company Common Stock, the 1,526,040 Warburg Shares not exchanged for redeemable preferred stock as described above. Each such option is exercisable in whole, but not in part, during the period beginning one year, and ending two years, following consummation of the Merger. If Mafco Holdings acquired the remaining 1,526,040 shares of Company Common Stock upon the exercise by either Warburg or it of the option described above, then, assuming no changes in the number of shares of Company Common Stock outstanding prior to the date of such exercise, Mafco Holdings would then beneficially own 91% of the shares of Company Common Stock outstanding.

     The net proceeds of the Offering, borrowings under the New Credit Agreement and the proceeds from the PX Stock Purchase, were used to fund the payment of the cash consideration and the fees and expenses in connection with the Merger as well as to retire existing indebtedness and to provide working capital for Panavision. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources.' In connection with the transactions contemplated by the Recapitalization

Agreement, the assets of PX Escrow (consisting of funds held in escrow and deferred charges) and the obligations of PX Escrow under the Notes and the Indenture were assumed by Panavision.

     As a result of the Merger, PX Holding, a wholly owned subsidiary of Mafco Holdings, acquired a 72% interest in the Company. Warburg owns approximately 19% of the issued and outstanding Company Common Stock and approximately 9% is owned by public stockholders (including management).

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Camera rental revenue increased $9.4 million, or 45.0%, to $30.3 million for the quarter ended March 31, 1998 from $20.9 million for the quarter ended March 31, 1997. This increase resulted primarily from the acquisition of the Film Services Group of Visual Action Holdings plc on June 5, 1997, which resulted in increased camera rental revenues of $7.8 million, and from the rental of newly manufactured camera systems, specialty lenses and accessories to supply the increased demand in the North American independent feature film, commercial and episodic television markets.

     Lighting rental revenue decreased $0.1 million, or 2.0%, to $5.0 million for the quarter ended March 31, 1998 from $5.1 million for the quarter ended March 31, 1997. This decrease was primarily due to decreased lighting rental revenue at Lee Lighting in the U.K. of $0.7 million, offset by an increase in lighting rental revenue of $0.5 million which resulted primarily from the FSG Acquisition in June 1997 and an increase of $0.1 million in lighting rental revenue at Panavision Canada.

     Sales and other revenue increased $2.8 million, or 54.9%, to $7.9 million for the quarter ended March 31, 1998 from $5.1 million for the quarter ended March 31, 1997. This increase was due to the FSG Acquisition, which resulted in increased sales and other revenue of $2.8 million.

     Cost of camera rental increased $5.3 million, or 58.9%, to $14.3 million for the quarter ended March 31, 1998 from $9.0 million for the quarter ended March 31, 1997. This increase was primarily due to the FSG Acquisition in June 1997 of which $1.8 million related to increased depreciation of camera rental equipment.

     Cost of lighting rental increased $0.5 million, or 12.2%, to $4.6 million for the quarter ended March 31, 1998 from $4.1 million for the quarter ended March 31, 1997. This increase was due to the FSG Acquisition in June 1997 of which $0.2 million related to increased depreciation of lighting rental equipment.

     Cost of sales and other increased $2.5 million, or 92.6%, to $5.2 million for the quarter ended March 31, 1998 from $2.7 million for the quarter ended March 31, 1997. This increase was primarily due to the FSG Acquisition in June 1997, which resulted in increased cost of sales and other revenue of $2.1 million and other small increases in cost of sales and other revenue across the other operations.

     Selling, general and administrative expenses increased $5.4 million, or 66.7%, to $13.5 million for the quarter ended March 31, 1998 from $8.1 million for the quarter ended March 31, 1997. This increase was primarily due to the FSG Acquisition in June 1997, which resulted in increased selling, general and administrative expenses of $4.5 million. The remaining increase was due to small increases in operating and personnel costs throughout the Company.

     Research and development expenses decreased $0.2 million, or 15.4%, to $1.1 million for the quarter ended March 31, 1998 from $1.3 million for the quarter ended March 31, 1997. This decrease was primarily due to a change in timing of material costs for the projects within the first quarter.

     Net interest expense increased $1.2 million to $2.1 million for the quarter ended March 31, 1998 from $0.9 million for the quarter ended March 31, 1997. The increase was due to the additional borrowings incurred in June 1997 relative to the FSG Acquisition.

     Net other income increased $1.1 million to $1.3 million for the quarter ended March 31, 1998 from net other income of $0.2 million for the quarter ended March 31, 1997. The increase was primarily due to the net gain on disposal from the sale of two buildings in the U.K. of $0.8 million and the gain on foreign exchange of $0.3 million.

     Income before income taxes decreased $1.6 million, or 30.8%, to $3.6 million for the quarter ended March 31, 1998 from $5.2 million for the quarter ended March 31, 1997. The decrease was primarily due to the factors discussed above.

     The effective tax rate for the quarters ended March 31, 1998 and March 31, 1997 was 32.0%.

     Net income decreased $1.0 million, or 28.6%, to $2.5 million for the quarter ended March 31, 1998 from $3.5 million for the quarter ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Camera rental revenue increased $27.2 million, or 30.3%, to $117.0 million for the year ended December 31, 1997 from $89.8 million for the year ended December 31, 1996. The increase resulted primarily from the FSG Acquisition, which resulted in increased camera rental revenue of $23.4 million and from the rental of newly manufactured camera systems, specialty lenses and accessories to supply the increased demand in the North American independent feature film, commercial and episodic television markets as well as the U.K. feature film and commercial markets.

     Lighting rental revenue increased $15.7 million to $30.6 million for the year ended December 31, 1997 from $14.9 million for the year ended December 31, 1996. The increase was primarily due to improved lighting rental revenue at Lee Lighting in the U.K. of $12.3 million, which was primarily related to the comparison of twelve months of Lee Lighting results included in 1997 as compared to six months results in 1996; and at Panavision Canada of $1.3 million, offset by a slight decrease in lighting rental revenue at Panavision Florida. The remaining increase of $2.2 million resulted primarily from the FSG Acquisition in June 1997.

     Sales and other revenue increased $9.4 million, or 47.2%, to $29.3 million for the year ended December 31, 1997 from $19.9 million for the year ended December 31, 1996. The increase was primarily due to the FSG Acquisition in June 1997, which resulted in increased sales and other revenue of $8.7 million, and an increase in sales and other revenue at Lee Lighting in the U.K. of $0.7 million, which was primarily related to the comparison of twelve months of Lee Lighting results included in 1997 as compared to six months results in 1996.

     Cost of camera rental increased $14.0 million, or 37.5%, to $51.3 million for the year ended December 31, 1997 from $37.3 million for the year ended December 31, 1996. The increase was primarily due to the FSG Acquisition in June 1997, which resulted in increased cost of camera rental of $12.7 million, increased depreciation expense related to additional camera systems of $1.6 million and small decreases in the cost of camera rental at various operations.

     Cost of lighting rental increased $12.4 million to $22.2 million for the year ended December 31, 1997 from $9.8 million for the year ended December 31, 1996. The increase was primarily due to increased cost of lighting rental at Lee Lighting of $9.9 million, which was primarily related to the comparison of twelve months of Lee Lighting results included in 1997 as compared to six months results in 1996, and due to the FSG Acquisition in June 1997, which resulted in increased cost of lighting rental of $1.6 million. The remaining increase was due to increased cost of lighting rental at Panavision Canada.

     Cost of sales and other increased $5.0 million, or 40.3%, to $17.4 million for the year ended December 31, 1997 from $12.4 million for the year ended December 31, 1996. The increase was primarily due to the FSG Acquisition in June 1997, which resulted in increased cost of sales and other of $4.8 million, and due to a small increase in cost of sales and other at Lee Lighting.

     Gross margin increased $20.8 million, or 31.9%, to $86.0 million for the year ended December 31, 1997 from $65.2 million for the year ended December 31, 1996. The increase was primarily due to the factors discussed above. Total gross margin percentage decreased to 49% in 1997 from 52% in 1996. Camera rental gross margin percentage decreased to 56% in 1997 from 58% in 1996 due to the FSG Acquisition in June 1997. The gross margin percentage for camera rental revenue for the FSG companies is lower than that of the Panavision companies. Lighting rental gross margin percentage decreased to 27% in 1997 from 34% in 1996 due to the acquisition of Lee Lighting in 1996. The inclusion of twelve months results of Lee Lighting in 1997 as compared to the inclusion of six months results of Lee Lighting in 1996 had the effect of lowering the gross margin percentage in 1997. Lee Lighting's gross margin percentage for lighting rental is lower than for the operations in Canada and Florida, which were the only lighting rental operations in the Company in 1996 prior to the acquisition of Lee Lighting in July 1996. Sales and other gross margin percentage increased to 40% in 1997 from 38% in 1996 due to the higher gross margin percentage on sales and other revenue generated by the FSG companies.

     Selling, general and administrative expenses increased $16.9 million, or 55.0%, to $47.6 million for the year ended December 31, 1997 from $30.7 million for the year ended December 31, 1996. This increase was primarily due to the FSG Acquisition in June 1997, which resulted in increased selling, general and administrative expenses of $12.7 million, and increased selling, general and administrative expenses at Lee Lighting of $1.7 million, which was primarily related to the comparison of twelve months of Lee Lighting results included in 1997 as compared to six months results in 1996. The remaining increase was also due to small increases in operating and personnel costs throughout the Company and the expensing of $0.3 million for a payroll tax charge related to the exercise of options in December 1997 and the expensing of $0.3 million for legal fees related to the Panavision Recapitalization.

     Research and development expenses increased $0.2 million, or 4.7%, to $4.5 million for the year ended December 31, 1997 from $4.3 million for the year ended December 31, 1996. The increase related to additional personnel costs incurred in connection with the development of a new sync-sound camera system and a digital video assist device. The Company expects research and development costs to continue to increase as the Company hires additional personnel to develop new specialty lenses and accessory products targeted primarily to service the feature film and commercial markets.

     Operating income increased $3.7 million, or 12.3%, to $33.9 million for the year ended December 31, 1997 from $30.2 million for the year ended December 31, 1996. The increase was primarily due to the factors discussed above.

     Net interest expense decreased $1.0 million, or 13.5%, to $6.4 million for the year ended December 31, 1997 from $7.4 million for the year ended December 31, 1996. The decrease was primarily due to reduced borrowing during the first six months of 1997 and the difference in rates during 1997 as compared to 1996. The Company's interest expense will increase significantly as a result of the additional debt to be incurred in connection with the successful completion of the Panavision Recapitalization.

     Net other income increased $2.6 million to $1.2 million for the year ended December 31, 1997 from net other expense of $1.4 million for the year ended December 31, 1996. The increase was primarily due to a one time charge of $1.8 million in 1996 to write off deferred financing costs and the recognition of approximately $0.5 million in unused reserves in 1997, due to the favorable settlement of termination benefit disputes related to the Company's former French and Italian operations.

     Income before income taxes increased $11.9 million, or 70.8%, to $28.7 million for the year ended December 31, 1997 from $16.8 million for the year ended December 31, 1996. The increase was due primarily to the factors discussed above and the elimination of the charge for the non-controlling partners' interest in PILP which was $4.5 million in 1996.

     The effective tax rates for years ended December 31, 1997 and 1996 were 32.2% and 21.0%, respectively. The increase in the effective tax rate for December 31, 1997 was primarily due to a decrease in the amount of benefit attributable to NOL and AMT credit carryforwards and a higher effective rate relating to income from foreign operations. In both years the effective tax rates were lower than the statutory rate principally due to the reduction in the valuation allowance for deferred tax assets.

     Net income increased $6.2 million, or 46.6%, to $19.5 million for the year ended December 31, 1997 from $13.3 million for the year ended December 31, 1996. The increase was primarily due to the factors discussed above.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Camera rental revenue increased $14.7 million, or 19.6%, to $89.8 million for the year ended December 31, 1996 from $75.1 million for the year ended December 31, 1995. The increase resulted primarily from the rental of newly manufactured camera systems, specialty lenses and accessories to supply the increased demand in the North American and international feature film and commercial markets as well as the North American episodic television market. Revenue also increased as a result of a small increase in rental rates.

     Lighting rental revenue increased $10.8 million to $14.9 million for the year ended December 31, 1996 from $4.1 million for the year ended December 31, 1995. The increase was primarily due to the acquisition of Lee Lighting in July 1996.

     Sales and other revenue increased $3.8 million, or 23.6%, to $19.9 million for the year ended December 31, 1996 from $16.1 million for the year ended December 31, 1995. The increase was primarily due to increased sales of Lee Filters through the Company's U.S. distribution operation, which contributed revenue of approximately $4.4 million.

     Cost of camera rental increased $4.6 million, or 14.1%, to $37.3 million for the year ended December 31, 1996 from $32.7 million for the year ended December 31, 1995. The increase was primarily due to the increase in maintenance, service and labor costs required to service additional rental customers. Additionally, third-party camera agent rental commissions increased as a result of an increase in third-party agent revenue around the world.

     Cost of lighting rental increased $8.1 million to $9.8 million for the year ended December 31, 1996 from $1.7 million for the year ended December 31, 1995. The increase was primarily due to the acquisition of Lee Lighting in July 1996.

     Cost of sales and other increased $2.4 million, or 24.0%, to $12.4 million for the year ended December 31, 1996 from $10.0 million for the year ended December 31, 1995. The increase was primarily due to the increase in sales of Lee Filters and a small increase in the cost of sales in the United Kingdom.

     Gross margin increased $14.2 million, or 27.8%, to $65.2 million for the year ended December 31, 1996 from $51.0 million for the year ended December 31, 1995. The increase was primarily due to the factors discussed above.

     Selling, general and administrative expenses increased $2.2 million, or 7.7%, to $30.7 million for the year ended December 31, 1996 from $28.5 million for the year ended December 31, 1995. The 1996 results include a $1.8 million increase in costs related to the acquisition of Lee Lighting. Corporate general and administrative expenses increased $0.9 million as a result of non-cash compensation for options and shares of Company Common Stock issued to certain members of senior management. Selling, general and administrative expenses at the other operations decreased by a net $0.4 million as a result of non-recurring charges in 1995 of $1.8 million, relating to an early lease termination for the Company's former corporate headquarters, and $1.7 million, for the write-down of the carrying value of certain real property owned by the Company's U.K. rental operation. These decreases were partially offset by a $3.1 million increase in selling, distribution and other general and administrative expenses to support the increase of business activity at the Woodland Hills, Hollywood, U.K. and Lee Filters operations.

     Research and development expenses increased $1.3 million, or 43.3%, to $4.3 million for the year ended December 31, 1996 from $3.0 million for the year ended December 31, 1995. The increase related to additional personnel costs incurred in connection with the development of a new sync-sound camera system and a digital video assist device.

     Operating income increased $10.7 million, or 54.9%, to $30.2 million for the year ended December 31, 1996 from $19.5 million for the year ended December 31, 1995. The increase was primarily due to the factors discussed above.

     Net interest expense increased $1.8 million, or 32.1%, to $7.4 million for the year ended December 31, 1996 from $5.6 million for the year ended December 31, 1995. The increase was primarily due to an increase in interest bearing debt and a decrease in interest income due to the decrease in cash resulting from the 1996 Recapitalization.

     Net other expense increased $1.8 million to $1.4 million for the year ended December 31, 1996 from net other income of $0.4 million for the year ended December 31, 1995. The increase was due to a one time non-cash charge of $1.8 million to write off deferred financing issuance costs incurred in connection with the 1996 Recapitalization.

     Income before income taxes increased $9.9 million, or 143.5%, to $16.8 million for the year ended December 31, 1996 from $6.9 million for the year ended December 31, 1995. The increase was primarily due to the factors discussed above as well as a $2.8 million decrease in the charge for the non-controlling partners' interest to $4.5 million in 1996 from $7.3 million in 1995 resulting from the purchase by the Company of the non-controlling partners' interest in the 1996 Recapitalization.

     The effective tax rates for years ended December 31, 1996 and 1995 were 21.0% and 19.8%, respectively, and were lower than the statutory rate principally due to the reduction in the valuation allowance for deferred tax assets.

     Net income increased $7.7 million, or 137.5%, to $13.3 million for the year ended December 31, 1996 from $5.6 million for the year ended December 31, 1995. The increase was primarily due to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     In connection with the Panavision Recapitalization, the Company entered into the New Credit Agreement. Borrowings under the New Credit Agreement were used to, among other things, repay existing borrowings under the Old Credit Agreement and finance a portion of the Panavision Recapitalization.

     The New Credit Agreement is comprised of two facilities, the Term Facility and the Revolving Facility. The Term Facility includes a 6-year facility in an aggregate principal amount equal to $90.0 million and a 7-year facility in an aggregate principal amount of $150.0 million. The Revolving Facility is a 6-year facility in an aggregate principal amount of $100.0 million.

     The Tranche A Term Facility is repayable in quarterly installments in an aggregate principal amount for each year following the Closing Date (as defined herein) (commencing with the second year following the Closing Date) as follows:
$5.0 million; $10.0 million; $20.0 million; $25.0 million; and $30.0 million. The Tranche B Term Facility is repayable in quarterly installments in an aggregate principal amount for each year following the Closing Date (commencing with the second year following the Closing Date) as follows: $1.0 million for years 2 through 5; $21.0 million for year 6; and $125.0 million for year 7.

     Borrowings under the New Credit Agreement bear interest at a rate per annum equal to the Alternate Base Rate (as defined in the New Credit Agreement) or the Eurodollar Rate (as defined in the New Credit Agreement) plus, in each case, a margin that will be based on the performance of the Company at agreed upon levels. The initial margin on loans under the Revolving Facility and the Tranche A Term Facility is 2.25% for Eurodollar Loans (as defined herein) and 1.25% for ABR Loans (as defined herein). The initial margin on loans under the Tranche B Term Facility is 2.50% for Eurodollar Loans and 1.50% for ABR Loans. The Company may select interest periods of one, two, three or six months for Eurodollar Loans. At any time when the Company is in default in the payment of any amount of principal due under the New Credit Agreement, such amount shall bear interest at 2% above the rate otherwise applicable. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans. See 'Description of Other Indebtedness.'

     Upon consummation of the Panavision Recapitalization, borrowings under the Term Facility aggregated $240.0 million and under the Revolving Facility aggregated $65.0 million.

     With the exception of its initial public offering, the Company has relied primarily upon cash provided by operations to finance its operations, repay long-term indebtedness and fund capital expenditures primarily for manufacturing camera systems, lenses and accessories and purchasing other rental equipment.

     The following table sets forth certain information from the Company's Consolidated Statements of Cash Flows for the periods indicated (in thousands):

                                                           YEAR ENDED DECEMBER 31,          THREE MONTHS
                                                      ---------------------------------        ENDED
                                                        1995        1996         1997      MARCH 31, 1998
                                                      --------    ---------    --------    --------------
Net cash provided by (used in):
Operating activities...............................   $ 34,317    $  26,432    $ 50,500       $  7,168
Investing activities...............................    (15,699)     (33,472)   (107,506)       (11,440)
Financing activities...............................     (9,724)     (14,296)     57,589           (931)

     For the quarter ended March 31, 1998, cash provided by operating activities was $7.2 million. Net income of $2.5 million, adjusted for depreciation and amortization of $7.5 million, provided $10.0 million, which was decreased by $2.8 million from the net change in non-cash working capital and miscellaneous items. Total investing activities of $11.4 million were comprised of capital expenditures of $15.6 million, offset by $4.2 million of proceeds received from the disposition of fixed assets. The majority of the capital expenditures were used to manufacture camera rental systems. Cash used in financing activities of $0.9 million was used as a reduction of outstanding borrowings of $3.9 million offset by a contribution from Warburg of $3.0 million.

     For 1997, cash provided by operating activities was $50.5 million. Net income of $19.5 million, adjusted for depreciation and amortization of $26.6 million, provided $46.1 million, which was partially offset by a use of $1.0 million, resulting from a change in non-cash working capital items, and miscellaneous non-cash items of $5.4 million. Total cash used in investing activities of $107.5 million was comprised of capital expenditures of $46.7 million, offset by $1.7 million of proceeds received from the disposition of certain equipment. The majority of the capital expenditures were used to manufacture camera rental systems and to purchase other rental equipment. The net investing activities also reflect a use of $58.7 million for business acquisitions, a use of $5.1 million due to changes in other long-term assets and a source of $1.3 million from the disposition of the Company's investment in Aaton, a French camera manufacturing company. Cash provided in financing activities of $57.6 million was comprised of additional net borrowings of $63.8 million, primarily related to the FSG Acquisition, offset by loans due from officers and key employees of $7.1 million, and proceeds from the exercise of options of $0.9 million.

     For 1996, cash provided by operating activities was $26.4 million. Net income of $13.3 million, adjusted for depreciation and amortization of $19.2 million and the non-controlling partners' interest in PILP of $4.5 million, provided $37.0 million, which was partially offset by a use of $11.9 million, resulting from the net change in non-cash working capital items, and miscellaneous non-cash items of $(1.4) million. Total investing activities of $33.5 million were comprised of capital expenditures of $27.8 million, offset by $1.4 million of proceeds received from the disposition of certain equipment. The majority of the capital expenditures were used to manufacture camera rental systems and to purchase other rental equipment, with approximately $1.2 million incurred to complete the leasehold improvements at the new facility in Woodland Hills. The net investing activities also reflect a benefit of $1.0 million for cash on the balance sheet of Lee Lighting which was acquired in July 1996. In addition, $8.1 million was used to acquire the non-controlling partners' interest in PILP in connection with the 1996 Recapitalization. Cash used in financing activities of $14.3 million was comprised of the reduction in outstanding borrowings in connection with the 1996 Recapitalization and $1.5 million of distributions to taxing authorities on behalf of the partners in PILP.

     The Company intends to use the cash provided by operating activities to make additional capital expenditures to manufacture camera systems and purchase other rental equipment. The Company increased capital expenditures from $27.8 million in 1996 to $46.7 million in 1997, and to $15.6 million during the three months ended March 31, 1998. During 1998, the Company expects to spend approximately $47.0 million in order to maintain its current production level of camera systems and to provide additional rental and capital equipment for Lee Lighting and all other Company operations. The Company increased research and development expenses incurred in developing new rental products from $4.3 million in 1996 to $4.5 million in 1997 and to $1.1 million during the three months ended March 31, 1998. The Company intends to spend approximately $5.3 million on research and development in 1998. All research and development expenses and capital expenditures for 1997 were funded by cash flow from operations and the Company expects all such expenditures in 1998 to be funded by cash flow from operations.

     Additional cash flow provided by operating activities will be used to repay debt outstanding under the New Credit Agreement. Although there can be no assurance, the Company believes that its existing working capital together with borrowings under the New Credit Agreement and anticipated cash flow from operating activities will be sufficient to meet its expected operating and capital spending requirements for the foreseeable future. The Company will not be required to pay interest on the Notes until August 1, 2002, which management believes will assist the Company in implementing its growth strategy.

     Panavision currently anticipates that in order to pay the principal amount at maturity of the Notes or upon the occurrence of an Event of Default, to redeem the Notes or to repurchase the Notes upon the occurrence of a

Change of Control, Panavision will be required to adopt one or more alternatives, such as seeking capital contributions or loans from its affiliates, refinancing its indebtedness or selling its equity securities. None of the affiliates of the Company will be required to make any capital contributions or other payments to the Company with respect to the Company's obligations on the Notes, and the obligations of the Company with respect to the Notes will not be guaranteed by any affiliate of the Company or any other person. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that they would be sufficient to enable the Company to make any payments in respect of the Notes when required or that any of such actions would be permitted by the terms of the Indenture or the debt instruments of Panavision then in effect. See 'Risk Factors-- Substantial Indebtedness and Ability to Repay the Notes,' 'Description of Other Indebtedness' and 'Description of the Notes.'

     Panavision is a holding company whose only material asset is the capital stock of and partnership interests in its subsidiaries. Panavision's principal business operations are conducted by its subsidiaries, and Panavision has no operations of its own. Accordingly, Panavision's only source of cash to pay its obligations with respect to the Notes and any other obligations is expected to be distributions with respect to its ownership interests in its subsidiaries. There can be no assurance that Panavision's subsidiaries will generate sufficient cash flow to pay dividends or distribute funds to Panavision or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, will permit such dividends or distributions. See 'Risk Factors--Holding Company Structure,' 'Risk Factors--Restrictions Imposed by Terms of the Company's Indebtedness; Consequences of Failure to Comply' and 'Description of Other Indebtedness.'

SEASONALITY

     The Company's revenue and net income are subject to seasonal fluctuations experienced primarily in the first and second calendar quarters. Feature film and commercial production activity typically reaches its peak in the third and fourth quarters. In North America, episodic television programs cease filming in the second quarter for several months, and typically resume production in August.

IMPACT OF INFLATION

     The Company's results of operations and financial condition are presented based upon historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the Company believes that the effects of inflation, if any, on its results of operations and financial condition have been minor.

YEAR 2000 COMPLIANCE

     The year 2000 problem is the result of computer programs that were written using two digits rather than four to define the applicable year; accordingly, computer programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal activities.

     The Company has commenced its process for reviewing its worldwide operations for compliance with the year 2000 problem. Based upon this preliminary review, internal systems either are, or are anticipated to be, in compliance. Although the Company has commenced the process of inquiring of outside vendors whether or not they will also be year 2000 compliant, the Company has not been able to determine precisely the impact, if any, on its operations if outside vendors fail to comply with the year 2000 requirements. In the event that the Company's internal systems or systems of significant outside vendors are not converted or modified in a timely manner to make them year 2000 compliant, there could be a material adverse effect upon the business and financial results of the Company. The overall anticipated cost of year 2000 compliance for the internal systems of the Company is not expected to be material.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term 'Expiration Date' means 5:00 p.m., New
York City time, on          , 1998; provided, however, that if the Company, in
its sole discretion, has extended the period of time for which the Exchange Offer is open, the term 'Expiration Date' means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $217,903,000 principal amount at maturity of the Old Notes was outstanding. This Prospectus, together with the
Letter of Transmittal, is first being sent on or about         , 1998, to all
holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under '--Certain Conditions to the Exchange Offer.'

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not therefore accepted for exchange, upon the occurrence of any of the events specified below under '--Certain Conditions to the Exchange Offer.' The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Following consummation of the Exchange Offer, the Company may, in its sole discretion, commence one or more additional exchange offers to those holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Registration Agreement. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Company in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for New Notes pursuant to the terms and conditions contained herein.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit either (i) a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Bank of New York, as Exchange Agent, at the address set forth below under '--Exchange Agent' on or prior to the Expiration Date, or (ii) if such Old Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Old Notes may transmit an Agent's Message (as defined herein) to the Exchange Agent in lieu of the Letter of Transmittal on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a

'Book-Entry Confirmation') of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the 'Book-Entry Transfer Facility') pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal or an Agent's Message, as the case may be, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. The term 'Agent's Message' means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering Participant (as defined herein) that such Participant has received and agrees to be bound by the Letter of Transmittal and the Company may enforce the Letter of Transmittal against such Participant. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled 'Special Issuance Instructions' or 'Special Delivery Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, 'Eligible Institutions'). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Company that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is an 'affiliate,' as defined under Rule 405 of the Securities Act, of the Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See 'Plan of Distribution.' The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See '--Certain Conditions to the Exchange Offer.' For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Original Issue Discount on the New Notes will accrue from February 11, 1998, the date of original issuance of the Old Notes. If the Exchange Offer is not consummated by December 1, 1998, interest will accrue on the Old Notes (in addition to the accrual of Original Issue Discount) from and including such date until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on February 1 and August 1 commencing February 1, 1999, at a rate per annum equal to .50% of the Accreted Value of the Old Notes as of the August 1 or February 1 immediately preceding such interest payment date. Payments of such interest, if any, on Old Notes in exchange for which the New Notes were issued will be made to the persons who, at the close of business on January 15 or July 15 next preceding the interest payment date, are registered holders of such Old Notes if such record date occurs prior to such exchange, or are registered holders of the New Notes if such record date occurs on or after the date of such exchange, even if Notes are cancelled after the record date and on or before the interest payment date.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents or, in the case of a Book-Entry Confirmation, an Agent's Message in lieu thereof. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under '--Exchange Agent' on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ('NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of the execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under '--Exchange Agent.' Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under '--Procedures for Tendering Old Notes' above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the reasonable judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in the reasonable judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any event described above, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indentures under the Trust Indenture Act of 1939 (the 'TIA').

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal and Agent's Messages should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal or Agent's Message and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

DELIVERY TO: THE BANK OF NEW YORK, EXCHANGE AGENT

                   By Mail:                             By Overnight Courier or Hand:
                                                                  Attention:
                                        By Facsimile:
                                    Confirm by Telephone:

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
$        .

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indentures regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See 'Description of the Notes--Registration Rights.' Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See 'Plan of Distribution.' In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to 'qualified institutional buyers' (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                                    BUSINESS

GENERAL

     Panavision is a leading designer, manufacturer and supplier of high precision film camera systems, comprising cameras, lenses and accessories, for the motion picture and television industries. In 1997 in North America, Panavision equipment was utilized in over 80% of feature films produced by major motion picture studios, and over 80% of episodic or 'series' television productions shot on film (such as E.R. and SEINFELD). In addition, Panavision estimates that in 1997 it serviced nearly 40% of the independent feature film market in North America and over 20% of the feature film market in the United Kingdom and Europe. Panavision also supplies camera systems to the television commercial market in North America, the United Kingdom, Europe and the Asia Pacific region, which includes Japan, Australia, New Zealand, Indonesia and Malaysia.

     Unlike equipment manufactured by its competitors, Panavision camera systems are not available for sale and are rented exclusively through the Company's domestic and international owned and operated facilities as well as its network of independent agents. The Company believes that its position as an industry leader results from its control over the manufacturing and distribution process, its broad range of technologically superior and innovative products, its long-standing collaborative relationships with filmmakers and studios, the breadth of its camera equipment inventory and its dedication to customer service. Panavision is the only supplier of cinematography equipment that manufactures a complete camera system incorporating its own proprietary prime and zoom lenses, the most critical components of a camera system.

     Panavision is recognized in the motion picture and television industries as the preeminent brand name for cinematography equipment. Since the Company's inception in 1954, Panavision has continually introduced new camera systems, lenses, and accessories that have become industry standards. The Company's close relationship with producers, directors and cinematographers results in a cooperative effort to design and produce unique systems and accessories that meet filmmakers' creative needs. Panavision has received two OSCARS and 18 Awards for Scientific and Technical Achievement from the Academy of Motion Picture Arts and Sciences. Since 1990, two-thirds of the Academy Award nominees for Best Cinematography, and six of the seven cinematographers who have won the OSCAR for Best Cinematography, used Panavision camera systems. Panavision camera systems were used to film nine of the top ten box office movies shot on film in each of 1997 and 1996, including MEN IN BLACK, THE LOST WORLD: JURASSIC PARK, LIAR, LIAR, JERRY MAGUIRE, MY BEST FRIEND'S WEDDING, MISSION: IMPOSSIBLE, INDEPENDENCE DAY, RANSOM, TWISTER and A TIME TO KILL. Panavision camera systems were also used to film the 1998 blockbuster hits TITANIC and TOMORROW NEVER DIES, the latest James Bond film. In addition to the Company's involvement in the motion picture industry, a predominant number of U.S. prime time episodic or 'series' television programs that are shot on film use Panavision camera systems, including FRIENDS and N.Y.P.D. BLUE.

     Renting, rather than purchasing, equipment is more cost-effective for feature film, television and commercial producers given the periods of inactivity typically experienced between productions. In addition, renting camera systems from Panavision ensures continual access to state-of-the-art equipment as well as the availability of the proper equipment combinations for each specific project. Since the average cost of camera rental represents less than 1% of the average film budget, customers tend to place a higher priority on quality of service and the availability of a broad range of technologically superior equipment than on price considerations, which enables Panavision to receive a premium for its equipment.

     Panavision dominates an otherwise fragmented rental market for cinematographic equipment. Panavision is the only supplier of cinematographic equipment that has a network of rental offices and maintenance facilities throughout North America, Europe and the Asia Pacific Region and is the only major manufacturer located near Hollywood. As the only vertically integrated provider of camera systems to the film and television industries, Panavision is better able to meet its customers' needs effectively. In contrast, the Company's manufacturing competitors are located in Europe and sell their products to rental companies, which then rent the equipment to the ultimate user.

     The demand for cinematographic equipment is driven by the number and complexity of feature films, television programs and commercials being produced. Demand for film-based entertainment has continued to grow steadily in recent years as evidenced by the growth in the number of feature film starts in North America from 350 in 1992 to 576 in 1997, an increase in domestic box office receipts of 28.1% from 1992 to 1997, and an increase of approximately 6,400 exhibitor screens over the same period. Additionally, the number of action films and special effects in feature film and television productions have increased significantly, thereby increasing the equipment required and lengthening the rental period. In addition, an increase in the number of television networks and channels and in their demand for original programming has also driven the increased use of camera systems.

     On June 5, 1997, the Company completed its acquisition (the 'FSG Acquisition') of Visual Action Holdings plc's Film Services Group ('Film Services Group' or 'FSG') for approximately $61 million in cash. FSG includes camera rental operations which rent primarily non-Panavision manufactured equipment in the United Kingdom, France, Australia and two U.S. cities, Chicago and Dallas, as well as smaller rental operations in New Zealand, Malaysia and Indonesia. Management intends to augment the existing FSG equipment inventory base with Panavision camera systems over time. Management believes that the FSG Acquisition has substantially improved its competitive position internationally as well as in the mid-western U.S. commercial market.

     In addition to manufacturing and renting camera systems, the Company also rents lighting, lighting grip, power distribution, generation and related transportation equipment through Lee Lighting, the largest lighting rental company in the United Kingdom, as well as through its owned and operated facilities in Chicago, Dallas, Orlando, Toronto and Australia. The Company also manufactures and sells lighting filters and other color-correction and diffusion filters through Lee Filters.

     Panavision was incorporated in Delaware in 1990. Predecessors of Panavision have been engaged in the design and manufacturing of cinematography equipment since 1954.

COMPETITIVE STRENGTHS

     Panavision's leading market position is demonstrated by its premier brand name recognition and its market share of over 80% of the major studio feature films and episodic television programs produced in North America in 1997. The Company's leading position results from the following competitive strengths which provide substantial barriers to entry for new competitors.

          CONTROL OVER MANUFACTURING AND DISTRIBUTION PROCESS. Panavision is the only vertically integrated renter of camera systems to the film and television industry. The Company's control over both the manufacturing and distribution processes enables it to (i) rapidly incorporate technological development and filmmakers' suggestions into new products, (ii) maintain product exclusivity and (iii) offer products with greater quality and higher performance at a premium price.

          REPUTATION FOR QUALITY AND TECHNOLOGICALLY ADVANCED
     PRODUCTS. Panavision is recognized as the industry leader in the development of high quality, technologically advanced camera systems and its products have become industry standards. Panavision has received two OSCARS and 18 other Academy Awards granted for Scientific and Technical Achievement, including a 1998 award for the Panavision/Frazier Lens System. In addition to the development of new products, Panavision is also better able to upgrade its existing inventory to meet continually changing market demands, thereby reducing obsolescence, achieving better control of inventory and product availability, and providing its customers with access to the latest technological advances.

          CLOSE RELATIONS WITH FILMMAKERS. As a result of Panavision's significant relationships with cinematographers, directors and producers and its dominant market position, Panavision gains early access to productions and is able to influence the selection of camera systems. Additionally, Panavision offers instruction and training in the handling of Panavision equipment to young directors and cinematographers while they are still in film school as well as thereafter, thereby developing loyalty to Panavision and providing a foundation for Panavision to sustain its strong market position.

          RANGE AND BREADTH OF CAMERA EQUIPMENT. Panavision believes that it has the world's largest inventory of camera systems, with over 1,000 cameras and 5,000 lenses. It also offers a broad range of choices, including equipment that is exclusively available through Panavision and its agents. The Company believes that the range and breadth of its camera inventory permit it to serve a greater number of productions throughout the world and make it the only company in the industry with the ability to serve multiple large-scale feature film productions simultaneously.

          DEDICATION TO CUSTOMER SERVICE. Panavision places special emphasis on customer service. The Company's customer service, repair and maintenance personnel are 'on call' and available to assist customers 24 hours a day. In order to provide filmmakers with a high level of support, the Company sends marketing representatives and technicians to film production sets to provide advice or immediate assistance with any equipment needs or questions. The Company assigns to each production a sales representative who possesses skills and experience appropriate to the needs of that production in an attempt to foster a strong and lasting working relationship with the customer. In addition, as part of its customer service, the Company often develops, customizes or procures equipment for specific customers or projects.

GROWTH STRATEGY

     The Company's growth strategy is to increase its market share in the worldwide commercial and feature film markets by leveraging its strong competitive position and brand name in the feature film and television industries in North America. The Company's strategy involves the following elements:

     INCREASE INVENTORY OF AVAILABLE CAMERA EQUIPMENT. Until mid-1996, the Company's growth has been inhibited by equipment shortages resulting from limited manufacturing capacity and capital expenditure constraints in its prior credit facilities. The Company believes that its move to its current manufacturing facility in 1996 as well as its enhanced access to capital will enable the Company to continue to expand its equipment base in order to meet expected market demand and to capture a larger market share, particularly in the worldwide commercial and independent feature film markets.

     EXPAND NEW PRODUCT DEVELOPMENT. The Company intends to continue developing and manufacturing the next generation of technologically superior cameras, lenses and accessories. The Company is currently rolling out its Millennium camera system and focusing its development efforts on value-added accessories that increase the overall size and rental price of a camera package. The Company's move into a larger manufacturing facility enabled the Company to hire additional personnel and significantly increase its research and development of new products in an effort to extend its leadership in technology and product development and to further facilitate collaborative efforts with filmmakers. For example, the Company has recently introduced a new close focus macro-zoom lens and the Panavision/Frazier Lens System which provide filmmakers with unique creative tools that were previously unavailable.

     GEOGRAPHIC EXPANSION AND STRATEGIC ACQUISITIONS. From time to time the Company has pursued strategic acquisitions, such as the FSG Acquisition, as a means of expanding market share in existing markets and as a gateway to new geographical markets. The Company will continue to evaluate such opportunities as they arise, as well as other opportunities, such as strategic alliances or the expansion of its agent network.

CAMERA RENTAL MARKETS

     Panavision supplies cinematographic equipment, such as cameras, lenses and accessories to its customers on a project-by-project basis. The Company has a rental inventory of over 1,000 cameras (including non-Panavision manufactured equipment) and 5,000 lenses, as well as associated accessories. The Company rents its equipment through 24 owned and operated rental facilities which are strategically located in cities where the most feature films are produced, including Los Angeles, Toronto, London and Paris. The Company also rents its equipment through ten independent agents, including agents located in New York, Tokyo and Hong Kong. Panavision's network of owned and operated rental offices and independent agents provides it with a competitive advantage as it is the only rental company that offers clients equipment and service on a national and worldwide basis.

     For the year ended December 31, 1997, approximately 63% of the Company's camera rental revenue was derived from productions based in North America. The Company believes that its sales force, which is segmented by the end markets served, is the most experienced and knowledgeable in the industry.

     Management believes that it has been able to achieve increases in the Company's equipment utilization rate because of Panavision's breadth and mix of equipment, along with an MIS system that enables the Company to transfer equipment to areas of greatest demand. The Company's Woodland Hills rental facility, its largest, generated approximately 43% of the Company's camera rental revenue during the year ended December 31, 1997 and achieved an increase of approximately 25% in utilization of Panaflex cameras from 1993 through 1997. Although the Company believes it can achieve further modest increases in utilization, additional significant increases will be difficult to achieve because of (i) the need to have sufficient inventory available for the peak feature film and television production season (typically the third and fourth quarters), (ii) time needed for service and maintenance, (iii) slippage in movie production start dates and (iv) time needed to prepare and customize equipment for each given project.

  FEATURE FILMS

     The rental process for feature films takes about four to seven months from the time the producer approves the project until filming is completed and the equipment package is returned to Panavision for servicing. The decision makers for the various markets are the producers, directors and cinematographers. In general, after production is approved, the decision makers discuss the requirements with their Panavision sales representative and then finalize the equipment package. The equipment is subsequently prepped at the Panavision rental facility and shipped to the studio or location to commence principal photography. Once the equipment is returned, the Company services its equipment in preparation for the next rental. The average feature film rental is for 10 to 12 weeks. Panavision rents camera packages that include cameras, lenses and accessories. The average weekly rental package price for feature films has increased since 1992 due to the addition of value-added proprietary lenses and accessories as well as modest price increases on its existing inventory.

     The number of feature films produced in North America increased from approximately 350 in 1992 to 576 in 1997. Major studio feature film productions decreased to approximately 86 in 1997 from approximately 104 in 1992, the first decline in any year since 1992. However, the number of independent feature films produced in North America increased from approximately 246 in 1992 to approximately 490 in 1997. Major studio feature films are typically large-budget productions with camera rental budgets that require greater depth of product and experienced customer service personnel. The Company expects that the production of large-budget action films will continue due in large part to their success in the international theater, television and home video markets. For the year ended December 31, 1997, approximately 34% of its camera rental revenue was generated from feature films. In addition, the Company estimates that its camera rental revenue from feature films for the year ended December 31, 1997 has grown 57% since 1992. The Company believes the feature film market, particularly independent productions, offers significant growth opportunities.

  COMMERCIALS

     Although commercial productions generally last for only one to seven days, daily rental rates for camera systems are equivalent to feature film rental rates and represent a significant part of the camera equipment rental market. Many of the creative people involved in the filming of commercials seek to distinguish their products by using innovative techniques requiring technologically advanced equipment--the ability to achieve a unique 'look,' which the Company believes can, in many cases, be achieved best by using Panavision products. By pursuing opportunities to expand its presence in the television commercial market, the Company believes that it can develop brand loyalty to Panavision products and beneficial long-term relationships with directors and cinematographers, many of whom begin their careers filming television commercials. For the year ended December 31, 1997, approximately 31% of its camera rental revenue was generated from commercials. The Company estimates that its camera rental revenue from commercials has grown 289% since 1992. The Company believes this market offers significant opportunities for growth.

  EPISODIC TELEVISION

     The episodic or series television market in North America is comprised primarily of dramas, situation comedies and action programs produced on film which are aired in both prime and non-prime time slots. These programs are broadcast on the four major television networks as well as on the WB, UPN and cable networks. The number of episodic shows produced on film has increased by approximately 100% since 1992, resulting primarily from the advent of new broadcast networks and increased original programming on cable networks. Over the same period, the Company believes that the use of film rather than videotape in episodic television has increased because of a number of factors. Film is an excellent storage or archival medium and may be digitally transferred to other media, such as the evolving high definition television technologies, with greater resolution than videotape. The image quality that film offers is very important to television programs that will be syndicated into many markets. In contrast, videotape may not be fully compatible with high definition television and may deteriorate more rapidly over time.

     For the year ended December 31, 1997, approximately 25% of its camera rental revenue was generated from episodic television. The Company estimates that its camera rental revenue for the year ended December 31, 1997 from episodic television has grown 205% since 1992. The Company believes it will continue to make inroads in this market as a result of new network programming requirements and innovative Panavision products such as the 3-Perf(Registered) System, the Pedestal Camera System and a 2,000-foot film magazine.

  MOVIES OF THE WEEK

     In addition to episodic television, there are also movies of the week shot specifically for network and cable television. The number of movies of the week productions in North America has increased from approximately 185 in 1992 to approximately 227 in 1997. However, due to the relatively low budgets associated with these productions, overall cost is a major factor in the selection of the camera equipment that is used and, accordingly, the dollar size of this market is relatively small.

     For the year ended December 31, 1997, approximately 4% of its camera rental revenue was generated from movies of the week. The Company estimates that its camera rental revenue from movies of the week has grown 17% since 1992. While the Company will continue to serve this market, given its size and price sensitivity, the Company expects to focus on higher-budget productions.

PRODUCTS

     The following chart details the primary cameras and lenses manufactured and rented by the Company.

PRODUCTS                                             DESCRIPTION
---------------------------------------------------  ------------------------------------------------------------
CAMERA
  Millennium.......................................  Recently introduced, this top-of-the-line camera incorporates all functions of the previous cameras as well as new advanced optics and electronics. The camera is
                                                     designed for feature films and high-end commercials.
  Platinum Panaflex................................  As the flagship of the Panavision camera line until the introduction of the Millennium, the Platinum Panaflex is
                                                     used primarily for large-budget feature films and commercial production.
  Golden Panaflex II...............................  As the workhorse of the Panavision camera line, the Golden
                                                     Panaflex II is used across all markets.
  Golden Panaflex..................................  The Golden Panaflex is used primarily for episodic television, movies of the week and low-budget feature films.
  Panastar.........................................  The Panastar is a high speed MOS special effects and commercial camera.

LENSES
  Primo Primes.....................................  Primo Prime lenses are color matched, high contrast and resolution spherical lenses ranging from 10mm to 150mm.
  Primo Zooms:
     Primo 3:1 Zoom Lens
     Primo 4:1 Zoom Lens
     Primo 11:1 Zoom Lens..........................  Primo Zoom lenses have performance equal to the Primo
                                                     Primes, enabling seamless intercutting. Due to Primo Zoom
                                                     lenses' flexibility, they are suitable for virtually any
                                                     type of production.
  Panavision/Frazier Lens Systems..................  This new lens system is versatile and enables a continual image rotation while the camera system remains stationary in extreme depth of field, allowing previously impossible
                                                     camera shots and placements to be made.
ACCESSORIES
  Panavision Color Video Assist....................  The Panavision Color Video Assist captures a color video image of the scene being filmed, which can be simultaneously monitored by the director. It comes in a compact package
                                                     utilizing the latest technology in video cameras and
                                                     processing.
  Pedestal Camera System...........................  The Pedestal Camera System was developed to shoot multi-camera television shows, enabling a single operator to control the entire camera system.
  FTZSAC...........................................  FTZSAC, or Focus, T-Stop, Zoom, Speed Aperture Control, is a
                                                     digital remote control system.
  Super Panhead....................................  The camera body is mounted to a Super Panhead (geared head), which is used to control the panning and tilt motion of the camera.
  Magazines........................................  Magazines are used with every camera system to hold film and are available in 250, 500, 1,000 and 2,000 foot sizes.

  RESEARCH AND PRODUCT DEVELOPMENT

     The Company is in the process of expanding its research and development group, which currently comprises approximately 40 mechanical, software, electronic and optical engineers, draftsmen and machinists. Additionally, the research and development group has a dedicated machine shop that manufactures prototype equipment. These internal capabilities enable the Company to develop proprietary technology in collaboration with filmmakers to address their unique requirements.

     The Company has long been a leader in the research and development of film camera lenses. Since the first Panavision lens was introduced in 1957, the Company has introduced many innovative spherical and anamorphic lenses, including the PRIMO(Registered) series which won Academy Awards in 1990, 1991, 1994 and 1995. During 1997, the Company completed the development of a new macro close-focus, wide-angle zoom lens. This new lens is designed to address the need within the commercial market for a compact lens with the ability to operate in low light environments and maintain focus at extremely close ranges (e.g., table-top or other close-up work). In 1997, the Company introduced a new sync-sound camera which is lighter and quieter than current Panavision cameras and incorporates enhanced view finding and video monitoring capabilities. In addition, the Company is in the process of developing a digital video assist device that will enable the director and cinematographer to perform certain immediate on-set digital editing functions.

     Research and development expenses for the years ended 1995, 1996 and 1997 were $3.0 million, $4.3 million and $4.5 million respectively, and were $1.1 million for the three months ended March 31, 1998.

  CAMERA SYSTEMS

     The Company is the only provider of camera systems with an integrated design that provides customers with compatible products that are available worldwide. Each camera package rented for a project is comprised of a number of camera systems, each of which includes a camera, lenses and accessories. A cinematographer's needs may include a sync-sound camera, such as the Platinum Panaflex(Registered) and a high-speed Panastar(Registered) camera. Each camera's rental price includes a variety of accessories such as eyepieces, viewfinders, cables, brackets and grips.

     Cameras. There are two basic types of motion picture cameras--Synchronous, or 'sync-sound,' and Mit Out Sound ('MOS'). Sync-sound cameras are used to shoot pictures while recording dialogue. MOS cameras are used primarily to shoot high-speed footage and special effects and may also be used as backup cameras in situations where dialogue is not being recorded. The Company's camera inventory consists of both sync-sound and MOS cameras with various features and at a range of prices. While the majority of the Company's sync-sound cameras are 35mm cameras, the Company also manufactures 16mm cameras, which are used primarily on episodic television shows, and 65mm cameras, which are used primarily for special effects and special venue presentations.

     The Company's inventory also includes a number of non-Panavision cameras which are used to supplement the Company's product line. Due to its ability to purchase non-Panavision cameras if there is a business need to do so, the Company is able to compete with independent renters of cinematography equipment on the same level and with the same equipment. Its competitors, on the other hand, do not have the corresponding ability to purchase Panavision equipment, as Panavision equipment is not available to rental companies other than the Company's agents.

     Lenses. Panavision develops, designs and manufactures its own prime (fixed focal length) and zoom lenses, the most critical component affecting picture quality and an important consideration for the filmmaker. For many years, the Company specialized in anamorphic lenses, which are used for the wide-screen movie format. While the Company remains the world's leading supplier of these lenses, in 1985 a strategic decision was made to design and develop a new series of prime and zoom lenses specifically for cinematography applications. Accordingly, the Company created a line of advanced spherical lenses for the non-wide screen format, producing its proprietary PRIMO PRIME(Registered) and PRIMO ZOOM(Registered) lenses. The PRIMO(Registered) lenses have performance characteristics that exceed the other lenses available in the marketplace.

     Accessories. In order to provide its customers with a fully integrated camera system, the Company frequently introduces new camera accessories and currently offers an extensive range of products requested by and developed in conjunction with filmmakers. Certain accessories may reduce overall production costs by lowering the labor intensiveness of the production process and thereby decreasing the shooting days. Moreover, an accessory product often achieves such widespread acceptance among the Company's customers that the Company incorporates it into the base camera package, thereby increasing the overall package price.

MANUFACTURING AND ASSEMBLY

     The Company manufactures cameras, lenses and accessories designed by the Company's in-house research and development staff. The Company has over 100 non-union employees at its recently renovated and expanded 150,000 square foot manufacturing facility in Woodland Hills, California, located near Hollywood. Panavision is the only major manufacturer of cameras and lenses located in the Hollywood area, enabling the Company to develop close relationships with filmmakers as well as enabling the Company to rapidly respond to its customers' needs. While the breadth of the Company's rental inventory has allowed it to adequately service certain segments of the feature film and television industries, until mid-1996 capital constraints precluded Panavision from investing in additional rental equipment to expand its market share in other attractive markets, including both North American and international independent feature films and commercials. In 1997, the Company increased its camera manufacturing production to take advantage of what it believes to be favorable rates of return as well as high demand for its equipment, doubling the number of new camera systems manufactured in 1997 to 72 from 35 in 1996. Panavision expects to manufacture a similar number of camera systems in 1998. The Company believes that its existing manufacturing facility has sufficient capacity to increase manufacturing of camera systems beyond the level achieved in 1997.

     The Company develops and designs all the critical components for its camera systems, including the camera movement and lens. An entire camera system consists of hundreds of parts, each carefully produced, assembled and tested. The manufacturing process takes up to four months and primarily involves the fabrication and assembly of camera and lens components by over 100 highly skilled workers, each of whom generally has an area of specialization. Following the assembly process, each camera system is rigorously tested to achieve the high standard of performance that customers expect from Panavision.

     While the Company manufactures most of the components internally, certain components and subassembly work, including glass grinding, lens element polishing and die casting, are outsourced to selected suppliers. The Company has developed long-standing relationships with its significant suppliers and believes that they will continue to supply high-quality products in quantities sufficient to satisfy its requirements. Since certain components, particularly the lens element, require long lead times, precise production schedules are critical. Inventory levels are determined based on input from marketing, operations and the agent network. The Company maintains a fairly constant production schedule in order to utilize efficiently its resources and service its customers' requirements.

MARKETING AND CUSTOMER SERVICE

     The principal decision makers in the selection of the camera packages are cinematographers, directors and producers, who view their cameras and related equipment as critical artistic tools. Camera packages typically comprise a very small percentage of a production budget. Accordingly, absent budget constraints, the selection of equipment is driven by its suitability, technological capabilities and reliability, as well as by the degree to which the manufacturer or renter is able to rapidly service the technical needs of the filmmaker, both before and during film production.

     The Company's skilled sales representatives have established close working relationships with numerous filmmakers. To cultivate these relationships, the Company assigns to each production a sales representative who possesses skills and experience appropriate to the needs of that production. Based on discussions with the filmmaker, the sales representative recommends a camera package tailored to achieve the filmmaker's desired visual effect and meet the production budget. In addition, sales representatives provide further advice and support by visiting film production sites throughout the production. As a result of providing high-quality customer service, many of the Company's representatives have been working with the same filmmakers throughout their careers and in many instances the collaborative effort with the filmmaker has prompted the design of innovative camera systems and accessories.

     After preliminary decisions have been made with respect to the proper camera package, the camera equipment is delivered to a preparation room in one of the Company's facilities reserved for that filmmaker. The filmmaker, together with his own and Panavision's representatives, then inspects, tests and experiments with the equipment at the facility's prep floor, sound stage, film studio and screening room.

DISTRIBUTION

     Camera packages are rented to the motion picture and television industries through rental houses owned and operated by Panavision as well as by independent agents. These rental houses serve as a single point of contact for the cinematographers and often provide services including maintenance and technical advice. Panavision is the only manufacturer to have a significant portion of its revenue generated through owned and operated rental houses, primarily because of the Company's choice not to sell its equipment. The Company does not currently intend to begin selling its camera systems.

     Panavision owns and operates camera rental facilities domestically in Woodland Hills, Hollywood, Chicago, Dallas, Orlando and Wilmington, and internationally in Toronto and Vancouver, Canada, Dublin, Ireland and London
(five) and Manchester, England, Paris, France (two), Sydney, Brisbane, and Melbourne, Australia, Auckland and Wellington, New Zealand, Jakarta, Indonesia, and Kuala Lumpur, Malaysia. The Chicago, Dallas, Orlando, Toronto and Australia facilities also provide lighting, lighting grip and power distribution and generation equipment.

     In addition to its owned and operated facilities, the Company serves its customers through a network of domestic and international third-party agents who are responsible for the rental of the Company's equipment in locations that are not serviced by the owned and operated facilities. Agents pay approximately 60% of their rental revenue to the Company and retain the balance, which is charged as a commission expense in the Company's statement of income. The Company uses 10 third-party agents to facilitate the rental of its products, accounting for approximately 6% of the Company's revenue in 1997 and approximately 7% for the three months ended March 31, 1998. All of the Company's agents are well-trained in the use of Panavision equipment and are supported by the Company's technical staff.

     The Company's domestic third-party agent network includes agents in New York and San Francisco, and internationally, agents are located in Canada, Mexico, Italy, Spain, Sweden, Hong Kong, Japan and South Africa. The Hong Kong agent has offices in mainland China.

     For information as to the Company's operations in different geographical areas, see Note 10 of Notes to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

COMPETITION

     The market for high-precision cinematography equipment is highly competitive, primarily driven by technology, customer service and, to a lesser extent, price. As a manufacturer of cinematography equipment, the Company has two primary competitors, located in Europe. Both of these companies manufacture only cameras and certain accessories, primarily for sale to rental houses and individuals, who are not the end users. Because Panavision manufactures lenses, cameras, and a full range of accessories, has close relationships with filmmakers and has in-house design and manufacturing capabilities, the Company believes that it is better able to develop the innovative camera systems demanded by its customers.

     As a renter of cinematography equipment, the Company competes with numerous rental facilities which must purchase their equipment from other manufacturers and then rent that equipment to their customers. While the overall rental business is price competitive and subject to discounting, the Company has chosen to compete on the basis of its large inventory base, technologically advanced proprietary products, broad product line, extensive sales and marketing force and commitment to customer service. The Company believes that it, as both the manufacturer and rental house, is able to respond to many user requests on shorter notice and more effectively than its rental competitors. In addition to its existing competitors, the Company may encounter competition from new competitors, as well as from new types of equipment.

LIGHTING RENTAL

     In addition to manufacturing and renting camera systems, the Company rents lighting, lighting grip, transportation and distribution equipment and mobile generators used in the production of feature films, television programs and commercials, outside broadcasts and other events from its owned and operated facilities located in the United Kingdom, Chicago, Dallas, Orlando, Toronto and Australia. In addition, the Company sells consumable products including lighting filters, light bulbs and gaffer tape, which are used in all types of production. Effective July 1, 1996, the Company acquired Lee Lighting, which for the year ended December 31, 1997 had revenue of approximately $23.4 million. The Company's other lighting rental operations had combined revenue of approximately $7.2 million for the year ended December 31, 1997.

  LEE LIGHTING

     Lee Lighting is the largest lighting rental operation in the United Kingdom. Lee Lighting purchases lighting equipment, lighting grip equipment and generators from independent manufacturers to maintain and build its rental asset base. Lee Lighting currently has the largest inventory of lampheads, the core element of lighting equipment used by filmmakers in all areas of the industry, in the United Kingdom. This large rental asset base and Lee Lighting's experienced management and electricians allow it to service a number of films which may be shooting concurrently. Lee Lighting operates lighting rental operations in London, Bristol, Manchester and Glasgow, each of which has its own rental inventories. From these four locations, Lee Lighting is able to service any productions in England, Wales or Scotland. In addition, Lee Lighting maintains a rental base at Shepperton Studios, the second largest studio complex in the United Kingdom for the production of feature films.

     Lee Lighting also supplies equipment to any U.K.-based production crew for shoots in Europe, South America or Africa. Typically, Lee Lighting does not service productions based outside of the United Kingdom, except occasionally in Ireland. Recently, Lee Lighting has supplied the entire lighting needs of such major feature films as THE AVENGERS, LOST IN SPACE, FOUR WEDDINGS AND A FUNERAL, ROB ROY, MISSION: IMPOSSIBLE, 101 DALMATIANS, EVITA and THE SAINT.

     Competition. Lee Lighting services both the motion picture and television industries, including studio programs, outside broadcasts, commercials and made-for-television movies (equivalent to movies of the week). These markets require a similar range of lighting products and related support equipment; however, feature films and episodic television programs generally require larger equipment packages than commercials. The composition of equipment packages is frequently determined by the producer, director or cinematographer, who may desire a specific type of image or lighting effect. Although Lee Lighting is the largest lighting rental company in the United Kingdom, the lighting rental market is price competitive.

     Competitive Strengths. The Company believes Lee Lighting is well-positioned in the U.K. lighting rental industry because of the following competitive strengths:

          Reputation for Outstanding Service. Over the last two decades Lee Lighting has developed a reputation among U.K. producers of feature films, television programs and commercials for providing outstanding service. Lee Lighting is the only lighting company in the United Kingdom that supplies its own electricians in connection with the rental of its equipment. Many major U.K. feature film producers regularly use Lee Lighting's equipment and the services of its skilled gaffers and electricians. This service force is on call 24 hours a day, seven days a week and is supplemented by freelance labor when required. This affords Lee Lighting the competitive advantage of providing customers with a higher quality and more consistent service, which is critical to success in capturing feature film work. Many of Lee Lighting's technicians are considered to be among the best in the film industry and their services are requested by some of the world's leading cinematographers.

          Depth of Inventory. Lee Lighting maintains the largest rental asset base of lighting equipment, transport, mobile generators and power distribution equipment in the United Kingdom. This permits Lee Lighting to service as many as 15 feature films at the same time. The Company believes that its extensive inventory of equipment provides it with an important competitive advantage. Its substantial inventory enables Lee Lighting to service projects with large-scale equipment and personnel requirements, such as feature films and outside broadcasts, while still maintaining sufficient capacity to service other projects simultaneously. Lee Lighting believes that its position as the inventory market leader makes it the only source for certain large-scale projects. Lee Lighting intends to add to its rental asset base while actively pursuing opportunities to increase its share in the U.K. feature film market as well as the television market, including commercials and television broadcasts.

          Experienced Management. Lee Lighting currently employs senior management who have developed relationships over many years with influential individuals in the U.K. motion picture and television industries. Under this management there is a sizable field force of gaffers and electricians who work exclusively for Lee Lighting.

LEE FILTERS

     Lee Filters is a manufacturer of light control media for the motion picture, television and theater industries. Sales of filters or gels used by lighting directors to control or correct lighting conditions during productions comprise 80% of Lee Filters' business. The balance consists of the sale of photographic filters and related products. Lee Filters' revenue was approximately $12.8 million in 1997 and $2.9 million for the three months ended March 31, 1998.

     Lee Filters' lighting filters are available in a wide range of colors and applications. These lighting filters are made either from polyester or polycarbonate film purchased from U.K. and European petrochemical companies. Lee Filters' range of light control filters includes tungsten conversion, daylight conversion, arc correction, fluorescent, diffusion and ultraviolet grades. The film base is impervious to water, is totally transparent and has a high melting point, making it ideal for the manufacture of filter systems. Rolls of film are coated on both sides with specially prepared lacquers which give them exactly the color or light management properties demanded by the user. The color formulas are proprietary to Lee Filters and are computer filed to ensure exact reproduction from one batch to the next. Lee Filters also makes stills photographic resin and polyester filters and a camera filter holder system for amateur stills photographers, and produces bellows for stills camera manufacturers.

     Lighting filter distribution is handled primarily through a network of third-party dealers who have been selected because of their specific knowledge of the filters' market in their respective countries. For the three months ended March 31, 1998 approximately 54% of Lee Filters' sales are in the United Kingdom and Europe. In the United Kingdom, Lee Filters sells on a direct basis to end users and rental houses as well as to distributors and dealers. In Europe, Lee Filters has distributors in France, Germany, Italy, Spain, Benelux, Portugal, Scandinavia and Switzerland.

     For the three months ended March 31, 1998, approximately 42% of Lee Filters' sales were generated in North America where it has established distribution operations in Los Angeles, California and the New York metropolitan area to service U.S. dealers. A third-party distributor has been established in Toronto to serve the Canadian market. The remaining 4% of sales are generated primarily in Japan, Hong Kong, Singapore and Australia.

  COMPETITION

     Lee Filters has one principal competitor and several smaller competitors. Some of these competitors are contract processors or coaters who supply the end user through other distributors, and some are sales companies which usually purchase and resell filters. Its principal competitor offers a full range of filters, some of which are made in-house and some of which are purchased.

  COMPETITIVE STRENGTHS

     Wide Range of Filter Types and Colors. Lee Filters believes it manufactures more types of filters and a wider range of colors than its competitors and is the only company which does not sell on a private label basis to others. Lee Filters does not resell filters made by other manufacturers, thereby enabling it to maintain better quality control.

     Large Inventory. Lee Filters maintains a sizable inventory of filters in three locations in order to provide same-day service to production companies. This is especially important in servicing feature films while on location. Quality and availability of product are the principal reasons Lee Filters is a preeminent supplier to the U.K., European and U.S. feature film industry.

     Lee Filters intends to expand its position in lighting filters for the film, television and theater markets by improving its distribution and dealer network, particularly in North and South America and in the Far East. In addition, it plans to increase its product offerings on a selective basis to the stills photography market in the United Kingdom and the United States.

INTELLECTUAL PROPERTY

      The Company relies on a combination of patents, licensing arrangements, trade names, trademarks, service marks, trade secrets, know-how and proprietary technology to protect its intellectual property rights. The Company owns or has been assigned or licensed under several domestic and foreign patents and patent applications relating to its cameras, lenses and accessories. The Company also owns or has been assigned several domestic and foreign trademark or service mark registrations including Panavision(Registered), Panaflex(Registered), Panahead(Registered), Panalite, Panavid(Registered), Panastar(Registered), Primo Zoom(Registered), Primo-L(Registered) and 3-Perf(Registered) which are material to its business.

     The Company may file additional patent and trademark applications in the future, although there can be no assurance that the Company will be successful in obtaining patents or trademark registrations based upon such applications. There also can be no assurance that the Company's patents, patent applications, trademarks, service marks, licenses and trade secret protections will adequately protect the Company from potential infringements or misappropriations of its intellectual property by third parties, that others will not obtain access to or independently develop technologies or know-how similar to that of the Company, or that future litigation by the Company will not be necessary to enforce its trademark, patent and other proprietary rights, or to defend the Company against claimed infringement of the rights of others, adverse determinations which could have a material adverse effect on the Company.

ENVIRONMENTAL MATTERS

     The Company is subject to foreign, federal, state and local environmental laws and regulations relating to the use, storage, handling, generation, transportation, emission, discharge, disposal and remediation of hazardous and non-hazardous substances, materials and wastes ('Environmental Laws'). The Company also is subject to laws and regulations relating to worker health and safety. Certain Environmental Laws can impose liability on present and former real property owners or operators, without regard to fault or legality of the original actions, for the cost of cleaning up or removing contamination caused by hazardous or toxic substances. The Company also could be held responsible for third-party property or personal injury claims or for violations of Environmental Laws relating to such contamination. The Company believes that its operations are in substantial compliance with all applicable Environmental Laws. The Company expects to spend approximately $2.0 million at its Lee Filters' Andover, England facility during 1998 and 1999 to comply with anticipated air emissions requirements in the United Kingdom. Although no other material capital or operating expenditures relating to environmental controls or other environmental matters are currently anticipated, there can be no assurance that the Company will not incur costs in the future relating to environmental matters that would have a material adverse effect on the Company's business or financial condition.

EMPLOYEES

     As of December 31, 1997, the Company had a total of approximately 1,227 full time employees, consisting of 502 employees based in the United States, 64 employees based in Canada, 502 employees based in the United Kingdom, 63 employees based in France, 70 employees based in Australia and 26 employees based in New Zealand. The Company is not a party to any collective bargaining agreements. The Company believes that its relationships with its employees are satisfactory.

PROPERTIES

     The Company's headquarters and principal manufacturing facility are located at its 150,000 square-foot facility in Woodland Hills, California. The Company also operates domestic rental facilities in Woodland Hills, Hollywood, Chicago, Dallas, Orlando and Wilmington. To service its international markets, Panavision operates rental facilities in Toronto and Vancouver, Canada, Dublin, Ireland and London (five) and Manchester, England, Paris, France (two), Sydney, Brisbane and Melbourne, Australia, Auckland and Wellington, New Zealand, Jakarta, Indonesia, and Kuala Lumpur, Malaysia. Lee Lighting operates rental facilities in London, Bristol and Manchester, England and Glasgow, Scotland. Lee Filters has operations in Burbank, California and Teterboro, New Jersey as well as a manufacturing facility located in Andover, England. All of the Company's facilities are leased, with the exception of two of the Company's greater London facilities, a small fabricating facility in Sydney, Australia and its facility located in Glasgow, Scotland, which are owned.

LEGAL PROCEEDINGS

     The Company is not engaged in any legal proceeding other than ordinary routine litigation incidental to its business. Panavision does not believe that any such proceedings currently pending will have a material adverse effect on its business or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of June 30, 1998, concerning the directors and executive officers of Panavision. Each director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier.

NAME                                         AGE   POSITION
------------------------------------------   ---   ---------------------------------------------------------------
Ronald O. Perelman........................   55    Director
Howard Gittis.............................   64    Director
James R. Maher............................   48    Director
Joseph P. Page............................   44    Director
Martin D. Payson..........................   62    Director
Kenneth Ziffren...........................   58    Director
William C. Scott..........................   64    Chairman of the Board, Chief Executive Officer and Director
John S. Farrand...........................   54    President, Chief Operating Officer and Director
Jeffrey J. Marcketta......................   43    Executive Vice President and Chief Financial Officer
Christopher M.R. Phillips.................   38    Controller and Secretary

     Ronald O. Perelman has been Chairman of the Executive Committee of the Board and a Director of Panavision, since June 1998. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings and various of its affiliates since 1980. Mr. Perelman also is Chairman of the Executive Committees of the Boards of Directors of Consolidated Cigar Holdings Inc. ('Cigar Holdings') and M&F Worldwide Corp. ('MFW') and Chairman of the Board of Meridian Sports Incorporated ('Meridian') and Revlon, Inc. ('Revlon'). Mr. Perelman is a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended (the 'Exchange Act'):
California Federal Bank, A Federal Savings Bank ('California Federal'), Cigar Holdings, First Nationwide Holdings Inc. ('FN Holdings'), First Nationwide (Parent) Holdings Inc. ('FN Parent'), MFW, Meridian, Revlon Consumer Products Corporation ('Products Corporation'), Revlon and REV Holdings Inc. ('REV Holding'). (On December 27, 1996, Marvel, Marvel (Parent) Holdings Inc. ('Marvel Parent'), Marvel Holdings Inc. ('Marvel Holding'), of which Mr. Perelman was a Director, Marvel III Holdings Inc. ('Marvel III'), of which Mr. Perelman is a Director and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     Howard Gittis has been a Director of Panavision since June 1998. He has been Vice Chairman of Mafco Holdings and various of its affiliates since 1985. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: Aames Financial Corporation, California Federal, Cigar Holdings, FN Holdings, FN Parent, MFW, Products Corporation, Revlon, REV Holdings, Jones Apparel Group, Inc., Loral Space & Communications Ltd., Rutherford-Moran Oil Corporation and Sunbeam Corporation.

     James R. Maher has been a Director of Panavision since June 1998. Mr. Maher has been President of Mafco Holdings since 1998 and President and Chief Executive Officer of Mafco Consolidated Group, Inc. since 1995. Mr. Maher was Chairman of the Board of Laboratory Corporation of America Holdings ('Lab Corp'), a clinical laboratory company from 1995 to April 1996 and was President and Chief Executive Officer of National Health Laboratories Holdings Inc., a clinical laboratory company, and a predecessor to Lab Corp, from 1992 to 1995. Mr. Maher was Vice Chairman of The First Boston Corporation, an investment bank, from 1990 to 1992 and Managing Director of The First Boston Corporation from 1982 to 1990. Mr. Maher is a Director of First Brands Corporation, which file reports pursuant to the Exchange Act.

     Joseph P. Page has been a Director of Panavision since June 1998. Mr. Page was Executive Vice President and Chief Financial Officer of The Coleman Company, Inc. from mid-1997 to March 30, 1998 and was

Executive Vice President and Chief Financial Officer of New World Communications Group Inc. from 1994 to 1996. Prior to that, Mr. Page was a partner in the accounting firm of Price Waterhouse for more than five years.

     Martin D. Payson has been a director of Panavision since November 1996. Mr. Payson has been active in investment and philanthropic activities since December 1992. From January 1990 to December 1992, he was Vice Chairman of the Board of Directors of Time Warner, Inc., and from 1970 to December 1990, he was an executive officer of Warner Communications Inc. Mr. Payson is also a director of Bestform Group, Inc., Meridian, Delta Financial Corporation and Unapix Entertainment, Inc.

     Kenneth Ziffren has been a Director of Panavision since June 1998. Mr. Ziffren has been a partner with the law firm of Ziffren, Brittenham, Branca & Fischer since 1979. Mr. Ziffren is also a director of City National Corp.

     William C. Scott has been Chairman of the Board and Chief Executive Officer of Panavision since 1988. From 1972 until 1987, Mr. Scott was President and Chief Operating Officer of Western Pacific Industries Inc., a company listed on the New York Stock Exchange. Prior to 1972, Mr. Scott was a Group Vice President of Cordura Corporation (a business information company) for three years, a Vice President of Booz Allen & Hamilton Inc. (management consulting firm) for five years and an owner/operator of several small businesses for eight years. Mr. Scott is also a director of Edison Control Corporation.

     John S. Farrand has been the President and Chief Operating Officer of Panavision since 1985. From 1980 to 1985, Mr. Farrand was employed by Warner Communications Inc. in several senior executive positions. He was President of their Atari Coin-Operated Games Division and subsequently was appointed President and Chief Operating Officer of Atari Holdings, Inc. Prior to 1980, Mr. Farrand spent 14 years with Music Hire Group Limited, a U.K. company specializing in coin-operated music systems (juke boxes), and from 1973 to 1980 served as Managing Director. Mr. Farrand is a member of the Academy of Motion Picture Arts and Sciences, a member of the Society of Motion Picture and Television Engineers and an associate member of the American Society of Cinematographers.

     Jeffrey J. Marcketta has been Executive Vice President and Chief Financial Officer of Panavision since 1993 and Treasurer since 1996. From 1991 to 1993, Mr. Marcketta served as the President of Panavision Europe Limited, a wholly owned subsidiary of the Company, and was responsible for the general management of the Company's European operations. From 1989 until 1991, he was Vice President of Corporate Development, assisting the Chief Executive Officer in the restructuring and rationalization of the Company's business operations. Prior to joining the Company in 1989, he worked for Ernst & Young LLP for almost ten years, the last three of which were spent in the Mergers and Acquisitions Consulting Group of the New York office.

     Christopher M.R. Phillips has served as Controller of Panavision since 1993 and Secretary since 1996. Mr. Phillips was the controller for the domestic operations of the Company from 1989 to 1993 and the assistant controller for the domestic operations of the Company from 1986 to 1989.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid to or accrued by all the executive officers of the Company for each of the last three completed fiscal years. Compensation accrued during one year and paid in another is recorded under the year of accrual.

                          SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                                         COMPENSATION AWARDS
                                          ANNUAL COMPENSATION                      -------------------------------
                         -----------------------------------------------------     SECURITIES
NAME AND PRINCIPAL                                              OTHER ANNUAL       UNDERLYING        ALL OTHER
POSITION                 YEAR      SALARY       BONUS(1)      COMPENSATION(2)      OPTIONS(#)     COMPENSATION(3)
---------------------    ----     --------     ----------     ----------------     ----------     ----------------
William C. Scott ....    1997     $800,000     $  400,000         $     --                --           $7,125
  Chairman of the        1996      800,000        400,000               --           576,681            7,125
  Board and Chief        1995      600,000      1,172,000               --                --            6,930
  Executive Officer

John S. Farrand .....    1997     $600,000     $  300,000         $     --                --           $7,125
  President and Chief    1996      600,000        359,400           54,163           726,812            7,125
  Operating Officer      1995      400,000        785,000               --                --            6,930

Jeffrey J. Marcketta     1997     $240,423     $  180,317         $     --                --           $7,125
  Executive Vice         1996      228,846        201,335           27,081           224,314            7,125
  President, Chief       1995      218,769        314,000               --                --            6,930
  Financial Officer
  and Treasurer

Christopher M.R.         1997     $111,058     $   51,577         $     --                --           $7,125
  Phillips ..........    1996       99,615         24,904               --            43,076            6,504
  Controller and         1995       88,077         45,000               --                --            4,842
  Secretary

------------------
(1) Bonuses paid pursuant to the Company's Executive Incentive Compensation Plan (the 'Executive Incentive Compensation Plan'), in which the Chairman and Chief Executive Officer is eligible to participate, as well as any other employees selected by the Chief Executive Officer. The plan allows participants to earn bonuses up to a stated percentage of their base salary. The bonuses were paid in part based on the Company's achievement of operating results, and in part based on achievement of individual goals established for the participant. Mr. Farrand's and Mr. Marcketta's 1996 bonus also reflects the issuance of shares of Common Stock (the '1996 Recapitalization Stock') at the time of the 1996 Recapitalization, which shares at such time had a fair market value of $59,400 and $29,700, respectively.

(2) Consists of tax reimbursement payments relating to the 1996 Recapitalization Stock.

(3) Consists of matching contributions by the Company under its 401(k) plan.

OPTION GRANT TABLE

     No stock options were granted to any named executive officers during the last fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth the number of shares as to which options were exercised by Messrs. Scott, Farrand, Marcketta and Phillips during 1997, the value realized upon such exercise, and the number and value of options held by such persons as of December 31, 1997. In connection with the Panavision Recapitalization all such outstanding unexercised stock options were cancelled in exchange for a lump sum cash payment.

                                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                 SHARES                          OPTIONS AT FY-END(#)                FY-END($)(1)
                               ACQUIRED ON       VALUE       ----------------------------    ----------------------------
NAME                           EXERCISE(#)     REALIZED      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------   -----------    -----------    -----------    -------------    -----------    -------------
William C. Scott............     210,000      $ 5,216,925      101,408         265,273       $ 2,617,594     $ 6,847,359
John S. Farrand.............     420,000       10,533,850            0         306,812                 0       7,919,585
Jeffrey J. Marcketta........     105,000        2,608,463       16,130         103,184           416,356       2,663,437
Christopher M.R. Phillips...           0                0       15,101          27,975           389,795         722,105

------------------------
(1) Based on a closing price of $25.8125 per share of Company Common Stock on December 31, 1997.

MANAGEMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     William C. Scott. Pursuant to an employment agreement with the Company, William C. Scott serves as Chairman of the Board of Directors and Chief Executive Officer of the Company at an annual salary of $800,000, subject to annual increases as determined by the Company. The employment agreement provides that Mr. Scott shall be granted bonuses pursuant to the Executive Incentive Compensation Plan and Non-Statutory Options pursuant to the terms of the Stock Option Plan. The employment agreement expires on June 11, 1999. The Company may terminate the employment agreement for cause. In the event of Mr. Scott's voluntary termination (except during the six-month period commencing six months after a change of control) or termination for cause by the Company, the Company shall pay Mr. Scott only an amount equal to his annual base salary and all previously unreimbursed expenses. Upon a voluntary termination by Mr. Scott during such six-month period commencing six months after a change of control, or upon termination of Mr. Scott's employment by the Company without good cause or by Mr. Scott for good reason, Mr. Scott is entitled to the greater of (x) $1,600,000 or (y) twice his annual base salary, and all accrued but previously unpaid salary, bonuses and unreimbursed expenses through the date of termination. Mr. Scott intends to terminate such contract prior to the Merger and, accordingly, upon such termination will not be entitled to any payments thereunder. Upon a termination of Mr. Scott by death or disability, the Company shall make a lump sum payment equal to the greater of $800,000 or Mr. Scott's base salary currently then in effect, as well as all accrued but previously unpaid salary, bonuses and unreimbursed expenses through the date of termination.

     The employment agreement contains a covenant prohibiting the improper disclosure and use of the Company's confidential information. In addition, the employment agreement contains a covenant prohibiting Mr. Scott from directly or indirectly competing with the Company. This covenant expires two years following Mr. Scott's voluntary termination.

     John S. Farrand. The Company has entered into an employment agreement with Mr. Farrand pursuant to which he is entitled to receive, upon termination of his employment by the Company (other than for cause or upon his death or disability), severance payments equal to the greater of (i) $600,000 or (ii) his annual base salary in effect at the time.

     Jeffrey J. Marcketta. The Company has entered into an employment agreement with Mr. Marcketta pursuant to which he is entitled to receive, upon termination of his employment by the Company (other than for cause or upon his death or disability), severance payments equal to the greater of (i) $237,500 or (ii) his annual base salary in effect at the time.

     Messrs. Scott, Farrand and Marcketta have waived their rights to receive severance payments upon termination of employment as described above prior to the Effective Time.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     No officer or employee of the Company, other than Messrs. Scott and Farrand, who serve on the Board of Directors of the Company, participated in the deliberations of the Board of Directors of the Company concerning executive compensation.

     The Stock Option Committee and the Compensation Committee were formed on May 8, 1996, upon the consummation of the 1996 Recapitalization. Set forth below is a description of the policies and practices that the Compensation Committee will implement with respect to future compensation determinations.

     Compensation Philosophy. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program ensures the Board of Directors and stockholders that (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements and are of the highest quality.

     The Company's executive compensation program consists of two key elements:
(1) an annual compensation component composed of base salary and bonus, and (2) a long-term compensation component composed of equity-based awards pursuant to the Stock Option Plan.

     Annual Compensation. Base salaries will be determined by evaluating the responsibilities associated with the position being evaluated and the individual's overall level of experience. In addition, the compensation of the Chief Executive Officer determined by the Compensation Committee is subject to the terms of Mr. Scott's existing employment agreement. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

     Bonuses are paid pursuant to the Company's Executive Incentive Compensation Plan, in which the Chairman and Chief Executive Officer is eligible to participate, as well as any other employees selected by the Chief Executive Officer. The plan allows participants to earn bonuses up to a stated percentage of their base salary. The bonuses are paid in part based on the Company's achievement of operating results, and in part based on achievement of individual goals established for the participant.

     With the exception of Mr. Phillips, all of the Company's named executive officers are currently under employment contracts. See 'Management Contracts and Change in Control Agreements.' The annual compensation for Messrs. Marcketta and Phillips and the bonus portion of Mr. Scott's annual compensation will be based upon the considerations noted above. Mr. Scott's base salary is determined pursuant to his employment agreement.

     Long-term Compensation. In order to align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes equity-based awards whose value is directly related to the value of the Company Common Stock. These equity-based awards will be granted by the Stock Option Committee pursuant to the Stock Option Plan. Individuals to whom equity-based awards are to be granted and the amount of Company Common Stock related to equity-based awards will be determined solely at the discretion of the Stock Option Committee. Because individual equity-based award levels will be based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

     Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m). The Company's general policy is to structure its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. All compensation paid pursuant to the Stock Option Plan is intended to be exempt from the application of Section 162(m). Although Messrs. Scott's and Farrand's total annual salary and bonus in 1997 exceeded $1 million, such amounts were exempt from the application of Section 162(m) because of certain grandfather provisions and therefore are fully deductible by the Company. While the Company currently intends to pursue a strategy of maximizing deductibility of senior management compensation, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and its stockholders, which may be based on considerations in addition to Section 162(m).

           COMPENSATION AND STOCK OPTION
                     COMMITTEE                   AUDIT COMMITTEE              EXECUTIVE COMMITTEE
           -----------------------------  -----------------------------  -----------------------------
                   Howard Gittis                Martin D. Payson              Ronald O. Perelman
                  James R. Maher                 Kenneth Ziffren                 Howard Gittis
                  Kenneth Ziffren                                               James R. Maher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last completed fiscal year, Mr. Scott and Mr. Lapidus and Ms. Wenig, both former directors of the Company, served as members of the Compensation Committee. Mr. Scott is Chief Executive Officer of the Company.

                           OWNERSHIP OF COMMON STOCK

     PX Holding owns 72% of the issued and outstanding Company Common Stock, with 19% owned by Warburg and 9% owned by public stockholders (including 3% owned by management).

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH MAFCO HOLDINGS

     PX Holding is a 100% owned indirect subsidiary of Mafco Holdings and Panavision is a majority owned indirect subsidiary of Mafco Holdings. As a result, Mafco Holdings is or will be able to direct and control the policies of PX Holding, Panavision and its subsidiaries, including with respect to mergers, sales of assets and similar transactions.

     Mafco Holdings is a diversified holding company with interests in several industries. Through its 83% ownership of Revlon, Mafco Holdings is engaged in the cosmetics and skin care, fragrance and personal care products business. Mafco Holdings also owns 65% of Meridian, a manufacturer and marketer of ski boats. Through its 64% ownership of Cigar Holdings, Mafco Holdings is engaged in the manufacture and distribution of cigars and pipe tobacco. Through its 39% ownership of MFW (assuming conversion of certain preferred stock), Mafco Holdings is in the business of processing licorice and other flavors. Mafco Holdings is also in the financial services business through its 80% ownership of California Federal. The principal executive offices of Mafco Holdings are located at 35 East 62nd Street, New York, New York 10021.

LOANS TO EXECUTIVE OFFICERS

     Mr. Farrand, an executive officer of Panavision, was the obligor in respect of a promissory demand note issued to the Company in January 1987. The principal amount of and accrued interest on this note were $540,000 and $38,681, respectively, as of December 31, 1997. The note accrued interest at a rate of 7.04% per annum, and, was repaid upon consummation of the Panavision Recapitalization.

     In December 1997, in order to facilitate the payment of taxes related to the exercise of options, which were issued pursuant to the Panavision Inc. Stock Option Plan, the Company made advances to certain officers and key employees in the form of notes. Notes were issued by Messrs. Scott, Farrand and Marcketta in the amount of $2,152,503, $3,698,800 and $924,700, respectively. Interest on the notes was compounded semiannually at the applicable federal rate in effect on the date the notes were issued. The notes matured on the date of consummation of the Panavision Recapitalization.

                            DESCRIPTION OF THE NOTES

     The New Notes will be issued under the Indenture dated as of February 11, 1998 between the Company and The Bank of New York, as trustee (the 'Trustee'), as supplemented by the First Supplemental Indenture thereto among the Company, PX Escrow and the Trustee dated as of June 4, 1998 (the 'Supplemental Indenture') copies of which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. Pursuant to the Supplemental Indenture, the obligations of PX Escrow under the Indenture were assumed by the Company upon the consummation of the Panavision Recapitalization, which occurred on June 4, 1998. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as in effect on the date of the original issue of the Notes (the 'TIA'), and all the provisions of the Indenture and the Notes, including the definitions therein of terms not defined in this Prospectus. Certain terms used herein are defined below under '--Certain Definitions.' The New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by December 1, 1998, interest will accrue on the Old Notes (in addition to the accretion of Original Issue Discount) from and including such date, until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on February 1 and August 1, commencing February 1, 1999, at a rate per annum equal to .50% of the Accreted Value as of the August 1 and February 1 immediately preceding such interest payment date. See '--Registration Rights.'

GENERAL

     The Old Notes are, and the New Notes will be, unsecured obligations of the Company, and will mature on February 1, 2006. The Trustee authenticated and delivered Old Notes for original issue in an aggregate principal amount at maturity of $217,903,000. The Old Notes are, and the New Notes will be, subordinated in right of payment to all existing and future Senior Debt of the Company. Prior to February 1, 2002, there will be no periodic cash payments of interest on the New Notes, except as described below.

     The New Notes will be treated as a continuation of the Old Notes, which were offered at a substantial discount from their principal amount at maturity. See 'Certain U.S. Federal Income Tax Consequences.' The calculation of the accretion of Original Issue Discount (the difference between the original issue price of the Notes and their principal amount at maturity) in the period during which a Note remains outstanding will be on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months; such accretion will commence from the Issue Date and end on February 1, 2002. Thereafter, the Notes will bear interest at a rate equal to 9 5/8% per annum, payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 2002, to the persons who are registered holders thereof at the close of business on the January 15 or July 15 preceding such interest payment date. The aggregate principal amount at maturity of the Notes represents a yield to maturity of 9 5/8%, without giving effect to any periodic payments of interest described below. Redemption or purchase by the Company of a Note will cause the Original Issue Discount and interest, if any, to cease to accrue on such Note, under the terms and subject to the conditions of the Indenture.

     All interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest, if any, will be payable at the office of the Trustee, but, at the option of the Company interest may be paid by check mailed to the registered holders of the Notes at their registered addresses. The Notes will be transferable and exchangeable at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of principal amount at maturity of $1,000 and any integral multiple thereof.

     Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with all New Notes and Private Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

ESCROW OF PROCEEDS AND OTHER AMOUNTS

     On February 11, 1998, PX Escrow entered into an escrow agreement with The Bank of New York, as escrow agent (the 'Escrow Agent') (such agreement, the 'Escrow Agreement'), pursuant to which PX Escrow deposited with the Escrow Agent the net proceeds of the Offering and cash or Treasury Securities (as defined in the Escrow Agreement) (such proceeds, cash and Treasury Securities, together with the interest, dividends and distributions thereon, the 'Escrowed Property') in an aggregate amount sufficient to redeem in cash the Notes at a redemption price equal to 100% of the Accreted Value of the Notes (the 'Initial Deposit').

     Upon consummation of the Panavision Assumption, the Escrow Agent released all Escrowed Property to Panavision. Panavision paid over to PX Escrow an amount equal to the portion of the Initial Deposit in excess of the net proceeds of the Offering, plus a portion of the earnings, if any, on such excess.

OPTIONAL REDEMPTION

     Except as set forth below, the Notes may not be redeemed by the Company prior to February 1, 2002. On and after February 1, 2002, the Company may redeem the Notes in whole at any time or in part from time to time at the redemption prices listed below (expressed as percentages of Accreted Value as of the redemption date) for the periods indicated plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due, if any, on the relevant interest payment date):

     if redeemed during the 12-month period commencing on February 1 of the years set forth below:

PERIOD                                                     REDEMPTION PRICE
--------------------------------------------------------   ----------------
2002....................................................       104.813%
2003....................................................       103.208%
2004....................................................       101.604%
2005....................................................       100.000%

     'Accreted Value' as of any date (the 'Specified Date') means, with respect to each $1,000 principal amount at maturity of Notes:

           (i) if the Specified Date is one of the following dates (each a 'Semi-Annual Accrual Date'), the amount set forth opposite such date below:

SEMI-ANNUAL ACCRUAL DATE                                     ACCRETED VALUE
----------------------------------------------------------   --------------
February 11, 1998.........................................     $   688.38
August 1, 1998............................................         719.63
February 1, 1999..........................................         754.26
August 1, 1999............................................         790.56
February 1, 2000..........................................         828.61
August 1, 2000............................................         868.48
February 1, 2001..........................................         910.28
August 1, 2001............................................         954.08
February 1, 2002..........................................       1,000.00

           (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (B) an amount equal to the product of (i) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (ii) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is February 11, 1998, the denominator of which is 170); and

          (iii) if the Specified Date occurs after February 1, 2002, $1,000.00.

     In addition, the Company may redeem the Notes in whole at any time before February 1, 2002 at a redemption price equal to the sum of (i) the Accreted Value thereof at the date of redemption, plus (ii) accrued and unpaid interest, if any, to the date of redemption, plus (iii) the Applicable Premium at the date of redemption.

     Until February 1, 2001, the Company may also redeem with, and to the extent the Company actually receives, the net proceeds of an underwritten public offering of common stock of the Company or Parent pursuant to an effective registration statement under the Securities Act, the Notes in part from time to time at a redemption price equal to 109 5/8% of the Accreted Value as of the redemption date, plus accrued interest, if any, to such redemption date (subject to the right of holders of record on the relevant record date to receive interest due, if any, on the relevant interest payment date); provided, however, that at least $141,637,000 aggregate principal amount at maturity of the Notes are required to remain outstanding after each such redemption.

     Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before any redemption date to each holder of Notes to be redeemed at its registered address. Notes in denominations larger than $1,000 principal amount at maturity may be redeemed in part but only in whole multiples thereof. If money sufficient to pay the redemption price of all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such redemption date Accreted Value ceases to increase and interest (if any) ceases to accrue on such Notes (or such portions thereof) called for redemption.

     The following definitions are used to determine the Applicable Premium:

     'Applicable Premium' means, with respect to a Note at any time, the greater of (i) 1.0% of the Accreted Value of such Note at such time and (ii) the excess of (A) the present value at such time of the principal amount at maturity plus any required interest payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the Accreted Value of such Note at such time.

     'Treasury Rate' means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for repayment or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to Stated Maturity of the Notes; provided, however, that if the average life to Stated Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to Stated Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

SINKING FUND

     There will be no mandatory sinking fund payments for the Notes.

SUBORDINATION

     The payment of the principal of, premium (if any) and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all Senior Debt of the Company. However, payments from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under 'Defeasance' below is not subordinate to any Senior Debt of the Company or subject to the restrictions described herein. As of March 31, 1998, after giving effect to the Panavision Recapitalization, the aggregate principal amount of outstanding Senior Debt would have been $305 million, consisting of borrowings under the New Credit Agreement. Although the Indenture contains limitations in the amount of additional Debt which the Company may incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt of the Company. See 'Certain Covenants--Limitation on Debt' below. A substantial portion of the operations of Panavision is conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such Subsidiaries (including holders of Bank Debt), and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Panavision, including holders of the Notes, even though such obligations may not constitute Senior Debt of the Company. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company. As of March 31, 1998, after giving effect to the Panavision Recapitalization, the outstanding liabilities of such Subsidiaries (including trade payables) would have been approximately $502 million (excluding indebtedness representing guarantees of such Subsidiaries that is otherwise included in Senior Debt of the Company). Although the Indenture limits the incurrence of Debt and Preferred Stock of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications; moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Debt under the Indenture. See 'Certain Covenants--Limitation on Debt.'

     Only indebtedness of the Company that is Senior Debt of the Company will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other

Senior Subordinated Debt of the Company. The Company has covenanted in the Indenture that it will not issue, directly or indirectly, any Debt which is subordinate or junior in ranking in any respect to Senior Debt of the Company unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to the Notes. Unsecured Debt is not deemed to be subordinated or junior to secured Debt merely because it is unsecured.

     'Senior Debt' is defined to mean, with respect to any person, the following obligations, whether outstanding on the Issue Date or thereafter created, incurred or assumed, and whether at any time owing actually or contingent: (i) all obligations of such person consisting of the Bank Debt; (ii) all obligations of such person consisting of the principal of and premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person), and all fees, expenses and other amounts in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (iii) all Capital Lease Obligations of such person; (iv) all obligations of such person (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii) and (iii) or (C) issued or assumed as the deferred purchase price of property and all conditional sale obligations of such person and all obligations of such person under any title retention agreement; (v) all obligations of other persons of the type referred to in clauses (ii), (iii) and (iv) and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise, including by means of any agreement which has the economic effect of a guarantee; and (vi) all obligations consisting of Refinancings of any obligation described in clauses
(i), (ii), (iii), (iv) or (v); unless, in the case of any particular obligation, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Notes, if such person is the Company, or to the Subsidiary Guarantee (as defined in '--Limitation on Issuances of Guarantees of Debt') of such person if such person is a Subsidiary of the Company. However, Senior Debt of such person will not include (1) any obligation of such person to the Company or to any Subsidiary of the Company, (2) any liability for Federal, state, local or other taxes owed or owing by such person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of such person that is subordinate or junior in any respect to any other indebtedness, guarantee or obligation of such person, (5) that portion of any Debt which at the time of issuance is issued in violation of the Indenture; provided, however, that in the case of Debt described in clause (5), (A) any Debt issued to any person who had no actual knowledge that the issuance of such Debt was not permitted under the Indenture and who received on the date of issuance thereof a certificate from an officer of the Company or a Subsidiary of the Company to the effect that the issuance of such Debt would not violate the Indenture will constitute Senior Debt and (B) any Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business will constitute Senior Debt provided that such Debt would normally be extinguished within three Business Days of issuance or (6) the Initial Notes, the Exchange Notes or the Private Exchange Notes.

     The Company may not pay principal of, or premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under 'Defeasance' below and may not repurchase, redeem or otherwise retire any Notes (collectively, 'pay the Notes') if (i) any Senior Debt of the Company is not paid when due or (ii) any other default on Senior Debt of the Company occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full. During the continuance of any default (other than a default described in clause
(i) or (ii) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a 'Payment Blockage Period') commencing upon the receipt by the Company and the Trustee of written notice (a 'Payment Blockage Notice') of such default from the Representative of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (x) by written notice to the

Trustee and the Company from the Representative which gave such Payment Blockage Notice, (y) by repayment in full of such Designated Senior Debt or (z) because the default specified in such Payment Blockage Notice is no longer continuing). Notwithstanding the provision described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, the Company may resume payments (including any missed payment) on the Notes after the termination of such Payment Blockage Period irrespective of the number of defaults with respect to Designated Senior Debt during such period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period. However, if any Payment Blockage Notice within such 360-day period is given by or on behalf of any holders of any Designated Senior Debt (other than the Bank Debt), the Representative of the Bank Debt may give another Payment Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Debt of the Company will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment.

     Notwithstanding the foregoing, the subordination provisions will not have any effect on the right of the Holders to accelerate the maturity of the Notes. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee will promptly notify the holders of the Designated Senior Debt or their Representatives of such acceleration.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Notes, and creditors of the Company who are not holders of Senior Debt or of Senior Subordinated Debt (including the Notes) may recover less, ratably, than holders of Senior Debt and may recover more, ratably than the holders of Senior Subordinated Debt.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events on or after the Issue Date (each a 'Change of Control'), each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest, if any, to the date of repurchase:

           (i) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have 'beneficial ownership' of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders 'beneficially own' (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i), such other person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person 'beneficially owns' (as so defined), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders 'beneficially own' (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

provided that, prior to the mailing of the notice to holders of Notes provided for in the following paragraph, but in any event within 30 days following any Change of Control, if the terms of any then outstanding Bank Debt prohibit the purchase of the Notes, the Company covenants to (i) repay in full all Bank Debt or to offer to repay in full all Bank Debt and to repay the Bank Debt of each lender who has accepted such offer or (ii) obtain the requisite consent under the Bank Debt to permit the repurchase of the Notes as provided for below. The Company will first comply with the covenant in the preceding sentence before it will be required to purchase Notes in connection with a Change of Control.

     Within 45 days following any Change of Control, the Company will mail a notice to each holder stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price in cash equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by the Company consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

     The Company's ability to pay cash to holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Notes as a result of a Change of Control.

     Certain provisions relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may not be waived or modified without the written consent of the holders of all the Notes.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture:

     Limitation on Debt. (a) The Company will not, and will not permit any Subsidiary of the Company to, issue, directly or indirectly, any Debt; provided, however, that the Company and its Subsidiaries will be permitted to issue Debt if, at the time of such issuance, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is issued exceeds the ratio of 2.0 to 1.0.

     (b) Notwithstanding the foregoing, from and after the Effective Date the Company and its Subsidiaries may issue the following Debt:

            (i) Debt issued pursuant to the New Credit Agreement, any Refinancing thereof or any other credit agreement, indenture or other agreement, in an aggregate principal amount not to exceed $350 million outstanding at any one time;

            (ii) the Notes and Debt issued by the Company in exchange for, or the proceeds of which are used to Refinance, any Debt permitted by this clause (ii); provided, however, that in the case of any Debt (other than the Exchange Notes and the Private Exchange Notes) issued in connection with a Refinancing, (x) the principal amount or, in the case of Debt issued at a discount, the accreted value of the Debt so issued does not, as of the Stated Maturity of the Debt being Refinanced, exceed the sum of (1) the principal amount or, if the Debt being Refinanced was issued at a discount, the accreted value of the Debt being Refinanced as of the Stated Maturity of the Debt being Refinanced, and (2) any Refinancing Costs associated with such Refinancing, (y) the Debt so issued will not provide for the payment of principal or interest in cash prior to February 1, 2002, will not have a Stated Maturity prior to the Stated Maturity of the Notes and will not, at the time such Debt is issued, have an Average Life that is less than the Average Life of the Debt being Refinanced and (z) the Debt so issued will consist of Senior Subordinated Debt or Subordinated Obligations;

           (iii) Debt (in addition to Debt described in clauses (i) and (ii) above) issued for working capital and general corporate purposes in an aggregate principal amount at the time of such issue which, when taken together with the aggregate principal amount then outstanding of all other Debt issued pursuant to this clause (iii), will not exceed the sum of (x) 50% of the book value of the inventory of the Company and its consolidated Subsidiaries and (y) 80% of the book value of the accounts receivable of the Company and its consolidated Subsidiaries, in each case as determined in accordance with GAAP;

           (iv) Debt of the Company issued to and held by a Wholly Owned Recourse Subsidiary and Debt of a Subsidiary of the Company issued to and held by the Company or a Wholly Owned Recourse Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any subsequent transfer of such Debt (other than to the Company or a Wholly Owned Recourse Subsidiary) will be deemed, in each case, to constitute the issuance of such Debt by the Company or of such Debt by such Subsidiary;

            (v) Debt (other than Debt described in clause (i), (ii), (iii) or
     (iv) above) of Panavision or any of its Subsidiaries outstanding on the Issue Date and Debt issued to Refinance any Debt (other than the Old Credit Agreement) permitted by this clause (v), by clause (vi) below or by paragraph (b) above; provided, however, that in the case of a Refinancing, the principal amount of the Debt so issued will not exceed the principal amount of the Debt being Refinanced plus any Refinancing Costs associated with such Refinancing; and provided further, however, that to the extent such Refinancing Debt is used directly or indirectly to Refinance Debt of a Subsidiary described in clause (vi) below, the portion of such Refinancing Debt so used will be issued only by such Subsidiary or any Subsidiary of such Subsidiary;

           (vi) Debt of a Subsidiary of the Company issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company);

           (vii) Non-Recourse Debt of a Non-Recourse Subsidiary; provided, however, that if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event will be deemed for the purposes of this covenant to constitute the issuance of such Debt by the issuer thereof; and

           (viii) Debt (in addition to Debt issued pursuant to clauses (i) through (vii) above and paragraph (b) above) in an aggregate principal amount outstanding at any time not to exceed $50 million.

     (c) The foregoing shall not prohibit the issuance of Redeemable Preferred Stock of Panavision contemplated by the Stockholders Agreement, provided that such Redeemable Preferred Stock is redeemed by Panavision in connection with the Transactions.

     (d) To the extent the Company or any Subsidiary of the Company guarantees any Debt of the Company or of a Subsidiary of the Company, such guarantee and such Debt will be deemed to be the same indebtedness and only the amount of the Debt will be deemed to be outstanding. If the Company or a Subsidiary of the Company guarantees any Debt of a person that, subsequent to the issuance of such guarantee, becomes a Subsidiary, such guarantee and the Debt so guaranteed will be deemed to be the same indebtedness, which will be deemed to have been issued when the guarantee was issued and will be deemed to be permitted to the extent the guarantee was permitted when issued.

     Limitation on Other Senior Subordinated Debt and Secured Debt. (a) The Company will not issue, directly or indirectly, any Debt which is subordinate or junior in ranking in any respect to Senior Debt of the Company unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to the Notes.

     (b) The Company will not issue any Secured Debt that is not Senior Debt of the Company unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or prior to) such Secured Debt with a Lien on the same assets securing such Secured Debt for so long as such Secured Debt is secured by such Lien.

     Limitation on Restricted Payments.

     (a) The Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to make any Restricted Payment if, at the time of the making of such Restricted Payment:

            (i) a Default has occurred and is continuing (or would result therefrom); or

            (ii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

             (A) 50% of Consolidated Net Income (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such deficit) accrued during the period (treated as one accounting period) from January 1, 1998, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment;

             (B) the aggregate Net Cash Proceeds from sales of Capital Stock of Panavision (other than Redeemable Stock or Exchangeable Stock) or cash capital contributions made to Panavision on or after the Issue Date (exclusive of any Net Cash Proceeds or cash capital contributions received in connection with the Transactions, if any) (other than a sale to or a contribution by a Subsidiary of Panavision or any employee stock ownership plan established by Panavision or a Subsidiary of Panavision for the benefit of its employees);

             (C) the amount by which Debt of Panavision is reduced on Panavision's consolidated balance sheet on or after the Issue Date upon any conversion or exchange of Debt of Panavision into Capital Stock of Panavision which is not Redeemable Stock or Exchangeable Stock;

             (D) the aggregate Net Cash Proceeds received by Panavision from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to the Issue Date; provided, however, that if such employee stock ownership plan incurs any Debt, such aggregate amount of Net Cash Proceeds will be limited to an amount equal to any increase in the Consolidated Net Worth of Panavision resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock; and

             (E) to the extent that an Investment made by Panavision or a Subsidiary subsequent to the Issue Date has theretofore been included in the calculation of the amount of Restricted Payments, the aggregate cash repayments to Panavision or a Subsidiary of such Investment to the extent not included in Consolidated Net Income; provided, however, that any such cash repayment will be excluded from the amount of aggregate cash repayments described in this clause (E) to the extent that such cash is attributable to the net proceeds of the issuance of Non-Recourse Debt by a Non-Recourse Subsidiary and has been or is subsequently used to make a dividend or distribution pursuant to clause (ix) of paragraph
        (c) of this covenant.

     (b) The foregoing paragraph (b) will not prohibit the following (none of which will be included in the calculation of the amount of Restricted Payments, except to the extent expressly provided in clause (vi) below):

            (i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent issue or sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan) or of a cash capital contribution; provided, however, that the Net Cash Proceeds from such sale will be excluded from clauses (B) and (D) of paragraph (b)(ii) of this covenant;

            (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations;

           (iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations from Net Available Cash to the extent permitted as described under '--Limitation on Sales of Assets and Subsidiary Stock' below;

           (iv) any loan to a Permitted Affiliate entered into in the ordinary course of business; provided, however, that such Permitted Affiliate holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Company

            (v) dividends or distributions made by a Subsidiary of the Company to the Company or a Subsidiary of the Company and, if a Subsidiary of the Company is not wholly owned, to its other stockholders pro rata to the extent they are not Affiliates of the Company (other than (x) a Subsidiary of the Company, (y) an Unrestricted Affiliate and (z) a Permitted Affiliate);

           (vi) dividends paid within 60 days after the date of declaration thereof, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or of such commitment such dividend or other Restricted Payment would have complied with this covenant; provided, however, that at the time of payment of such dividend or the making of such Restricted Payment, no other Default has occurred and is continuing (or would result therefrom); provided further, however, that such dividend or other Restricted Payment will be included in the calculation of the amount of Restricted Payments;

           (vii) purchases, redemptions, defeasances or acquisitions of Non-Recourse Debt by a Non-Recourse Subsidiary;

           (viii) dividends and distributions in respect of Redeemable Stock issued by the Company or in respect of Preferred Stock issued by any Subsidiary of the Company, in each case to the extent such issuance is permitted as described under '--Limitation on Debt' above;

           (ix) so long as no Default has occurred and is continuing or would result from such transaction, dividends or distributions made by the Company to the extent attributable to the net proceeds of the issuance of Non-Recourse Debt by Non-Recourse Subsidiaries;

            (x) Restricted Payments necessary to consummate the Transactions;
     and

           (xi) so long as no Default has occurred and is continuing, amounts paid to Parent, to the extent necessary to enable Parent to pay actual expenses, other than those paid to Affiliates of the Company, incidental to being a publicly reporting, but non-operating, company.

     (c) The Company or any Subsidiary of the Company may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in paragraph (b) or (c) of this covenant; provided, however, that the making of such Restricted Payment will be conditioned upon the occurrence of such event.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to, make any Asset Disposition unless:

            (i) the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company, the determination of which will be conclusive and evidenced by a resolution of the Board of Directors of the Company (including as to the value of all non-cash consideration), of the Capital Stock and assets subject to such Asset Disposition;

            (ii) at least 75% of the consideration consists of cash, cash equivalents, readily marketable securities which the Company intends, in good faith, to liquidate promptly after such Asset Disposition or the assumption of liabilities (including, in the case of the sale of the Capital Stock of a Subsidiary of the Company, liabilities of the Company or such Subsidiary) (provided, however, that in respect of an Asset Disposition, more than 25% of the consideration may consist of consideration other than cash, cash equivalents, such readily marketable securities or such assumed liabilities if (A) such Asset Disposition is approved by a majority of those members of the Board of Directors of the Company having no personal stake in such Asset Disposition and (B) if such Asset Disposition involves aggregate consideration in excess of $10 million (with the value of any non-cash consideration being determined by a majority of those members of the Board of Directors of the Company having no personal stake in such Asset Disposition), such Asset Disposition has been determined, in the written opinion of a nationally recognized investment banking firm, to be fair from a financial point of view to the Company or such Subsidiary, as the case may be); and

           (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Subsidiary, as the case may be:

             (A) first, to the extent the Company is required by the terms of any Senior Debt of the Company or Debt of a Subsidiary, to prepay, repay or purchase Senior Debt of the Company or Debt of a Wholly Owned Recourse Subsidiary or additionally, in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) in accordance with the terms of such Debt;

             (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above, at the Company's election, to either (1) the prepayment, repayment or repurchase of Senior Debt of the Company or Debt of a Wholly Owned Recourse Subsidiary or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) which the Company is not required by the terms thereof to prepay, repay or repurchase (whether or not the related loan commitment is permanently reduced in connection therewith), or (2) the investment by the Company or any Wholly Owned Recourse Subsidiary (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the investment by such Subsidiary) in assets to replace the assets that were the subject of such Asset Disposition or in assets that (as determined by the Board of Directors of the Company, the determination of which will be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of Panavision and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the businesses of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto, in all cases, within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; and

             (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer pursuant to and subject to the terms of the Indenture to the Holders and the holders of other Senior Subordinated Debt designated by the Company (an 'Offer') to purchase Notes and such other Senior Subordinated Debt at a purchase price of 100% of their Accreted Value or principal amount, as applicable (without premium), plus accrued and unpaid interest, if any, to the date of the purchase (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt);

provided, however, that in connection with an offer pursuant to clause (C) above, if the principal amount and premium of such Notes and such Senior Subordinated Debt, together with accrued and unpaid interest tendered for acceptance pursuant to such offer exceeds the balance of Net Available Cash, then the Company will accept for purchase the Notes and such Senior Subordinated Debt of each such tendering holder on a pro rata basis in accordance with the principal amount so tendered.

     Notwithstanding the foregoing provisions of this paragraph (a), the Company and its Subsidiaries will not be required to apply any Net Available Cash in accordance with this paragraph (a) except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this paragraph (a) exceeds $10 million. Pending application of Net Available Cash pursuant to this paragraph (a), such Net Available Cash will be
(x) invested in Temporary Cash Investments or (y) used to make an optional prepayment under any revolving credit facility constituting Senior Debt of the Company or Debt of a Wholly Owned Recourse Subsidiary (or, additionally in the case of a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary), whether or not the related loan commitment is permanently reduced in connection therewith.

     (b) If (x) the aggregate purchase price of Notes and Senior Subordinated Debt tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes and Senior Subordinated Debt, (y) the Company is not obligated to make an Offer pursuant to the next sentence or (z) the Company is unable to purchase Notes from Holders thereof in an Offer because of the provisions of applicable law or of the Company's or its Subsidiaries' loan agreements, indentures or other contracts governing Senior Debt of the Company or Debt of Subsidiaries (in which case the Company need not make an Offer), the Company will apply the remaining Net Available Cash to (i) invest in assets to replace the assets that were the subject of the Asset Disposition or in assets that (as determined by the Board of Directors of the Company, the determination of which will be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of Panavision and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto or (ii) in the case of clause (x) or (y), prepay, repay or repurchase Debt of the Company or Debt of a Wholly Owned Recourse Subsidiary or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary which the Company or such Wholly Owned Recourse Subsidiary or Subsidiary is not required by the terms thereof to prepay, repay, repurchase or redeem (in each case other than Debt owed to the Company or an Affiliate of the Company), whether or not the related loan commitment is permanently reduced in connection therewith. The

Company will not be required to make an Offer for Notes and Senior Subordinated Debt pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (A) and clause (B) of paragraph (b)(iii) above) are less than $10 million for any particular Asset Disposition (which lesser amounts will not be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     Limitation on Transactions with Affiliates. (a) From and after the Effective Date, the Company will not, and will not permit any of its Subsidiaries (other than a Non-Recourse Subsidiary) to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or with an Affiliate of any such owner unless

            (i) the terms of such business, transaction or series of transactions are (A) set forth in writing and (B) at least as favorable to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person; and

            (ii) to the extent that such business, transaction or series of transactions is known by the Board of Directors of the Company or of such Subsidiary to involve an Affiliate of the Company or a legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or an Affiliate of such owner, then

             (A) with respect to a transaction or series of related transactions, other than any purchase or sale of inventory, renting of property or rendering of services in the ordinary course of business (an 'Exempt Transaction'), involving aggregate payments or other consideration in excess of $5 million, such transaction or series of related transactions has been approved (and the value of any noncash consideration has been determined) by a majority of those members of the Board of Directors of the Company having no personal stake in such business, transaction or series of transactions; and

             (B) with respect to a transaction or series of related transactions, other than any Exempt Transaction, involving aggregate payments or other consideration in excess of $10 million (with the value of any noncash consideration being determined by a majority of those members of the Board of Directors of the Company having no personal stake in such business, transaction or series of transactions), such transaction or series of related transactions has been determined, in the written opinion of a nationally recognized investment banking firm to be fair, from a financial point of view, to the Company or such Subsidiary.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

            (i) any Restricted Payment permitted to be paid pursuant to the Indenture;

            (ii) any transaction between the Company and any of its Subsidiaries; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (A) any Affiliate (other than the Company, a Wholly Owned Recourse Subsidiary of the Company, a Permitted Affiliate or an Unrestricted Affiliate) of the Company or (B) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or any Affiliate of such owner (other than the Company, any Wholly Owned Recourse Subsidiary of the Company or an Unrestricted Affiliate);

           (iii) any transaction between Subsidiaries of the Company; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (A) any Affiliate (other than the Company, a Wholly Owned Recourse Subsidiary of the Company, a Permitted Affiliate or an Unrestricted Affiliate) of the Company or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or any Affiliate of such owner (other than the Company any Wholly Owned Recourse Subsidiary of the Company or an Unrestricted Affiliate);

           (iv) any transaction between the Company or a Subsidiary of the Company and its own employee stock ownership plan;

            (v) any transaction with a Permitted Affiliate entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director); provided, however, that such Permitted Affiliate holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Company;

           (vi) any business or transaction with an Unrestricted Affiliate;

           (vii) any transaction pursuant to which Mafco Holdings will provide the Company and Panavision and its Subsidiaries at their request and at the cost to Mafco Holdings with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services;

           (viii) any transaction contemplated by a Tax Sharing Agreement; and

           (ix) the Transactions.

     Limitation on Restrictions on Distributions from Subsidiaries. The Company will not, and will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

            (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

            (ii) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Debt issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date;

           (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of any Debt (other than the Old Credit Agreement) issued pursuant to an agreement referred to in clause (i) or (ii) above or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) above or this clause (iii); provided, however, that any such encumbrance or restriction with respect to any Subsidiary is no less favorable to the holders of Notes than the least favorable of the encumbrances and restrictions with respect to such Subsidiary contained in the agreements referred to in clause (i) or (ii) above, as determined in good faith by the Board of Directors of the Company, the determination of which will be evidenced by a resolution of such Board of Directors;

           (iv) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease;

            (v) restrictions contained in security agreements securing Debt of the Company or a Subsidiary of the Company, to the extent such restrictions restrict the transfer of the collateral covered by such security agreements or, upon default, restrict the payment of dividends or distributions on Capital Stock, and restrictions contained in agreements relating to a disposition of property or Capital Stock of a Subsidiary, to the extent such restrictions restrict the transfer of the property or Capital Stock subject to such agreements; and

           (vi) any encumbrance or restriction relating to a Non-Recourse Subsidiary.

     Limitation on Issuances of Guarantees of Debt. (a) If any Subsidiary of the Company guarantees any Debt of the Company other than Senior Debt of the Company, the Company shall cause such Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall guarantee the Notes, which guarantee shall be subordinated to Senior Debt of such Subsidiary on the same basis as the Notes are subordinated to Senior Debt of the Company (a 'Subsidiary Guarantee').

     (b) If the Company guarantees any Debt of a Subsidiary of the Company pursuant to a guarantee which does not constitute Senior Debt of the Company, the Company shall cause such Subsidiary to execute and deliver to the Trustee a Subsidiary Guarantee.

     (c) Any Subsidiary Guarantee provided by a Subsidiary pursuant to clause
(a) or (b) above shall automatically be released if either (i) the guarantee referred to in such clause which gave rise to the requirement for such Subsidiary Guarantee is released, (ii) all of the Capital Stock or all or substantially all of the assets of such Subsidiary is sold or otherwise disposed of to a person other than the Company or a Subsidiary of the Company or (iii) the Indenture is discharged or defeased.

     (d) From and after the date a Subsidiary provided a Subsidiary Guarantee pursuant to clause (a) or (b) above until the date such Subsidiary Guarantee is released pursuant to clause (c) above, the Company shall not permit such Subsidiary to (x) issue, directly or indirectly, any Debt which is subordinated in right of payment to Senior Debt of such Subsidiary unless such Debt is either
(i) expressly pari passu in right of payment with such Subsidiary Guarantee and not subordinated in right of payment by its terms to any Debt of such Subsidiary which is not Senior Debt or (ii) is expressly subordinated in right of payment to such Subsidiary Guarantee or (y) issue any Secured Debt that is not Senior Debt of such Subsidiary unless contemporaneously therewith effective provision is made to secure such Subsidiary Guarantee equally and ratably with (or prior to) such Secured Debt with a Lien on the same assets securing such Secured Debt for so long as such Secured Debt is secured by such Lien.

     SEC Reports. Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, from and after the date (the 'reporting date') of effectiveness of an Exchange Offer Registration Statement (as defined under 'Exchange Offer; Registration Rights' below), the Company will file or cause to be filed with the SEC and provide the Trustee and holders of the Notes with the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) specified in Sections 13 and 15(d) of the Exchange Act. Prior to the reporting date, the Company will provide the Trustee and the holders of the Notes with information with respect to Panavision that is substantially similar to that required to be provided to such persons after the reporting date. The Company also will comply with the other provisions of TIA Section314(a).

SUCCESSOR COMPANY

     The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person, unless:
(i) the resulting, surviving or transferee person (the 'Successor Person') is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Successor Person (if not the Company) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Notes; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Person or any of its Subsidiaries as a result of such transaction as having been issued by such Successor Person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the Successor Person has a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that, nothing in this covenant will prohibit a Wholly Owned Recourse Subsidiary from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets to, the Company from and after the Effective Date. The Successor Person will be the successor obligor under the Indenture and thereafter, except in the case of a lease, the Company will be discharged from all obligations and covenants under the Indenture and the Notes.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, whether or not such payment is prohibited by the provisions described under 'Subordination' above, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions for subordination in the Indenture, (iii) the failure by the Company to comply with its obligations described under 'Successor Company' above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under 'Change of Control' (other than a failure to purchase Notes), 'Limitation on Debt,' 'Limitation on Other Senior Subordinated Debt and Secured Debt,' 'Limitation on Restricted Payments,' 'Limitation on Sales of Assets and Subsidiary Stock,' 'Limitation on Transactions with Affiliates,' 'Limitations on Other Business Activities,' 'Limitations on Restrictions on Distributions by Subsidiaries,' 'Limitation on Issuances of Guarantees of Debt' or 'SEC Reports' above, (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, the Escrow Agreement or the Notes (other than those referred to in clauses (i), (ii), (iii) and (iv) of this paragraph), (vi) Debt of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $10 million or its foreign currency equivalent and such default continues for 10 days after notice (the 'cross acceleration provision'), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the 'bankruptcy provisions'), (viii) any judgment or decree for the payment of money in excess of $10 million or its foreign currency equivalent is entered against the Company or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified in the next sentence (the 'judgment default provision') or (ix) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (the 'Subsidiary Guarantee default provision'). However, a default under clauses (iv), (v), (vi) and (viii) (B) above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount at maturity of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default (other than an Event of Default specified in clause
(vii) in the above paragraph with respect to the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes, in each case by notice to the Company and to the Representative of Bank Debt may declare the Accreted Value of and accrued interest (if any) on all the Notes as of the date of such declaration (collectively, the 'Default Amount') to be due and payable. Upon such a declaration, such Default Amount will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the Default Amount on all the Notes as of the date of such Event of Default will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount at maturity of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENT

     Subject to certain exceptions, the Indenture, the Notes and any Subsidiary Guarantee may be amended with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding and any past default or noncompliance with any provisions may be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the principal amount at maturity of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note or reduce the Accreted Value, Put Amount or Default Amount of any Note, (iv) reduce the premium or amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under '-- Optional Redemption' above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest (if any) on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the definition of Change of Control or in the dates by which the Company must purchase, or in the obligation of the Company to purchase, tendered Notes upon a Change of Control, (viii) make any change in the provisions described under 'Subordination' above that adversely affects the rights of such holder of a Note under such provisions, (ix) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, (x) make any change to the paragraph of the Notes providing for a Mandatory Redemption or (xi) except as provided in 'Limitation on Issuances of Guarantees of Debt' or 'Defeasance,' release any Subsidiary Guarantee, or change any Subsidiary Guarantee in any manner that adversely affects the rights of such holder of a Note under such Subsidiary Guarantee in any material respect.

     Without the consent of or notice to any holder of the Notes, the Company and the Trustee may amend the Indenture, the Notes or any Subsidiary Guarantee to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture if in compliance with the provisions described under '--Successor Company' above, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to add guarantees (including Subsidiary Guarantees) with respect to the Notes or to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to provide for issuance of the Exchange Notes or Private Exchange Notes, which will have terms substantially identical in all material respects to the Notes (except that the transfer restrictions contained in the Notes will be modified or eliminated, as appropriate), and which will be treated, together with any outstanding Notes, as a single issue of securities, to make any change in the provisions described under '--Subordination' above, that would limit or terminate the benefits available to any holder of Senior Debt of the Company or any Subsidiary Guarantee (or Representatives therefor), to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or to otherwise comply with the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holders of Senior Debt of the Company or any Subsidiary Guarantee then outstanding unless the holders of such Senior Debt (required pursuant to the terms of such Senior Debt) consent to such change.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

     A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See 'Book Entry, Delivery and Form.'

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture and all obligations of the Subsidiary Guarantors ('legal defeasance'), except for certain obligations, including those with respect to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under '--Certain Covenants,' '--Change of Control' and the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee default provision described under '--Defaults' above and the limitations contained in clause (iii) described under '--Successor Company' above and all obligations of the Subsidiary Guarantors ('covenant defeasance').

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv) (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under 'Defaults' above, because of the failure of the Company to comply with clause (iii) described under 'Successor Company' above or because of a Subsidiary Guarantor's failure to comply with the provisions of its Subsidiary Guarantee.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the 'defeasance trust') with the Trustee money or U.S. Government Obligations for the payment of principal and interest (if any) on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the Notes will mature or be redeemed within 60 days) delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     The following are certain definitions used in the Indenture and applicable to the description of the Indenture and the Notes set forth herein.

     'Affiliate' of any specified person means (i) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (ii) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (i) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing.

     'Asset Disposition' means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares and other than Capital Stock of a Non-Recourse Subsidiary), property or other assets (each referred to for the purposes of this definition as a 'disposition') by the Company or any of its Subsidiaries (other than a Non-Recourse Subsidiary) (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary of the Company to the Company or by the Company or a Subsidiary of the Company to a Wholly Owned Recourse Subsidiary, (ii) a disposition of property or assets by the Company or its Subsidiaries at fair market value in the ordinary course of business, (iii) a disposition by the Company or its Subsidiaries of obsolete assets or inventory in the ordinary course of business,
(iv) a disposition subject to or permitted by the provisions described under '--Limitation on Restricted Payments' above, (v) an issuance of employee stock options and (vi) a disposition by the Company or any of its Subsidiaries in which the Company or its Subsidiaries receive as consideration Capital Stock of (or similar interests in) a person engaged in, or assets that will be used in, the businesses of Panavision and its Wholly Owned Recourse Subsidiaries, or additionally, in the case of a disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary, existing on the Issue Date or in businesses reasonably related thereto, as determined by the Board of Directors of the Company, the determination of which will be conclusive and evidenced by a resolution of the Board of Directors of the Company.

     'Average Life' means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of the transaction or event giving rise to the need to calculate the Average Life of such Debt to the date, or dates, of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     'Bank Debt' means any and all amounts payable by the Company or any of its Subsidiaries under or in respect of the New Credit Agreement or any Refinancing thereof, or any other agreements with lenders party to the foregoing, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that nothing in this definition will permit the Company or any of its Subsidiaries to issue any Debt that is not permitted pursuant to the provisions described under '--Limitation on Debt,' above.

     'Board of Directors' means, with respect to any person, the Board of Directors of such person or any committee thereof duly authorized to act on behalf of such Board.

     'Business Day' means each day which is not a Legal Holiday.

     'Capital Lease Obligation' of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP;

the amount of such obligation will be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     'Capital Stock' of any person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     'Code' means the Internal Revenue Code of 1986, as amended.

     'Consolidated EBITDA Coverage Ratio' means, for any period, the ratio of
(i) the aggregate amount of EBITDA for such period to (ii) Consolidated Interest Expense for such period; provided, however, that

          (1) if Panavision or any Subsidiary of Panavision has issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an issuance of Debt, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been issued on the first day of such period and the discharge of any other Debt Refinanced or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period;

          (2) if since the beginning of such period Panavision or any Subsidiary of Panavision has made any Asset Disposition, EBITDA for such period will be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of Panavision or any Subsidiary of Panavision Refinanced or otherwise discharged with respect to Panavision and its continuing Subsidiaries in connection with such Asset Disposition for such period (or if the Capital Stock of any Subsidiary of Panavision is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent Panavision and its continuing Subsidiaries are no longer liable for such Debt after such sale); and

          (3) if since the beginning of such period Panavision or any Subsidiary of Panavision (by merger or otherwise) has made an Investment in any Subsidiary of Panavision (or any person which becomes a Subsidiary of Panavision) or an acquisition of assets which constitute all or substantially all of an operating unit of a business, including any Investment or acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto, as if such Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, an Investment in any person, an Asset Disposition, the amount of income or earnings relating thereto, or the amount of Consolidated Interest Expense associated with any Debt, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     'Consolidated Interest Expense' means, for any period, the sum of (a) the interest expense of Panavision and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as determined in accordance with GAAP consistently applied, plus (b) Preferred Stock dividends in respect of Preferred Stock of Panavision or any Subsidiary of Panavision (other than a Non-Recourse Subsidiary) held by persons other than Panavision or a Wholly Owned Recourse Subsidiary, plus (c) the cash contributions to an employee stock ownership plan of Panavision and its Subsidiaries (other than Non-Recourse Subsidiaries) to the extent such contributions are used by an employee stock ownership plan to pay interest.

     'Consolidated Net Income' means, for any period, the consolidated net income (or loss) of Panavision and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding

          (i) all extraordinary gains or losses;

          (ii) the portion of net income (or loss) of Panavision and its consolidated Subsidiaries attributable to minority interests in unconsolidated persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by Panavision or one of its consolidated Subsidiaries (subject, in the case of a dividend or distribution received by a Subsidiary of Panavision, to the limitations contained in clause (v) below) and, in the case of net loss, Panavision or any Subsidiary of Panavision has actually contributed, lent or transferred cash to such unconsolidated person;

          (iii) net income (or loss) of any other person attributable to any period prior to the date of combination of such other person with Panavision or any of its Subsidiaries on a 'pooling of interests' basis;

          (iv) net gains or losses in respect of dispositions of assets by Panavision or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business;

          (v) the net income of any Subsidiary of Panavision to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders;

          (vi) any net income or loss of any Non-Recourse Subsidiary, except that Panavision's equity in the net income of any such Non-Recourse Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to Panavision as a dividend or other distribution; and

          (vii) the cumulative effect of a change in accounting principles;

provided, however, that in using Consolidated Net Income for purposes of calculating the Consolidated EBITDA Coverage Ratio at any time, net income of a Subsidiary of the type described in clause (v) of this definition will not be excluded. Notwithstanding the foregoing, for the purposes of the covenant described under '--Limitation on Restricted Payments' only, Consolidated Net Income will be calculated after giving effect on a pro forma basis to, (a) to the extent not already included in the calculation of consolidated net income of Panavision in accordance with GAAP, interest expense on the Notes, amortization of deferred financing charges on the Notes and interest income on Escrowed Property accruing from the Issue Date to but excluding the Effective Date as if Panavision had issued the Notes on the Issue Date and (b) to the extent Transaction Charges have been charged to Consolidated Net Income in the fiscal quarter during which such Transaction Charges were incurred, the Transaction Charges as if they had not been charged to Consolidated Net Income in the fiscal quarter during which such Transaction Charges were incurred but instead had been capitalized on the consolidated balance sheet of Panavision in connection with the Transactions and subsequently amortized over a 40-year period.

     'Consolidated Net Worth' of any person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such person at such date, less any amounts attributable to Redeemable Stock or Exchangeable Stock.

     'Debt' of any person means, on any date of determination, without duplication,

            (i) the principal in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

            (ii) all Capital Lease Obligations of such person;

           (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);

           (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

            (v) the amount of all obligations of such person with respect to the redemption, repayment (including liquidation preference) or other repurchase of, in the case of a Subsidiary of the Company, any Preferred Stock and, in the case of any other person, any Redeemable Stock (but excluding in each case any accrued dividends);

           (vi) all obligations of the type referred to in clauses (i) through
     (v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and

           (vii) all obligations of the type referred to in clauses (i) through
     (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     'Default' means any event which is, or after notice or passage of time or both would be, an Event of Default.

     'Designated Senior Debt' means, as of any date of determination, (i) the Bank Debt and (ii) any other Senior Debt of the Company; provided that for purposes of this clause (ii) the Senior Debt of the Company issued in any single transaction will not be Designated Senior Debt unless the Senior Debt issued in such transaction (including any commitments to lend), at the time of issuance, had an aggregate principal amount outstanding (including any commitments to lend) exceeding $25 million and is specifically designated in the instrument evidencing such Senior Debt as 'Designated Senior Debt.'

     'EBITDA' means, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) all other noncash charges (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period), (vi) Transaction Charges and (vii) foreign currency gains or losses.

     'Exchangeable Stock' means any Capital Stock of a person which by its terms or otherwise is required to be exchanged or converted or is exchangeable or convertible at the option of the holder into another security (other than Capital Stock of such person which is neither Exchangeable Stock nor Redeemable Stock).

     'GAAP' means generally accepted accounting principles in the United States, as in effect from time to time, except that for purposes of calculating the Consolidated EBITDA Coverage Ratio, it means generally accepted accounting principles in the United States as in effect on the Issue Date.

     'guarantee' means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term 'guarantee' does not include endorsements for collection or deposit in the ordinary course of business. The term 'guarantee' used as a verb has a corresponding meaning.

     'Holder' or 'Noteholder' means the person in whose name a Note is registered on the Registrar's books.

     'Investment' in any person means any loan or advance to, any net payment on a guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Investments exclude advances to customers and suppliers in the ordinary course of business. The term 'Invest' has a corresponding meaning. For purposes of the definitions of 'Non-Recourse Subsidiary' and 'Restricted Payment' and for purposes of the provisions described under '--Limitation on Restricted Payments,' above, (i) 'Investment' includes a designation after the Issue Date of a Subsidiary as a Non-Recourse Subsidiary, and such Investment will be valued at an amount equal to the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated a Non-Recourse Subsidiary; and (ii) any property transferred to or from a Non-Recourse Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company, and if such property so transferred (including in a series of related transactions) has a fair market value, as so determined by the Board of Directors, in excess of $10 million, such determination will be confirmed by an independent appraiser.

     'issue' means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a person existing at the time such person becomes a Subsidiary of another person (whether by merger, consolidation, acquisition or otherwise) will be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other person.

     'Issue Date' means the date of original issue of the Notes.

     'Legal Holiday' means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or in the state where the principal office of the Trustee is located.

     'Lien' means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

     'Net Available Cash' from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required or estimated in good faith to be required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from or in connection with such Asset Disposition and (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; provided, however, that in connection with an Asset Disposition to a Subsidiary of the Company (other than a Non-Recourse Subsidiary), Net Available Cash will be deemed to be a percentage of Net Available Cash (as calculated above) equal to (A) 100% minus (B) the Company's percentage ownership in such Subsidiary.

     'Net Cash Proceeds,' with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

     'New Credit Agreement' means the Credit Agreement, dated as of June 4, 1998, among the Company, the several lenders signatory thereto, Chase Securities Inc., as Advisor and Arranger and The Chase Manhattan Bank, as Administrative Agent, as such agreement may be amended, supplemented, waived and otherwise modified or Refinanced from time to time.

     'Non-Convertible Capital Stock' means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock does not include any Redeemable Stock or Exchangeable Stock.

     'Non-Recourse Debt' means Debt or that portion of Debt (i) as to which neither the Company nor its Subsidiaries (other than a Non-Recourse Subsidiary)
(A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its Subsidiaries (other than Non-Recourse Subsidiaries) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     'Non-Recourse Subsidiary' means a Subsidiary of the Company (i) which has been designated as such by the Company, (ii) which has no Debt other than Non-Recourse Debt and (iii) which is in the same line of business as Panavision and its Wholly Owned Recourse Subsidiaries existing on the Issue Date or in businesses reasonably related thereto.

     'Officer' means the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company.

     'Officers' Certificate' means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary, of the Company, and delivered to the Trustee. One of the Officers signing an Officers' Certificate given pursuant to the provisions described in the last paragraph under '--Defaults,' above, shall be the principal executive, financial or accounting officer of the Company.

     'Old Credit Agreement' means the Credit Agreement, dated as of June 5, 1997, among Panavision, the subsidiary guarantors, the lenders signatory thereto and The Chase Manhattan Bank, as administrative agent, as in effect on the Issue Date.

     'Opinion of Counsel' means a written opinion from legal counsel who is reasonably acceptable to the Trustee. Such counsel may be an employee of or counsel to the Company (or its Parent or one of its Subsidiaries) or the Trustee.

     'Parent' means any person which acquires or owns directly or indirectly 80% or more of the voting power of the Voting Stock of the Company.

     'Paying Agent' means the office or agency where the Notes may be presented for payment, and any additional or successor paying agent.

     'Permitted Affiliate' means any individual that is a director or officer of Panavision, of Parent, of a Subsidiary of Panavision or of an Unrestricted Affiliate; provided, however, that such individual is not also a director or officer of Mafco Holdings or any person that controls Mafco Holdings.

     'Permitted Holders' means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, 'heirs')) or any person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

     'person' means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     'Preferred Stock,' as applied to the Capital Stock of any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

     'principal' of a Note as of any date means the Accreted Value of the Note as of such date plus, in the case of any redemption or an offer to repurchase Notes pursuant to the provisions described under '--Limitation on Sales of Assets and Subsidiary Stock' and '--Change of Control' above, the premium, if any, payable on the Note which is due or overdue or is to become due on such date.

     'principal amount at maturity' of a Note means the amount specified as such on the face of such Note.

     'Private Exchange Notes' shall have the meaning assigned thereto in the Registration Agreement. See 'Exchange Offer; Registration Rights.'

     'Put Amount' as of any date means, with respect to each $1,000 principal amount at maturity of Notes, 101% of the Accreted Value thereof as of the date of repurchase.

     'Redeemable Stock' means, with respect to any person, Capital Stock of such person that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such person to purchase or redeem such Capital Stock upon the occurrence of an 'asset sale' or 'change of control' occurring prior to the first anniversary of the Stated Maturity of the Notes will not constitute Redeemable Stock if (x) the 'asset sale' or 'change of control' provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes described under '--Limitation on Sales of Assets and Subsidiary Stock' and '--Change of Control' above, as determined in good faith by the Board of Directors of the Company, the determination of which will be evidenced by a resolution of such Board of Directors, and (y) any such requirement only becomes operative after compliance with such covenants, including the purchase of any Notes tendered pursuant thereto.

     'Refinance' means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. 'Refinanced' and 'Refinancing' have correlative meanings.

     'Refinancing Costs' means, with respect to any Debt being Refinanced, any premium actually paid thereon and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing; provided, that if any Debt issued in connection with such a Refinancing is issued at a discount, Refinancing Costs will be an amount equal to the accreted value (as of the Stated Maturity of the Debt being Refinanced) of the portion of such Debt used to pay such premium, costs and expenses.

     'Representative' means the trustee, agent or representative (if any) for an issue of Senior Debt.

     'Restricted Payment' means, as to any person making a Restricted Payment,

          (i) any dividend or any distribution on or in respect of the Capital Stock of such person (including any payment in connection with any merger or consolidation involving such person) or to the holders of the Capital Stock of such person (except dividends or distributions payable solely in the Non-Convertible Capital Stock of such person or in options, warrants or other rights to purchase the Non-Convertible Capital Stock of such person);

          (ii) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or of any direct or indirect parent of the Company.

          (iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition);

          (iv) any Investment in any Affiliate of the Company other than (x) a Subsidiary of the Company, (y) an Affiliate of the Company which will become a Subsidiary of the Company as a result of any such Investment and
     (z) an Unrestricted Affiliate; or

          (v) any Investment in a Non-Recourse Subsidiary.

     'Secured Debt' means Debt that is secured by a Lien.

     'Senior Subordinated Debt' means the Notes and any other indebtedness, guarantee or obligation of the Company that specifically provides that such indebtedness, guarantee or obligation is to rank pari passu in right of payment with the Notes and is not subordinated in right of payment by its terms to any indebtedness, guarantee or obligation of the Company which is not Senior Debt of the Company.

     'Significant Subsidiary' means (i) any Subsidiary (other than a Non-Recourse Subsidiary) of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period, or (ii) any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP). 'Defaulting Subsidiary' means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clause (vi), (vii) or (viii) of '--Defaults' above has occurred and is continuing.

     'Stated Maturity' means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

     'Subordinated Obligation' means any Debt of the Company (whether outstanding on the Issue Date or thereafter issued) which is subordinate or junior in right of payment to the Notes.

     'Subsidiary' means, with respect to any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person.

     'Tax Sharing Agreement' means any tax allocation agreement between the Company or any of its Subsidiaries with the Company or any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries, but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which Mafco Holdings is the common parent for purposes of filing a consolidated federal income tax return (such cessation, a 'Deconsolidation Event'), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such precedessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Company or such Subsidiary with respect to any such period).

     'Temporary Cash Investments' means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case, maturing within 360 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company (including the Trustee) which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million and whose debt is rated 'A' (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
Act) or any money-market fund sponsored by any registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a nationally recognized broker-dealer, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of 'P-2' (or higher) according to Moody's Investors Service, Inc. or 'A-2' (or higher) according to Standard and Poor's Corporation and (v) securities with maturities of six months or less from the date of acquisition backed by standby or direct pay letters of credit issued by any bank satisfying the requirements of clause
(ii) above.

     'Transaction Charges' means nonrecurring charges related to or arising out of the Transactions.

     'Transactions' means the transactions contemplated by the Recapitalization Agreement, the Stockholders Agreement and the Escrow Agreement.

     'Trust Officer' means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     'Unrestricted Affiliate' means a person (other than a Subsidiary of the Company) controlled (as defined in the definition of an 'Affiliate') by the Company, in which no Affiliate of the Company (other than (x) a Wholly Owned Recourse Subsidiary of the Company, (y) a Permitted Affiliate and (z) another Unrestricted Affiliate) has an Investment.

     'U.S. Government Obligations' means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     'Voting Stock' of a person means all classes of Capital Stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     'Wholly Owned Recourse Subsidiary' means a Subsidiary of the Company (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by (i) the Company, (ii) the Company and one or more Wholly Owned Recourse Subsidiaries or (iii) one or more Wholly Owned Recourse Subsidiaries.

REGISTRATION RIGHTS

     Holders of the New Notes are not entitled to any registration rights with respect to the New Notes. PX Escrow and the Company entered into a registration agreement (the 'Registration Agreement') with the Initial Purchasers for the benefit of the holders of the Old Notes, pursuant to which PX Escrow and the Company agreed that they would, at their cost, by November 2, 1998, use their best efforts to cause a registration statement (the 'registration statement') to be declared effective under the Securities Act relating to the exchange of Old Notes for registered notes. The Registration Statement of which this Prospectus is a part constitutes the registration statement for purposes of the Registration Agreement. Upon the Registration Statement being declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Under existing Commission interpretations, the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. The Company has agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Notes acquired as described below. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indemnification rights and obligations).

     In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated by December 1, 1998, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement with respect to the resale of the Old Notes (the 'Shelf Registration Statement') covering resales of the Old Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until two years after its effective date. The Company will, in the event of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations).

     If by December 1, 1998, neither (i) the Exchange Offer is consummated nor
(ii) the Shelf Registration Statement is declared effective, interest will accrue (in addition to the accretion of Original Issue Discount) on the Notes from and including such date, until but excluding the earlier of (i) the consummation of the Exchange Offer and (ii) the effective date of a Shelf Registration Statement. In each case, such interest will be payable in cash semiannually in arrears on February 1 and August 1, commencing February 1, 1999, at a rate per annum equal to .50% of the Accreted Value as of the August 1 and February 1 immediately preceding such interest payment date.

     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

                         BOOK-ENTRY, DELIVERY AND FORM

GENERAL

     The Notes will be issued in the form of one or more fully registered Notes in global form ('Global Notes'). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company (the 'Depositary') and registered in the name of the Depositary or its nominee.

     Upon issuance of the Global Notes, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the number of Notes to the accounts of institutions that have accounts with the Depositary or its nominee ('participants'). The accounts to be credited shall be designated by the Initial Purchasers. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) for such Global Notes, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

     So long as the Depositary, or its nominee, is the registered holder of any Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes registered in their names, will not receive or be entitled to receive physical delivery in exchange therefor and will not be considered to be the owners or holders of such Global Notes for any purpose under the Notes or the Indenture. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Any payment of principal or interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes representing such Notes in accordance with existing arrangements between the Trustee and the Depositary.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participants.

     None of the Company, the Trustee, or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

     As long as the Notes are represented by a Global Note, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See 'Description of the Notes--Change of Control' and '--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock.' Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to participants. In order to ensure that the Depositary's nominee will exercise on a timely basis a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

     Unless and until exchanged in whole or in part for Notes in definitive form in accordance with the terms of the Notes, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary of any such nominee to a successor of the Depositary or a nominee of each successor.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes.

CERTIFICATED NOTES

     The Global Notes shall be exchangeable for corresponding certificated Notes registered in the name of persons other than the Depositary or its nominee only if (A) the Depositary (i) notifies the Company that it is unwilling or unable to continue as Depositary for any of the Global Notes or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the applicable Notes or (C) the Company executes and delivers to the Trustee, an order that the Global Notes shall be so exchangeable. Any certificated Notes will be issued only in fully registered form, and shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any certificated Notes so issued will be registered in such names and in such denominations as the Depositary shall request.

THE CLEARING SYSTEM

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and 'a clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ('participants') and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following description of consolidated indebtedness of the Company and its Subsidiaries to be incurred in connection with the Panavision Recapitalization under the New Credit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the New Credit Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

NEW CREDIT AGREEMENT

     In connection with the Panavision Recapitalization, the Company entered into the New Credit Agreement. The New Credit Agreement consists of (x) a term loan facility (the 'Term Facility') in an aggregate amount of $240.0 million consisting of two tranches, one of which is a 6-year facility in an aggregate principal amount equal to $90.0 million (the 'Tranche A Term Facility') and the other of which is a 7-year facility in an aggregate principal amount equal to $150.0 million (the 'Tranche B Term Facility'), and (y) a 6-year revolving credit facility (the 'Revolving Facility') in an aggregate principal amount of $100.0 million, of which up to $20.0 million is available for the issuance of letters of credit. Borrowings under the Term Facility were used to finance, in part, the Panavision Recapitalization, repay existing borrowings under the Old Credit Agreement and to pay related fees and expenses. Borrowings under the Revolving Facility will be used to finance the working capital and general corporate needs of the Company and its subsidiaries in the ordinary course of business.

      The full amount of the Term Facility was drawn in a single drawing on June 4, 1998 (the 'Closing Date') and any amount repaid or prepaid under the Term Facility may not be reborrowed. Loans and letters of credit under the Revolving Facility will be available at any time prior to, in the case of loans, the final maturity of the Revolving Facility and, in the case of letters of credit, the fifth business day prior to the final maturity of the Revolving Facility. Amounts repaid under the Revolving Facility may be reborrowed.

     The Tranche A Term Facility is repayable in quarterly installments in an aggregate principal amount for each year following the Closing Date (commencing with the second year following the Closing Date) as follows: $5.0 million; $10.0 million; $20.0 million; $25.0 million; and $30.0 million, respectively. The Tranche B Term Facility is repayable in quarterly installments in an aggregate principal amount for each year following the Closing Date (commencing with the second year following the Closing Date) as follows: $1.0 million for years 2 through 5; $21.0 million for year 6; and $125.0 million for year 7.

     Borrowings under the New Credit Agreement bear interest at a rate per annum equal to the Alternate Base Rate ('ABR Loans') or the Eurodollar Rate ('Eurodollar Loans') plus, in each case, a margin that will be based on the performance of the Company at levels to be agreed. The initial margin on loans under the Revolving Facility and loans under the Tranche A Term Facility is 2.25% for Eurodollar Loans and 1.25% for ABR Loans. The initial margin on loans under the Tranche B Term Facility is 2.50% for Eurodollar Loans and 1.50% for ABR Loans. The Company may select interest periods of one, two, three or six months for Eurodollar Loans. At any time when the Company is in default in the payment of any amount of principal due under the New Credit Agreement, such amount shall bear interest at 2% above the rate otherwise applicable. Overdue interest, fees and other amount shall bear interest at 2% above the rate applicable to ABR Loans.

     The Company is required to prepay the Term Facility and to permanently reduce the Revolving Facility with: (i) 100% of the net proceeds of any sale or issuance of equity or incurrence of certain indebtedness after the Closing Date by the Company or any of its subsidiaries; (ii) 100% of the net proceeds of any sale or other disposition (with customary casualty or condemnation reinvestment provisions to be agreed) by the Company or any of its subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed) and (iii) 75% of excess cash flow (definition to be agreed) for each fiscal year of the Company (commencing with the fiscal year in which the Closing Date occurs); provided that such percentage shall be 50% if the leverage ratio (definition to be agreed) at the end of the applicable fiscal year is equal to or below a level to be agreed upon. All such prepayments shall be applied, first, to the prepayment of the Term Loans and, second, to the permanent reduction of the Revolving Facility. Each such prepayment of the Term Loans shall be applied to the Tranche A Term Loans and the Tranche B Term Loans ratably and to the installments thereof ratably in accordance with the then oustanding amounts. If, however, any Tranche A Term Loans are oustanding, each holder of Tranche B Term Loans shall have the right to refuse all or any portion of such prepayment allocable to its Tranche B Term Loans, and the amount so refused will be applied to prepay the Tranche A Term Loans.

     Any loans under the New Credit Agreement may be prepaid without premium or penalty (subject to reimbursement of customary breakfunding costs) and commitments may be reduced by the Company in minimum amounts to be agreed. Optional prepayments of the Term Loans shall be applied to the Tranche A Term Loans and the Tranche B Term Loans ratably and to the installments thereof ratably in accordance with the then oustanding amounts. If, however, any Tranche A Term Loans are outstanding, each holder of Tranche B Term Loans shall have the right to refuse all or any portion of such prepayment allocable to its Tranche B Term Loans, and the amount so refused will be applied to prepay the Tranche A Term Loans.

     The obligations of the Company under the New Credit Agreement are guaranteed by each of the Company's direct and indirect domestic subsidiaries (collectively, the 'Guarantors'). The obligations of the Company and the Guarantors in respect of the Credit Facilities are secured by a perfected first priority security interest in all of such person's tangible and intangible domestic assets (including, without limitation, intellectual property, real property, and all of the capital stock of each of the Company's direct and indirect domestic subsidiaries and 65% of the capital stock of first tier foreign subsidiaries).

     The New Credit Agreement contains customary representations and warranties and affirmative covenants. Such documentation contains a number of covenants that, among other things, limit indebtedness; liens; guarantee obligations; mergers; sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures; investments; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale leasebacks and negative pledge clauses. The New Credit Agreement also contains financial covenants including, but not limited to, minimum interest coverage and maximum leverage.

     The New Credit Agreement contains customary events of default, including, but not limited to, nonpayment of principal, interest or fees; material inaccuracy of representations and warranties; violation of covenants; cross-default; bankruptcy events; material judgments, ERISA; actual or asserted invalidity of collateral documents; and a change of control (definition to be agreed).

     Certain fees are payable with respect to the New Credit Agreement, including (i) a commitment fee equal to the rate of .50% on the average daily unused portion of the Revolving Facility, payable quarterly in arrears; (ii) a commission on all outstanding letters of credit at a per annum rate equal to the margin then in effect with respect to Eurodollar Loans on the face amount of each such letter of credit; (iii) a fronting fee equal to .25% per annum on the face amount of each letter of credit, payable quarterly in arrears; (iv) an annual administration fee and (v) arrangement and other similar fees that were paid on or prior to the Closing Date.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax consequences associated with the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes applicable to initial holders of Notes who are United States holders. The summary is based upon current laws, regulations, rulings and judicial decisions all of which are subject to change and such change could affect the continuing validity of this discussion. The discussion below does not address all aspects of United States federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under such laws (for example, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations, individuals who are not citizens or residents of the United States, individuals who hold Notes as a hedge against currency or interest rate risks or that are part of a straddle or conversion transaction and persons having a functional currency other than the U.S. dollar). In addition, the discussion does not address any aspect of state, local, or foreign taxation and assumes that purchasers of the Notes will hold them as 'capital assets' (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the 'Code').

     For purposes of this discussion, a 'United States Holder' means a holder of Notes who or which is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any political subdivision thereof (including the District of Columbia), (iii) an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

     EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

EXCHANGE OF NOTES

     The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer will not be treated as an 'exchange' for federal income tax purposes because the New Notes do not differ materially from the Old Notes, and because the exchange will occur by operation of the terms of the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, no gain or loss will be recognized on the exchange of Old Notes for New Notes pursuant to the Exchange Offer.

TAX TREATMENT OF THE NOTES

     Original Issue Discount. The Notes were issued with an original issue discount ('Original Issue Discount'), and holders of the Notes are required to recognize such Original Issue Discount as ordinary income in advance of the receipt of cash payments to which such income is attributable regardless of a holder's regular method of accounting. The total amount of Original Issue Discount with respect to a New Note equals the excess of its 'stated redemption price at maturity' over its 'issue price.' The 'stated redemption price at maturity' of a Note equals the sum of all payments on the Note, including interest and principal. The 'issue price' of a Note generally equals the price at which a substantial amount of the New Notes are sold for cash (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.)

     Holders of Notes are required to include Original Issue Discount in income as it accrues in accordance with a constant yield method based on compounding at the end of each accrual period, employing accrual periods of no longer than one year (regardless of a holder's regular method of accounting). In general, the amount of Original Issue Discount that is includable in income is determined by allocating to each day in an accrual period the ratable portion of Original Issue Discount allocable to the accrual period. The amount of Original Issue Discount that is allocable to an accrual period is generally an amount equal to the product of the adjusted issue price of a Note at the beginning of such accrual period (the issue price of the Notes determined as described above, generally increased by all prior accruals of Original Issue Discount with respect to the Notes and reduced by any payment actually made on such Notes and the yield to maturity (the discount rate, which when applied to all payments under the Notes results in a present value equal to the issue price).

     Prior to February 1, 2002, no cash interest will accrue with respect to the Notes. Consequently, purchasers of New Notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

     Holders of the New Notes will not be required to include any other amounts in gross income with respect to payments on the Notes made after February 1, 2002.

     Exchange Offer, Registration Rights. If interest accrues on the Notes (other than Original Issue Discount) as described above in 'Exchange Offer; Registration Rights,' such interest generally should be included in the holder's gross income in accordance with the holder's regular method of accounting for federal income tax purposes. It is possible, however, that the Internal Revenue Service (the 'IRS') may take a different position, in which case a holder might be required to include such income as it accrues or becomes fixed (regardless of the holder's regular method of accounting) and might be required to recompute the amounts of Original Issue Discount includable in income with respect to the Notes.

     Sale, Retirement or Other Taxable Disposition. A holder's basis in a New Note (which initially will equal its cost to the holder) will be increased by the amount of Original Issue Discount that is includable in such holder's income and decreased by any payments received on the Note. Gain or loss upon a sale or other disposition of a New Note will be measured by the difference between the amount of cash, or the fair market value of property, received with respect to such sale and the holder's adjusted basis in such Note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held such Notes for more than one year.

     Backup Withholding. Under certain circumstances, the failure of a holder to provide sufficient information to establish that such holder is exempt from the backup withholding provisions of the Code will subject such holder to backup withholding at a rate of 31 percent. In general, backup withholding applies if a holder fails to furnish a correct taxpayer identification number (such as a Social Security number in the case of individuals), fails to report interest income (including Original Issue Discount) in full, or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to withholding.

     Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders such consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     On October 6, 1997, the Department of the Treasury issued new regulations (the 'New Regulations') which make certain modifications to the withholding, backup withholding and information reporting requirements. The New Regulations attempt to unify certification requirements and modify the reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult with their tax advisors regarding the New Regulations.

     Reporting Requirements. Each Certificated Note will contain a legend stating that it was issued with Original Issue Discount and setting forth the issue date, the issue price, the amount of Original Issue Discount and the yield to maturity. The Company will report annually to the IRS and to each holder the amount of Original Issue Discount accrued with respect to such Note for that calendar year.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of the Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such document in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Following consummation of the Exchange Offer, the Company may, in its sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Registration Agreement. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Company in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for New Notes pursuant to the terms and conditions contained herein.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the New Notes will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has acted as counsel for the Company in connection with the Exchange Offer. Skadden, Arps, Slate, Meagher & Flom LLP and Paul, Weiss, Rifkind, Wharton & Garrison have from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including the Company and Revlon, Inc.) in connection with certain legal matters.

                                    EXPERTS

     The consolidated financial statements of Panavision Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the Film Services Group at December 31, 1996 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand, chartered accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              -----
PANAVISION INC.

DECEMBER 31, 1997
Report of Ernst & Young LLP, Independent Auditors..........................................................     F-2
Consolidated Statements of Income..........................................................................     F-3
Consolidated Balance Sheets................................................................................     F-4
Consolidated Statements of Stockholders' Equity............................................................     F-5
Consolidated Statements of Cash Flows......................................................................     F-6
Notes to Consolidated Financial Statements.................................................................     F-7

MARCH 31, 1998
Unaudited Condensed Consolidated Statements of Income......................................................    F-22
Unaudited Condensed Consolidated Balance Sheets............................................................    F-23
Unaudited Condensed Consolidated Statements of Cash Flows..................................................    F-24
Notes to Unaudited Condensed Consolidated Financial Statements.............................................    F-25

FILM SERVICES GROUP

DECEMBER 31, 1996
Report of Independent Auditors.............................................................................    F-28
Combined Profit and Loss Account...........................................................................    F-29
Combined Balance Sheet.....................................................................................    F-30
Combined Statement of Cash Flows...........................................................................    F-31
Notes to Combined Financial Statements.....................................................................    F-32

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Panavision Inc.

     We have audited the accompanying consolidated balance sheets of Panavision Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Panavision Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                       ERNST & YOUNG LLP

Los Angeles, California
February 13, 1998

                                PANAVISION INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1997        1996       1995
                                                                                  --------    --------    -------
Camera rental..................................................................   $117,028    $ 89,785    $75,083
Lighting rental................................................................     30,562      14,917      4,121
Sales and other................................................................     29,273      19,936     16,124
                                                                                  --------    --------    -------
Total rental revenue and sales.................................................    176,863     124,638     95,328
Cost of camera rental..........................................................     51,271      37,276     32,721
Cost of lighting rental........................................................     22,169       9,847      1,687
Cost of sales and other........................................................     17,439      12,350      9,961
                                                                                  --------    --------    -------
Gross margin...................................................................     85,984      65,165     50,959
Selling, general and administrative expenses...................................     47,575      30,688     28,486
Research and development expenses..............................................      4,494       4,310      2,986
                                                                                  --------    --------    -------
Operating income...............................................................     33,915      30,167     19,487
Interest income................................................................        484         747      1,597
Interest expense...............................................................     (6,869)     (8,182)    (7,213)
Foreign exchange gain (loss)...................................................       (105)        368        (32)
Other, net.....................................................................      1,315      (1,793)       447
                                                                                  --------    --------    -------
Income before non-controlling partners' interest in PILP
  and income taxes.............................................................     28,740      21,307     14,286
Non-controlling partners' interest in PILP.....................................         --      (4,500)    (7,348)
                                                                                  --------    --------    -------
Income before income taxes.....................................................     28,740      16,807      6,938
Income tax provision...........................................................     (9,252)     (3,536)    (1,375)
                                                                                  --------    --------    -------
Net income.....................................................................   $ 19,488    $ 13,271    $ 5,563
                                                                                  --------    --------    -------
                                                                                  --------    --------    -------
Basic earnings per share.......................................................   $   1.07    $    .94    $   .41
                                                                                  --------    --------    -------
                                                                                  --------    --------    -------
Diluted earnings per share.....................................................   $   1.03    $    .84    $   .36
                                                                                  --------    --------    -------
                                                                                  --------    --------    -------
Shares used in computation--Basic..............................................     18,174      14,130     13,706
Shares used in computation--Diluted............................................     19,012      15,733     15,277

                            See accompanying notes.

                                PANAVISION INC.
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    DECEMBER 31,
                                                                                             --------------------------
                                                                                                1997           1996
                                                                                             -----------    -----------
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................    $   11,020     $   10,629
  Accounts receivable (net of allowance of $3,959 in 1997 and $2,500 in 1996).............        25,645         20,124
  Inventories.............................................................................         8,540          5,182
  Prepaid expenses........................................................................         2,968          2,259
  Notes receivable from officers and key employees........................................         7,115             --
  Income tax receivable...................................................................         3,423             --
  Other current assets....................................................................         2,566            337
                                                                                             -----------    -----------
Total current assets......................................................................        61,277         38,531
Property, plant and equipment, net........................................................       199,038        130,441
Deferred tax assets.......................................................................         2,329          3,742
Goodwill..................................................................................         9,859             --
Other.....................................................................................         9,434          4,032
                                                                                             -----------    -----------
Total assets..............................................................................    $  281,937     $  176,746
                                                                                             -----------    -----------
                                                                                             -----------    -----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................    $    9,819     $    6,168
  Accrued liabilities.....................................................................        23,745         16,046
  Deferred tax liabilities................................................................         5,387             --
  Current maturities of long-term debt....................................................         5,383          5,000
                                                                                             -----------    -----------
Total current liabilities.................................................................        44,334         27,214
Long-term debt............................................................................       119,999         55,000
Deferred tax liabilities..................................................................         6,217            549
Other liabilities.........................................................................         1,943            965

Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value; 2,000 shares authorized; no shares issued and
     outstanding..........................................................................            --             --
  Common stock, $.01 par value; 50,000 shares authorized; 18,929 shares issued and outstanding at December 31, 1997, and 18,155 shares issued and outstanding at
     December 31, 1996....................................................................           189            181
  Additional paid-in capital..............................................................        77,053         76,109
  Retained earnings.......................................................................        34,463         14,975
  Foreign currency translation adjustment.................................................        (2,261)         1,753
                                                                                             -----------    -----------
Total stockholders' equity................................................................       109,444         93,018
                                                                                             -----------    -----------
Total liabilities and stockholders' equity................................................    $  281,937     $  176,746
                                                                                             -----------    -----------
                                                                                             -----------    -----------

                            See accompanying notes.

                                PANAVISION INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                           COMMON STOCK                                        CUMULATIVE
                                      -----------------------                    RETAINED       FOREIGN
                                      SHARES ISSUED              ADDITIONAL      EARNINGS       CURRENCY
                                           AND                    PAID-IN      (ACCUMULATED    TRANSLATION   STOCKHOLDERS'
                                       OUTSTANDING     AMOUNT     CAPITAL        DEFICIT)      ADJUSTMENT       EQUITY
                                      -------------    ------    ----------    ------------    ----------    -------------
Balance at January 1, 1995...........     13,706        $137      $  4,863       $ (3,859)      $   (219)      $     922
  Net income.........................         --          --            --          5,563             --           5,563
  Foreign currency translation
     adjustment......................         --          --            --             --            (29)            (29)
                                      -------------    ------    ----------    ------------    ----------    -------------
Balance at December 31, 1995.........     13,706         137         4,863          1,704           (248)          6,456
  Net income.........................         --          --            --         13,271             --          13,271
  Compensation recorded in connection
     with shares issued to
     officers........................        424           4           891             --             --             895
  Net proceeds from initial public
     offering........................      4,025          40        61,585             --             --          61,625
  Contribution of Lee Lighting
     assets..........................         --          --         8,000             --             --           8,000
  Contribution from parent...........         --          --           770             --             --             770
  Foreign currency translation
     adjustment......................         --          --            --             --          2,001           2,001
                                      -------------    ------    ----------    ------------    ----------    -------------
Balance at December 31, 1996.........     18,155         181        76,109         14,975          1,753          93,018
  Net income.........................         --          --            --         19,488             --          19,488
  Exercise of options................        774           8           944             --             --             952
  Foreign currency translation
     adjustment......................         --          --            --             --         (4,014)         (4,014)
                                      -------------    ------    ----------    ------------    ----------    -------------
Balance at December 31, 1997.........     18,929        $189      $ 77,053       $ 34,463       $ (2,261)      $ 109,444
                                      -------------    ------    ----------    ------------    ----------    -------------
                                      -------------    ------    ----------    ------------    ----------    -------------

                            See accompanying notes.

                                PANAVISION INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ---------------------------------
                                                                                  1997         1996        1995
                                                                                ---------    --------    --------
OPERATING ACTIVITIES:
  Net income.................................................................   $  19,488    $ 13,271    $  5,563
     Adjustments to derive net cash provided by operating activities:
       Depreciation and amortization.........................................      26,573      19,203      17,479
       Deferred income taxes.................................................       6,701      (2,031)        620
       (Gain) loss on sale of property and equipment.........................        (947)       (928)        597
       (Gain) loss from disposition of investment............................        (328)         --          --
       Non-controlling partners' interest in PILP............................          --       4,500       7,348
       Stock compensation expense............................................          --         895          --

     Changes in operating assets and liabilities, net of the effect of acquisitions:
       Accounts receivable...................................................       7,305      (6,644)     (1,498)
       Inventories...........................................................        (692)       (147)     (1,138)
       Prepaid expenses and other current assets.............................      (1,832)       (377)         17
       Accounts payable......................................................      (2,030)     (4,004)      3,629
       Accrued liabilities...................................................      (4,539)        683       1,484
       Other, net............................................................         801       2,011         216
                                                                                ---------    --------    --------
Net cash provided by operating activities....................................      50,500      26,432      34,317

INVESTING ACTIVITIES
  Acquisition of non-controlling partners' interest in PILP..................          --      (8,126)         --
  Capital expenditures.......................................................     (46,732)    (27,816)    (19,454)
  Proceeds from dispositions of equipment....................................       1,730       1,444       2,139
  Proceeds from disposition of investment....................................       1,253          --          --
  Business acquisitions, net of cash acquired................................     (58,684)      1,026       1,616
  Change in other assets.....................................................      (5,073)         --          --
                                                                                ---------    --------    --------
Net cash used in investing activities........................................    (107,506)    (33,472)    (15,699)

FINANCING ACTIVITIES
  Deferred financing costs...................................................        (865)     (1,469)         --
  Distributions to non-controlling partners in PILP..........................          --      (1,523)     (2,199)
  Borrowings under notes payable.............................................      73,631     110,000          --
  Repayments of notes payable................................................      (9,014)   (176,166)     (7,525)
  Net proceeds from initial public offering..................................          --      61,625          --
  Proceeds from exercise of options..........................................         952          --          --
  Contribution from parent...................................................          --         770          --
  Notes receivable from officers and key employees...........................      (7,115)         --          --
  Notes payable to affiliates................................................          --      (7,533)         --
                                                                                ---------    --------    --------
Net cash provided by (used in) financing activities..........................      57,589     (14,296)     (9,724)
Effect of exchange rate changes on cash......................................        (192)        280          57
                                                                                ---------    --------    --------
Net increase (decrease) in cash and cash equivalents.........................         391     (21,056)      8,951
Cash and cash equivalents at beginning of period.............................      10,629      31,685      22,734
                                                                                ---------    --------    --------
Cash and cash equivalents at end of period...................................   $  11,020    $ 10,629    $ 31,685
                                                                                ---------    --------    --------
                                                                                ---------    --------    --------

SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid during the period............................................   $   6,417    $  8,670    $  7,490
  Income taxes paid during the period........................................   $   2,874    $  4,267    $  1,075

During 1996, Warburg, Pincus acquired substantially all of the assets of Lee Lighting and contributed them in a non-cash transaction to the Company
(see Note 14).

                            See accompanying notes.

                                PANAVISION INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Basis of Presentation

     Panavision Inc. (Panavision or the Company), a majority owned subsidiary of Warburg, Pincus Capital Company L.P. (Warburg, Pincus or parent), commenced operations effective June 1, 1991. Prior to the May 1996 recapitalization transaction described below, Panavision owned 100% of the general partnership interests, 30% of the non-voting Class A limited partnership interests and 70% of the voting Class B limited partnership interests in Panavision International, L.P. (PILP), a Delaware limited partnership. PILP was formed effective June 1, 1991 to own and operate the camera rental and lighting filters business previously owned by Lee International Inc. (LII), an affiliated company. This transaction was recorded on a historical cost basis. All of the Company's operations are conducted through PILP and its subsidiaries.

     The consolidated financial statements include the accounts of Panavision, PILP and PILP's majority-owned subsidiaries. All significant intercompany amounts and transactions have been eliminated.

     Certain amounts in previously issued financial statements have been reclassified to conform to the 1997 presentation.

     Panavision is a leading designer, manufacturer and supplier of high-precision film camera systems, comprising cameras, lenses and accessories, for the motion picture and television industries. The Company rents its products through its owned and operated facilities in North America, Europe, and the Asia Pacific region, as well as through a worldwide agent network. In addition to manufacturing and renting camera systems, the Company also rents lighting, lighting grip, power distribution, generation and related transportation equipment and sells lighting filters and other color correction and diffusion filters.

  The 1996 Recapitalization

     In May 1996, the Company effected a recapitalization (the 1996 Recapitalization), pursuant to which it acquired all of PILP's limited partnership units it did not previously own and retired all of PILP's outstanding debt securities, other than those owned by Warburg, Pincus, for a total of $126.1 million in cash. As part of the 1996 Recapitalization, Warburg, Pincus and senior management loaned the Company $12.5 million in the form of subordinated debt, and the Company borrowed $110.0 million through a credit arrangement with a group of banks (see Note 6). The balance of the funds required came from the Company's cash on hand. As a result of the 1996 Recapitalization, the Company owns all of the general and limited partnership units in PILP. During November 1996, Panavision Inc. completed an initial public offering of its common stock. A portion of the offering proceeds were used to retire the loans from Warburg, Pincus and senior management. The remainder was contributed to PILP and used to pay down a portion of the Company's bank borrowings.

  Non-controlling Partners' Interest in PILP

     The non-controlling partners' interest in PILP represents 70% of the non-voting Class A limited partnership units and the 30% voting Class B limited partnership units which Panavision did not own prior to the 1996 Recapitalization. The PILP partnership agreement included provisions for the allocation of the partnership earnings and losses between Panavision and the non-controlling partners. However, since the non-controlling partners had a deficit in their partnership capital accounts as of the inception of PILP, such deficit was allocated to Panavision, as were PILP's losses for 1991 and 1992. Certain other distributions made by PILP in each year for tax payments, have all been charged against Panavision's interest in PILP and as a reduction of income in the accompanying consolidated financial statements. Accordingly, as required under generally accepted accounting principles, the non-controlling partners' share of PILP's income for 1993, 1994 and 1995 has been reduced to the extent of such deficit, losses and distributions. As previously described, in connection with the 1996 Recapitalization, Panavision has acquired the non-controlling partners' equity in PILP.

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  The Proposed Recapitalization

     On December 18, 1997, the Company, PX Holding Corporation, (PX Holding) an indirectly wholly owned subsidiary of Mafco Holdings, Inc. (Mafco) and PX Merger Corporation, a wholly owned subsidiary of PX Holding, entered into an Agreement of Recapitalization and Merger (the Recapitalization Agreement). Pursuant to the terms of the Recapitalization Agreement and subject to the conditions set forth therein, PX Merger Corporation will be merged with and into the Company (the Merger).

     Pursuant to the Recapitalization Agreement, stockholders of the Company (other than Warburg, Pincus Capital Company, L.P. (Warburg, Pincus)) will, in the aggregate, have the opportunity to elect to have their shares of Common Stock converted into the right to receive $27.00 per share in cash. To the extent that holders (other than Warburg, Pincus) of more than 88% of the shares of Common Stock elect to have their shares converted into the right to receive cash, the election is subject to proration.

     Pursuant to a Voting and Stockholders Agreement, dated as of December 18, 1997, as amended by the First Amendment (the Stockholders Agreement, and together with the Recapitalization Agreement and the transaction contemplated thereby, the Proposed Recapitalization), by and among Warburg, Pincus, Mafco and the Company, Warburg, Pincus has agreed to exchange 88% of its shares of Common Stock for Series A redeemable preferred stock (Redeemable Preferred Stock) of the Company redeemable immediately upon consummation of the Merger at a price equivalent to $26.50 in cash per share of Common Stock. To the extent fewer than 88% of the shares of Common Stock held by stockholders (other than Warburg, Pincus) are exchanged for cash, Warburg, Pincus will increase the number of shares of Common Stock it exchanges for Redeemable Preferred Stock (or will sell such shares to PX Holding), up to the remainder of its shares of Common Stock.

     As a result of the Proposed Recapitalization, Mafco will acquire control of the Company. Assuming stockholders (other than Warburg, Pincus) of at least 88% of the shares of Common Stock elect to receive cash for their shares, Mafco will beneficially own approximately 72% of the issued and outstanding Common Stock.

     Funds required in connection with the transaction, including to acquire the shares and outstanding stock options, to refinance existing indebtedness and to pay related fees and expenses, will be obtained through a combination of bank financing, the issuance of subordinated notes and the purchase by Mafco of equity in the recapitalized Company. This transaction, which is subject to certain conditions, including stockholder approval, is expected to be completed in the second quarter of 1998.

     In February of 1998, PX Escrow Corp., an indirect wholly owned subsidiary of Mafco, issued 9 5/8% senior subordinated discount notes (the Notes) due in 2006 for gross proceeds of $150.0 million. Upon consummation of the Proposed Recapitalization, the net proceeds from such offering will be transferred to the Company and the obligations of PX Escrow Corp. under the Notes will be assumed by Panavision. At that time, Panavision will also enter into a new credit agreement with a group of banks. If the Proposed Recapitalization is not completed, all obligations under the Notes will remain with PX Escrow Corp.

     In connection with the Proposed Recapitalization, the Company will recognize the following charges in the period in which the recapitalization transaction closes: approximately $29.3 million relating to the cash settlement of unexercised stock options, approximately $17.5 million relating to the purchase by the Company of shares acquired through the exercise of certain stock options, approximately $6.0 million relating to transaction expenses, approximately $2.3 million related to the increase in the valuation allowance on deferred tax assets and an extraordinary charge of approximately $1.8 million relating to the write-off of deferred financing costs relating to the repayment of borrowings under Panavision's existing credit agreement.

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   Translation of Foreign Currencies

     The functional currency for the Company's foreign subsidiaries is the local currency. All assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at rates of exchange in effect at the balance sheet date. Income statement items are translated at the average rate of exchange prevailing during the period. Translation gains and losses are recorded as a separate component of stockholders' equity. Gains and losses resulting from transactions in other than functional currencies are reflected in net income.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with original maturity dates of three months or less and investments in money market funds to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

  Inventories

     Inventories are valued at the lower of cost or market value and are determined principally under the first-in, first-out method.

  Property, Plant and Equipment

     Property, plant and equipment, including rental equipment, are stated at cost. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements that extend asset life are capitalized.

     Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful life of the related asset or the remaining lease term. Cost and accumulated depreciation applicable to assets retired or otherwise disposed of are eliminated from the accounts, and any gain or loss on such disposition is reflected in income.

     Depreciation is provided principally over the following useful lives:

Buildings and improvements............................................   10-30 years
Rental assets.........................................................    5-20 years
Machinery and equipment...............................................    5-10 years
Furniture and fixtures................................................    5-10 years

  Goodwill and Other Intangibles

     Goodwill recognized in business combinations accounted for as purchases is being amortized primarily over 30 years. As of December 31, 1997 goodwill is $9.9 million net of accumulated amortization of $0.2 million. Goodwill amortization expense amounted to $0.2 million for 1997. Goodwill is primarily related to the FSG Acquisition on June 5, 1997.

     Other intangibles such as patents and trademarks are included on the balance sheet as a component of other assets and are being amortized on a straight-line basis over their estimated useful lives ranging from 5 to 12 years. Amortization expense amounted to $0.2 million, $0.3 million and $0.6 million for 1997, 1996 and 1995, respectively. Accumulated amortization was $5.5 million and $5.3 million at December 31, 1997 and 1996, respectively.

  Accounting for Long-Lived Assets

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standard No. 121 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of' (SFAS 121). Long-lived assets, such as buildings, equipment and intangibles, are reviewed for impairment whenever

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

events or changes in circumstances indicate that the net book value of these assets may not be recoverable. Prior to the adoption of SFAS 121, the Company recorded an impairment loss of $1.7 million during 1995 with respect to certain real property owned by its U.K. operation. With the exception of the impairment loss recognized during 1995, current and prior period financial statements have not been affected by the adoption of SFAS 121.

  Income Taxes

     Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standard No. 109 'Accounting for Income Taxes' (see Note 5). Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. It is the Company's policy not to provide U.S. federal income taxes on undistributed earnings of foreign subsidiaries, as such earnings, if any, are intended to be permanently reinvested in those operations. As of December 31, 1997, the Company's accumulated foreign earnings were approximately $15,561,000.

  Concentration of Credit Risk

     Most of the Company's customers are in the entertainment industry. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Company does not generally require collateral. Actual losses and allowances have been within management's expectations.

  Revenue Recognition

     Rental revenue is recognized over the related equipment rental period. Sales revenue is recognized upon shipment. Returns and allowances, which have not been significant, are provided for in the period of sale.

  Effects of Recent Accounting Pronouncements

     In June 1997, Statement of Financial Accounting Standards No. 131, 'Disclosures About Segments of an Enterprise and Related Information' (SFAS 131) was issued. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997.

  Earnings Per Share

     During the year ended December 31, 1997, the Company adopted SFAS No. 128. 'Earnings Per Share' (SFAS 128) which required a change in the method used to compute earnings per share. Under this new standard, primary and fully diluted earnings per share were replaced with 'Basic' and 'Diluted' earnings per share. Basic earnings per share amounts exclude the dilutive effect of potential common shares and are therefore higher than the primary earnings per share amounts previously presented. For Panavision, diluted earnings per share amounts under the new standard are the same as primary earnings per share amounts previously presented. As required by SFAS 128, all prior period amounts have been restated to conform to the new presentation.

     Basic earnings per share is based upon the weighted-average number of common shares outstanding. Diluted earnings per share is based upon the weighted-average number of common shares and dilutive potential common shares outstanding. Potential common shares are outstanding options under the Company's stock option plan which are included under the treasury stock method.

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The following table sets forth the computation for basic and diluted earnings per share (in thousands, except per share information):

                                                                             YEAR ENDED DECEMBER 31,
                                                                          -----------------------------
                                                                           1997       1996       1995
                                                                          -------    -------    -------
Numerator for basic and diluted earnings per share-net income..........   $19,488    $13,271    $ 5,563
                                                                          -------    -------    -------
Denominator:
  Denominator for basic earnings per share-weighted-average shares.....    18,174     14,130     13,706
  Effect of dilutive securities-employee stock options.................       838      1,603      1,571
                                                                          -------    -------    -------
  Denominator for diluted earnings per share-adjusted weighted-average
     shares............................................................    19,012     15,733     15,277
Basic earnings per share...............................................   $  1.07    $   .94    $   .41
                                                                          -------    -------    -------
                                                                          -------    -------    -------
Diluted earnings per share.............................................   $  1.03    $   .84    $   .36
                                                                          -------    -------    -------
                                                                          -------    -------    -------

     Options to purchase 529,875 shares, which were outstanding during the years ended December 31, 1997 and 1996, were excluded from the respective computations of diluted earnings per share. These options were excluded from the computation as they will only vest if the Company achieves EBDIT (as defined) of $62.0 million in its year ending December 31, 1998 or the lower amount of $65.0 million or a 10% increase of its actual 1998 EBDIT (as defined) in its year ending December 31, 1999. For additional disclosures regarding the outstanding stock options see Note 8.

  Stock-Based Benefits

     Statement of Financial Accounting Standards No. 123 'Accounting for Stock-Based Compensation' (SFAS 123), recommends that stock awards granted subsequent to January 1, 1995 be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use APB 25 'Accounting for Stock Issued to Employees,' and disclose the pro forma income amount which would have resulted from recognizing such awards at their fair value. The Company will continue to account for stock-based compensation expense under APB 25 and make the required pro forma disclosures for compensation.

  Use of Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from such estimates.

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

2. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (in thousands):

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1997        1996
                                                                                   --------    --------
Land............................................................................   $    877    $    856
Buildings and improvements......................................................     11,771       9,015
Rental assets...................................................................    300,313     217,785
Machinery and equipment.........................................................     10,921      11,033
Furniture and fixtures..........................................................      4,500       3,820
Other...........................................................................      1,294       1,214
                                                                                   --------    --------
                                                                                    329,676     243,723
Less accumulated depreciation and amortization..................................    130,638     113,282
                                                                                   --------    --------
                                                                                   $199,038    $130,441
                                                                                   --------    --------
                                                                                   --------    --------

3. INVENTORIES

     Inventories consist of the following (in thousands):

                                                                                          DECEMBER 31,
                                                                                        ----------------
                                                                                         1997      1996
                                                                                        ------    ------
Finished goods.......................................................................   $3,983    $2,008
Work-in-process......................................................................      153        99
Component parts......................................................................    1,607     1,586
Supplies.............................................................................    2,797     1,489
                                                                                        ------    ------
                                                                                        $8,540    $5,182
                                                                                        ------    ------
                                                                                        ------    ------

4. ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1997       1996
                                                                                     -------    -------
Interest payable..................................................................   $   653    $   294
Professional fees.................................................................     1,754      2,015
Taxes other than income taxes.....................................................     2,199        555
Payroll and related costs.........................................................     6,425      6,974
Leases, severance and other FSG Acquisition related costs.........................     4,139      --
Accrued marketing and other.......................................................     8,575      6,208
                                                                                     -------    -------
                                                                                     $23,745    $16,046
                                                                                     -------    -------
                                                                                     -------    -------

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

5. INCOME TAXES

     The provision for income taxes includes the following (in thousands):

                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                               1997      1996      1995
                                                                              ------    ------    ------
Current provision:
  Federal..................................................................   $   76    $3,559    $  515
  State....................................................................      180       727       154
  Foreign..................................................................    2,295     1,281        86
                                                                              ------    ------    ------
Total current provision....................................................    2,551     5,567       755
                                                                              ------    ------    ------
Deferred provision:
  Federal..................................................................    5,039    (1,372)      537
  State....................................................................      138      (730)       83
  Foreign..................................................................    1,524        71      --
                                                                              ------    ------    ------
Total deferred provision...................................................    6,701    (2,031)      620
                                                                              ------    ------    ------
                                                                              $9,252    $3,536    $1,375
                                                                              ------    ------    ------
                                                                              ------    ------    ------

     For financial statement purposes, income before income taxes includes the following components (in thousands):

                                                                                   DECEMBER 31,
                                                                           ----------------------------
                                                                            1997       1996       1995
                                                                           -------    -------    ------
Income before income taxes:
  Domestic..............................................................   $16,546    $12,206    $4,219
  Foreign...............................................................    12,194      4,601     2,719
                                                                           -------    -------    ------
                                                                           $28,740    $16,807    $6,938
                                                                           -------    -------    ------
                                                                           -------    -------    ------

     A reconciliation from the provision for income taxes based on the federal statutory rate of 35% to the actual rate follows:

                                                                                       DECEMBER 31,
                                                                                --------------------------
                                                                                1997      1996       1995
                                                                                ----      -----      -----
Statutory rate applied to income before income taxes.........................   35.0%      35.0%      35.0%
State income taxes, net of federal income tax benefit........................    3.1        4.3        2.2
Reduction of valuation allowance.............................................   (8.8)     (27.0)      (3.7)
Non-deductible (non-taxable) differences in allocation of earnings to non-
  controlling partners.......................................................    --         9.0      (14.9)
Foreign income taxed at varying rates........................................     .7       --         --
Other, net...................................................................    2.2        (.3)       1.2
                                                                                ----      -----      -----
                                                                                32.2%      21.0%      19.8%
                                                                                ----      -----      -----
                                                                                ----      -----      -----

     Deferred income taxes reflect the net tax effects of net operating loss carryforwards, credits, and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

5. INCOME TAXES--(CONTINUED)

amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                                       DECEMBER 31,
                                                                                    -------------------
                                                                                      1997       1996
                                                                                    --------    -------
Deferred tax assets:
  Domestic net operating loss carryforwards......................................   $  4,470    $ 2,736
  Foreign net operating loss carryforwards.......................................      1,219      1,359
  Tax credit carryforwards (primarily alternative minimum tax credits)...........     10,387      9,503
  Expense accruals...............................................................      4,847      1,911
  State income taxes.............................................................        425      --
  Other..........................................................................        172        172
                                                                                    --------    -------
Total deferred tax assets........................................................     21,520     15,681
Valuation allowance..............................................................     (4,023)    (6,557)
                                                                                    --------    -------
Net deferred tax assets..........................................................     17,497      9,124
Deferred tax liabilities:
  Fixed assets...................................................................    (16,990)    (5,874)
  Stock based compensation.......................................................     (8,272)     --
  State income taxes.............................................................      --           (57)
                                                                                    --------    -------
Total deferred tax liabilities...................................................    (25,262)    (5,931)
                                                                                    --------    -------
Net deferred tax (liabilities) assets............................................   $ (7,765)   $ 3,193
                                                                                    --------    -------
                                                                                    --------    -------
Balance Sheet Classifications:
  Current deferred tax assets (included in other current assets).................   $  1,510    $ --
  Non-current deferred tax assets................................................      2,329      3,742
  Non-current deferred tax liability.............................................     (6,217)      (549)
  Current deferred tax liability.................................................     (5,387)     --
                                                                                    --------    -------
                                                                                    $ (7,765)   $ 3,193
                                                                                    --------    -------
                                                                                    --------    -------

     Federal net operating loss (NOL) carryforwards of $11,826,000, which expire from 2006 to 2012, alternative minimum tax (AMT) credit carryforwards of $6,693,000, which may be used indefinitely, and foreign tax credit (FTC) carryforwards of $2,013,000, which expire from 1998 to 2002, are available to the Company. Certain tax attributes are subject to annual limitations under Internal Revenue Code (the Code) Section 382.

     In connection with the purchase of the Film Services Group of Visual Action Holdings plc, additional deferred tax liabilities of $2,503,000 were established.

     The Company has assessed the realizability of all of its tax attributes and has accordingly adjusted the valuation allowance as of December 31, 1997. The Company's assessment took into account the limitations on the deductibility of tax attributes under Section 382 and the alternative minimum tax provisions of the Code, as well as the uncertainty of realizing taxable income in certain foreign jurisdictions. In 1997, there was a net decrease in the valuation allowance of $2,534,000. The net decrease is a result of current realization of previously unbenefitted NOLs and credits. In 1996, there was a net increase in the valuation reserve of $2,086,000.

6. LONG-TERM DEBT

     In conjunction with the purchase of the Film Services Group of Visual Action Holdings plc on June 5, 1997 (the FSG Acquisition) (see Note 14), the Company entered into a new credit agreement (Credit Agreement) with Chase Manhattan Bank for a maximum aggregate amount of $150.0 million. The Credit Agreement provides for

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

6. LONG-TERM DEBT--(CONTINUED)

a term loan in the amount of $60.0 million and a revolving credit commitment of up to $90.0 million. Borrowings under this agreement were used to fund the FSG Acquisition, refinance loans outstanding under the previous credit agreement and provide funds for general corporate purposes. At December 31, 1997, borrowings under the Credit Agreement were $60.0 million and $65.0 million for the term loan and the revolving facility, respectively.

     Principal repayments under the Credit Agreement are due quarterly beginning March 1998 through June 2004. Interest is payable at rates equal to the prime rate or a margin in excess of LIBOR or PIBOR, which fluctuates directly with the Company's total debt ratio, as defined in the Credit Agreement. The LIBOR/PIBOR rate margins range between 0.625% and 1.25%. Of the $65.0 million outstanding under the revolving facility, $35.6 million is outstanding (using the exchange rate at December 31, 1997) as a sterling-based loan. The Company drew down a portion of the facility as a sterling-based loan in order to provide a natural currency hedge against fluctuations in the U.K. pound as the FSG Acquisition significantly increased the Company's U.K. based net assets. The Company has designated the sterling denominated borrowings as an economic hedge of its investments in its U.K. based subsidiaries and accordingly unrealized gains and losses resulting from changes in the exchange rates are included in translation adjustment.

     Under the Credit Agreement, the Company entered into an interest rate protection agreement to protect the Company from LIBOR increases. The agreement covers a notional amount of $50.0 million which expires on June 10, 1998 and protects the Company from LIBOR increases above 7.37%. Since the floor for this agreement is 5.50%, in the event of a LIBOR reduction below this floor, there would be no benefit to the Company. At December 31, 1997 the interest rate under the Credit Agreement was 7.25% The Company believes the carrying value of its amounts payable under this agreement approximate fair value based upon current yields for debt issues of similar quality and terms.

     The Company's obligations under the Credit Agreement are secured by substantially all of the Company's assets. As of December 31, 1997, the Company had approximately $24 million available under the revolving facility. The Credit Agreement requires that the Company meet certain financial tests and other restrictive covenants including maintaining certain total debt, fixed charge and interest coverage ratio levels. As of December 31, 1997, the Company was in compliance with all financial covenants of the Credit Agreement. The Company's ability to pay dividends to its stockholders is restricted by this agreement.

     The following sets forth the aggregate principal maturities of the Company's debt during the twelve month periods ending December 31st (in thousands):

1998....................................................................   $  5,383
1999....................................................................     10,000
2000....................................................................     10,000
2001....................................................................     14,600
2002....................................................................     30,250
Thereafter..............................................................     55,149
                                                                           --------
                                                                           $125,382
                                                                           --------
                                                                           --------

7. COMMON STOCK

     The Board of Directors, in May and November of 1996, declared a 90:1 stock split and a 1413:1 stock split, respectively, of the Company's common stock. All applicable share and per share amounts have been adjusted for the stock splits.

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

8. STOCK OPTION PLAN

     In connection with the 1996 Recapitalization, the Board of Directors adopted a stock option plan (the Plan) which is open to participation by directors, officers, consultants, and other key employees of the Company or of its subsidiaries and certain other key persons. The Plan provides for the issuance of incentive and nonqualified stock options under the Code. An aggregate of 3,000,000 shares of common stock are reserved for issuance under the Plan. The options were granted for a term of ten years, five years in the case of incentive options. If an incentive stock option is granted to an individual owning more than 10% of the total combined voting power of all stock, the exercise price of the option may not be less than 110% of the fair market value of the underlying shares on the date of grant and the term of the option may not exceed five years. The Plan also provides that the aggregate fair market value (determined as of the time the option is granted) of the common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. As of December 31, 1997, the Company had options for 865,950 shares of common stock available for future grant under the Plan.

     In connection with the 1996 Recapitalization, certain members of management were granted nonqualified options for an aggregate of 1,766,250 shares of common stock exercisable at $1.22 per share. Options for 1,236,375 shares will vest at the end of eight years from the date of grant and could vest sooner if certain performance targets are met as described below:

          o Options for 353,250 shares vested upon the successful completion of the initial public offering of common stock in November 1996.

          o Options for 300,263 shares vested upon achievement by the Company of EBDIT (as defined) in excess of $46.2 million for the year ended December 31, 1996.

          o Options for 300,262 shares vested upon achievement by the Company of EBDIT (as defined) in excess of $50.4 million for the year ended December 31, 1997.

          o Options for 282,600 shares will vest if the Company achieves EBDIT (as defined) of $55.2 million, or Free Cash Flow (as defined) of $34.0 million during its year ending December 31, 1998, respectively.

     The exercise price of these options was less than the deemed fair market value of the Company's common stock on the date of grant and accordingly the Company recorded an aggregate non-cash compensation charge of $280,000 for the year ended December 31, 1996.

     Options for the remaining 529,875 shares will only vest if the Company achieves EBDIT (as defined) of $62.0 million in its year ending December 31, 1998 or the lower amount of $65.0 million or a 10% increase of its actual 1998 EBDIT (as defined) in its year ending December 31, 1999. These options are being accounted for as variable options, and the Company will record additional non-cash compensation charges in 1998 or 1999 if the achievement of these performance targets becomes probable. The per share compensation charge will be equal to the difference between the option exercise price of $1.22 and the quoted market value of the common stock in the future when the targets are achieved.

     In connection with the successful completion of the Company's initial public offering, certain members of management and key employees were granted options to purchase an aggregate of 369,000 shares of common stock. The exercise price of these options is equal to the initial public offering price of $17.00 per share. The options vest over a period of five years at 20% per year beginning on the first anniversary of the initial public offering, November 20, 1997.

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

8. STOCK OPTION PLAN--(CONTINUED)

     Option information with respect to the Company's stock option plan is as follows:

                                                                                   EXERCISE PRICE
                                                                            -----------------------------
                                                                                              WEIGHTED
                                                                SHARES         RANGE        AVERAGE PRICE
                                                               ---------    ------------    -------------
Options outstanding at December 31, 1995....................           0         --             --
  Grants....................................................   2,135,250    $1.22-$17.00       $  3.95
  Exercises.................................................           0         --             --
  Cancellations.............................................           0         --             --
                                                               ---------    ------------    -------------
Options outstanding at December 31, 1996....................   2,135,250      1.22-17.00          3.95
  Grants....................................................      12,000           17.50         17.50
                                                                   6,000           17.25         17.25
  Exercises.................................................    (773,500)           1.22          1.22
  Cancellations.............................................     (19,200)          17.00         17.00
                                                               ---------    ------------    -------------
Options outstanding at December 31, 1997....................   1,360,550    $1.22-$17.50       $  5.49
                                                               ---------    ------------    -------------
                                                               ---------    ------------    -------------

     Information regarding stock options outstanding and exercisable as of December 31, 1997 is as follows:

                                                                                         PRICE RANGE
                                                                                  -------------------------
                                                                                    $1.22      $17.00-17.50
                                                                                  ---------    ------------
Options outstanding at December 31, 1997:
  Number.......................................................................     992,750        367,800
  Weighted average exercise price..............................................       $1.22         $17.02
  Weighted average remaining contractual life..................................   6.9 years      3.9 years

                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1997       1996
                                                                                     -------    -------
Options exercisable:
  Number..........................................................................   281,597    653,513
  Weighted average exercise price.................................................   $  5.36    $  1.22

     If the Company recognized employee stock option-related compensation expense in accordance with SFAS 123 and used the Black-Scholes option valuation model for determining the weighted average fair value of options granted during 1997, its pro forma net income and pro forma diluted earnings per share would have been $19,419,000 and $1.02, respectively. During 1996, pro forma net income and pro forma diluted earnings per share would have been $13,258,000 and $.84, respectively. For purposes of the pro forma expense, the weighted average fair value of the options is amortized over the vesting period. The pro forma effect on net income for 1997 and 1996 may not be representative of future years' impact. The weighted average fair value of $7.45 for 1997 and $1.35 for 1996 for stock option grants was estimated at the date of grant using the following assumptions and the Black-Scholes option valuation model:

                                                                              1997       1996
                                                                             -------    -------
Risk-free interest rate...................................................     6.00%      6.19%
Expected life.............................................................   5 years    5 years
Expected volatility.......................................................       .38        .17
Expected dividend yield...................................................     0.00%      0.00%

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. The Company's stock options have characteristics significantly different from those of traded options such as vesting restrictions and non-transferability of options. In addition, the assumptions used in option

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

8. STOCK OPTION PLAN--(CONTINUED)

valuation models are subjective, particularly the expected stock price volatility for the underlying stock. Because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not provide a reliable single measure of the fair value of its employee stock options.

     In connection with the 1996 Recapitalization (see Note 1), the Company issued 423,900 shares of common stock to certain members of management. The Company has recorded compensation expense in the amount of $615,000 during the twelve months ended December 31, 1996. The compensation expense represents the Company's best estimate of the fair market value of the stock as of the date of issuance, based in part on value attributed to the equity securities of PILP which were acquired in the 1996 Recapitalization, in an arms-length transaction.

9. EMPLOYEE BENEFIT PLANS

     The Company sponsors a defined contribution 401(k) plan covering a majority of its domestic employees. Eligible employees may contribute from 1% to 16% of their base compensation. The Company makes matching contributions equal to 75% of employee before-tax contributions from 1% to 6%. For the years ended December 31, 1997, 1996 and 1995, the Company recorded expense of $820,000, $590,000 and
$503,000, respectively, related to the 401(k) plan.

     In addition, the Company sponsors a defined contribution retirement plan, which covers certain foreign employees. Participating employees contribute from 5% to 15% of their base compensation. The Company contributes 13.4% of base compensation for participating employees regardless of their level of contribution. For the years ended December 31, 1997, 1996 and 1995, the Company expensed $824,000, $440,000 and $189,000, respectively, representing the Company's contributions.

10. GEOGRAPHICAL INFORMATION

     Information as to the Company's operations in different geographical areas is as follows (in thousands):

                                                UNITED     UNITED
                                                STATES     KINGDOM    OTHER(1)    ELIMINATIONS     TOTAL
                                               --------    -------    --------    ------------    --------
December 31, 1997
  Revenue...................................   $108,126    $67,034    $ 33,596      $(31,893)     $176,863
  Operating income..........................   $ 39,623    $11,051    $  9,761      $(26,520)     $ 33,915
  Identifiable assets.......................   $195,684    $75,287    $ 42,650      $(31,684)     $281,937
December 31, 1996
  Revenue...................................   $ 86,435    $38,267    $ 14,768      $(14,832)     $124,638
  Operating income..........................   $ 28,514    $ 6,191    $  6,291      $(10,829)     $ 30,167
  Identifiable assets.......................   $144,566    $31,991    $ 10,342      $(10,153)     $176,746
December 31, 1995
  Revenue...................................   $ 68,102    $23,004    $ 14,227      $(10,005)     $ 95,328
  Operating income..........................   $ 17,996    $ 3,492    $  5,877      $ (7,878)     $ 19,487
  Identifiable assets.......................   $145,300    $17,708    $ 10,420      $ (7,677)     $165,751

------------------

(1) For the year ended December 31, 1997, Other is comprised of the Company's 85% owned subsidiary in Canada, the Company's French operations and the Company's Far East operations. For the years ended December 31, 1996 and 1995, Other is principally comprised of the Company's 85% owned subsidiary in Canada which was acquired in January 1995.

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

11. COMMITMENTS AND CONTINGENCIES

     The Company leases real estate, equipment, and vehicles under noncancelable operating leases. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more are presented below (in thousands):

1998.....................................................................   $ 5,634
1999.....................................................................     4,402
2000.....................................................................     3,347
2001.....................................................................     3,207
2002.....................................................................     2,988
Thereafter...............................................................    24,998
                                                                            -------
                                                                            $44,576
                                                                            -------
                                                                            -------

     In June 1995, the Company entered into a 16-year lease for its principal operating facility in Woodland Hills, California; the Company relocated to this facility during June 1996. In connection with this lease, the Company negotiated a settlement for its existing leases covering its prior operating facility and recorded a $1,800,000 charge during 1995 representing the cost of the settlement.

     During the years ended December 31, 1997, 1996 and 1995, rental expense under operating leases was $6,054,000, $3,190,000 and $2,274,000, respectively.

     The Company and its subsidiaries are defendants in actions for matters arising out of normal business operations. The Company does not believe that any such proceedings currently pending will have a materially adverse effect on its consolidated financial position, results of operations, or cash flows.

12. RELATED PARTY TRANSACTIONS

     In December 1997, in order to facilitate the payment of taxes related to the exercise of options, which were issued pursuant to the Panavision Inc. Stock Option Plan, the Company made advances to certain officers and key employees in the form of notes. Notes were issued by Messrs. Scott, Farrand and Marcketta, the Company's Chief Executive Officer, President and Chief Financial Officer, respectively, in the amount of $2,152,503, $3,698,800 and $924,700, respectively. The balance of the notes were issued to other key employees. The notes mature on the earlier of December 24, 2000 or the date of consummation of the Proposed Recapitalization. The Company expects that the notes will be repaid during 1998 even if the Proposed Recapitalization is not completed. Interest on the notes is compounded semiannually at the applicable federal rate in effect on the date the notes were issued. These amounts are reflected on the Company's consolidated balance sheet as notes receivable from officers and key employees as of December 31, 1997.

     Mr. Farrand, an executive officer of Panavision, is the obligor in respect of a promissory demand note issued to the Company in January 1987. The principal amount of and accrued interest on this note were $540,000 and $38,681, respectively, as of December 31, 1997. The note accrues interest at a rate of 7.04% per annum, and, as of December 31, 1997, no payments of principal had been made. This note was originally issued in connection with Mr. Farrand's purchase of a residence and is secured by a portion of Mr. Farrand's common stock and options in Panavision.

     Included in other assets at December 31, 1997, 1996 and 1995, is a loan receivable of $450,000 due in 2003 from Pany Rental, Inc. (dba Panavision New
York), an agent in which the Company acquired a one-third interest during 1994.

In accordance with an agreement, certain administrative services have been provided by the Company to LII. The amount received by the Company from LII was $510,000 and $687,000 for the years ended December 31, 1996 and 1995, respectively. The amounts received have been offset against selling, general and administrative

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

12. RELATED PARTY TRANSACTIONS--(CONTINUED)

expenses in the accompanying consolidated statements of income. The agreement with LII expired on September 30, 1996.

13. QUARTERLY OPERATING DATA (UNAUDITED)

     The following is a summary of unaudited quarterly results of operations (in thousands, except per share data):

                                                                                 QUARTER
                                                              ---------------------------------------------
                                                               FIRST     SECOND(1)    THIRD(2)    FOURTH(3)
                                                              -------    ---------    --------    ---------
Year ended December 31, 1997
  Net sales................................................   $31,156     $37,688     $ 55,840     $52,179
  Gross margin.............................................    15,327      17,079       28,547      25,031
  Net income...............................................     3,518       2,866        7,577       5,527
  Basic earnings per share(4)..............................   $   .19     $   .16     $    .42     $   .30
                                                              -------    ---------    --------    ---------
                                                              -------    ---------    --------    ---------
  Diluted earnings per share(4)............................   $   .18     $   .15     $    .39     $   .29
                                                              -------    ---------    --------    ---------
                                                              -------    ---------    --------    ---------
Year ended December 31, 1996
  Net sales................................................   $25,165     $24,095     $ 35,790     $39,588
  Gross margin.............................................    13,569      12,356       19,046      20,194
  Net income...............................................     1,196       1,231        5,671       5,173
  Basic earnings per share(4)..............................   $   .09     $   .09     $    .40     $   .32
                                                              -------    ---------    --------    ---------
                                                              -------    ---------    --------    ---------
  Diluted earnings per share(4)............................   $   .08     $   .09     $    .37     $   .30
                                                              -------    ---------    --------    ---------
                                                              -------    ---------    --------    ---------

------------------

(1) The second quarter of 1997 includes the operating results of the FSG companies since June 5, 1997, the date of acquisition.

(2) The third quarter of 1996 includes the operating results of Lee Lighting since its acquisition effective July 1, 1996 (see Note 14).

(3) The fourth quarter of 1997 includes three unusual items totaling approximately $1.1 million: a foreign exchange loss of approximately $520,000 due to the decline in the Australia dollar; additional SG&A costs of approximately $300,000 for legal fees related to the Proposed Recapitalization; and approximately $279,000 in additional payroll tax expenses associated with the exercise by management of certain stock options. In connection with the refinancing in 1996 of the Company's debt, the Company wrote off $1.8 million of deferred financing costs in the fourth quarter of 1996.

(4) Earnings per share for the first three quarters of 1997 and all of 1996 were restated to Basic and Diluted earnings per share reflecting the adoption of SFAS 128.

14. BUSINESS COMBINATIONS

     On June 5, 1997, the Company completed its acquisition of the Film Services Group (FSG) from Visual Action Holdings plc. FSG includes camera rental operations which rent primarily non-Panavision manufactured equipment in the United Kingdom, France, Australia and two U.S. cities, Chicago and Dallas, as well as smaller rental operations in New Zealand, Malaysia and Indonesia. The majority of the equipment acquired as a result of these transactions included film cameras, lenses and complementary product accessories which rent to the filmed production community. The purchase price was approximately $61.0 million and was reduced by the amount of certain debt assumed by the Company.

                                PANAVISION INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1997

14. BUSINESS COMBINATIONS--(CONTINUED)

     The acquisition has been recorded under the purchase method of accounting and FSG's operating results have been included in the Company's consolidated financial statements since the acquisition date of June 5, 1997. The purchase price and direct acquisition costs have been allocated to the acquired assets and assumed liabilities based on their relative fair values. The Company also provided approximately $6.3 million to cover the estimated transaction costs, lease cancellations and severance pay related to the FSG Acquisition. Goodwill of approximately $9.7 million was recognized as part of the transaction and is being amortized over 30 years.

     Unaudited pro forma revenue would have increased by $25.9 million for the twelve months ended December 31, 1997 and by $59.1 million for the twelve months ended December 31, 1996, and unaudited pro forma net income and diluted earnings per share would have decreased by $0.3 million and $0.02, respectively, for the twelve months ended December 31, 1997 and would have increased by $1.7 million and $0.11, respectively, for the twelve months ended December 31, 1996 had the acquisition occurred at the beginning of each respective period.

     Effective July 1, 1996, Warburg, Pincus acquired substantially all of the assets of Lee Lighting and contributed them to Panavision. The purchase price of $8 million approximated the net book value of the assets acquired. Lee Lighting rents lighting equipment, mobile generators and distribution and sells lighting consumables for the production of feature films, television programs and other filmed entertainment.

     The acquisition of Lee Lighting has been recorded under the purchase method of accounting and its operating results have been included in the Company's consolidated financial statements since the acquisition date of July 1, 1996.

     Unaudited pro forma revenue, net income and diluted earnings per share for the Company would have increased by $10,400,000, $605,000, and $.04, respectively, for 1996 and by $19,749,000, $1,204,000 and $.08, respectively, for 1995 had the Lee Lighting acquisition occurred at the beginning of each respective period.

                                PANAVISION INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 QUARTER ENDED
                                                                                                   MARCH 31,
                                                                                               ------------------
                                                                                                1998       1997
                                                                                               -------    -------
Camera rental...............................................................................   $30,280    $20,926
Lighting rental.............................................................................     4,998      5,125
Sales and other.............................................................................     7,876      5,105
                                                                                               -------    -------
Total rental revenue and sales..............................................................    43,154     31,156
Cost of camera rental.......................................................................    14,260      8,958
Cost of lighting rental.....................................................................     4,601      4,142
Cost of sales and other.....................................................................     5,232      2,729
                                                                                               -------    -------
Gross margin................................................................................    19,061     15,327
Selling, general and administrative expenses................................................    13,512      8,126
Research and development expenses...........................................................     1,057      1,315
                                                                                               -------    -------
Operating income............................................................................     4,492      5,886
Interest income.............................................................................       166         79
Interest expense............................................................................    (2,294)      (956)
Foreign exchange gain (loss)................................................................       277        (96)
Other, net..................................................................................       994        260
                                                                                               -------    -------
Income before income taxes..................................................................     3,635      5,173
Income tax provision........................................................................    (1,163)    (1,655)
                                                                                               -------    -------
Net income..................................................................................   $ 2,472    $ 3,518
                                                                                               -------    -------
                                                                                               -------    -------
Basic earnings per share....................................................................   $   .13    $   .19
                                                                                               -------    -------
                                                                                               -------    -------
Diluted earnings per share..................................................................   $   .13    $   .18
                                                                                               -------    -------
                                                                                               -------    -------
Shares used in computation--Basic...........................................................    18,929     18,155
Shares used in computation--Diluted.........................................................    19,354     19,351

                            See accompanying notes.

                                PANAVISION INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS EXCEPT PAR VALUE DATA)


                                                                                 MARCH 31, 1998     DECEMBER 31, 1997
                                                                                 --------------     -----------------
                                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...................................................      $  5,835           $  11,020
  Accounts receivable (net of allowance of $3,585 and $3,959).................        25,932              25,645
  Inventories.................................................................         8,510               8,540
  Prepaid expenses............................................................         5,555               2,968
  Notes receivable from officers and key employees............................         7,218               7,115
  Income tax receivable.......................................................         3,423               3,423
  Other current assets........................................................         3,469               2,566
                                                                                 --------------    -----------------
Total current assets..........................................................        59,942              61,277
Property, plant and equipment, net............................................       205,102             199,038
Deferred tax assets...........................................................         2,329               2,329
Goodwill......................................................................         9,866               9,859
Other.........................................................................         7,085               9,434
                                                                                 --------------    -----------------
Total assets..................................................................      $284,324           $ 281,937
                                                                                 --------------    -----------------
                                                                                 --------------    -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................................      $  9,810           $   9,819
  Accrued liabilities.........................................................        22,777              23,745
  Deferred tax liabilities....................................................         5,387               5,387
  Current maturities of long-term debt........................................         3,685               5,383
                                                                                 --------------    -----------------
Total current liabilities.....................................................        41,659              44,334
Long-term debt................................................................       118,516             119,999
Deferred tax liabilities......................................................         6,380               6,217
Other liabilities.............................................................         2,461               1,943
Commitments and Contingencies
Stockholders' equity:
  Preferred stock, $.01 par value; 2,000 shares authorized; no shares issued
     and outstanding..........................................................            --                  --
  Common stock, $.01 par value; 50,000 shares authorized; 18,929 shares issued
     and outstanding..........................................................           189                 189
  Additional paid-in capital..................................................        80,094              77,053
  Retained earnings...........................................................        36,935              34,463
  Foreign currency translation adjustment.....................................        (1,910)             (2,261)
                                                                                 --------------    -----------------
     Total stockholders' equity...............................................       115,308             109,444
                                                                                 --------------    -----------------
Total liabilities and stockholders' equity....................................      $284,324           $ 281,937
                                                                                 --------------    -----------------
                                                                                 --------------    -----------------

                            See accompanying notes.

                                PANAVISION INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                 QUARTER ENDED
                                                                                                   MARCH 1,
                                                                                              -------------------
                                                                                               1998        1997
                                                                                              -------    --------
OPERATING ACTIVITIES
Net income.................................................................................   $ 2,472    $  3,518
Adjustments to derive net cash provided by operating activities:
  Depreciation and amortization............................................................     7,549       5,151
  Gain on sale of property and equipment...................................................    (1,021)       (308)
  Changes in operating assets and liabilities net of the effect of acquisitions:
     Accounts receivable...................................................................      (287)      2,114
     Inventories...........................................................................        30        (198)
     Prepaid expenses and other current assets.............................................    (3,490)        500
     Accounts payable......................................................................        (9)      1,578
     Accrued liabilities...................................................................      (968)     (2,024)
  Other, net...............................................................................     2,892        (802)
                                                                                              -------    --------
Net cash provided by operating activities..................................................     7,168       9,529

INVESTING ACTIVITIES
Capital expenditures.......................................................................   (15,627)    (12,227)
Proceeds from dispositions of fixed assets.................................................     4,187         367
                                                                                              -------    --------
Net cash used in investing activities......................................................   (11,440)    (11,860)

FINANCING ACTIVITIES
Borrowings under notes payable.............................................................        --          --
Repayments of notes payable................................................................    (3,869)     (6,500)
Notes receivable from officers and key employees...........................................      (103)         --
Contribution from Warburg, Pincus..........................................................     3,041          --
                                                                                              -------    --------
Net cash used in financing activities......................................................      (931)     (6,500)
Effect of exchange rate changes on cash....................................................        18        (111)
                                                                                              -------    --------
Net decrease in cash and cash equivalents..................................................    (5,185)     (8,942)
Cash and cash equivalents at beginning of period...........................................    11,020      10,629
                                                                                              -------    --------
Cash and cash equivalents at end of period.................................................   $ 5,835    $  1,687
                                                                                              -------    --------
                                                                                              -------    --------
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid during the period............................................................   $ 2,316    $  1,089
Income taxes paid during the period........................................................   $   226    $    234

                            See accompanying notes.

                                PANAVISION INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PREPARATION

     The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the fiscal year.

     The condensed consolidated financial statements include the accounts of Panavision, Panavision International, L.P. (PILP) and PILP's majority-owned subsidiaries. All significant intercompany amounts and transactions have been eliminated.

     Certain amounts in previously issued financial statements have been reclassified to conform to 1998 presentation.

     For further information, refer to the consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

2. INVENTORIES

     Inventories consist of the following (in thousands):

                                                                      MARCH 31, 1998     DECEMBER 31, 1997
                                                                      --------------     -----------------
Finished goods.....................................................       $4,321              $ 3,983
Work-in-process....................................................          219                  153
Component parts....................................................        1,311                1,607
Supplies...........................................................        2,659                2,797
                                                                         -------              -------
                                                                          $8,510              $ 8,540
                                                                         -------              -------
                                                                         -------              -------

3. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                      MARCH 31, 1998     DECEMBER 31, 1997
                                                                      --------------     -----------------
Current maturities of long-term debt...............................      $  3,685            $   5,383
Long-term debt.....................................................       118,516              119,999
                                                                      --------------     -----------------
                                                                         $122,201            $ 125,382
                                                                      --------------     -----------------
                                                                      --------------     -----------------

     Long-term debt above represents borrowings under the Company's Credit Agreement. Principal repayments under the Credit Agreement are due quarterly beginning March 1998 through June 2004. The interest rate under the Credit Agreement was 7.05% and 7.25% at March 31, 1998 and December 31, 1997, respectively. The Company believes the carrying value of its amounts payable under the Credit Agreement approximate fair value based upon current yields for debt issues of similar quality and terms.

     The Company's obligations under the Credit Agreement are secured by substantially all of the Company's assets. The Credit Agreement requires that the Company meet certain financial tests and other restrictive covenants including maintaining certain total debt, fixed charge and interest coverage ratio levels. The Company was in compliance with all such covenants as of March 31, 1998.

4. USE OF ESTIMATES AND OTHER UNCERTAINTIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from such estimates.

     The Company's future results could be adversely affected by a number of factors, including without limitation, (a) a significant reduction in the number of feature films produced; (b) competitive pressures arising

                                PANAVISION INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

4. USE OF ESTIMATES AND OTHER UNCERTAINTIES (CONTINUED)

from changes in technology, customer requirements and industry standards; (c) an increase in expenses related to new product initiatives and product development efforts; (d) unfavorable foreign currency fluctuations; and (e) significant increases in interest rates.

5. EARNINGS PER SHARE

     During the year ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, 'Earnings Per Share' (SFAS 128) which required a change in the method used to compute earnings per share. Under this new standard, primary and fully diluted earnings per share were replaced with 'Basic' and 'Diluted' earnings per share. Basic earnings per share amounts exclude the dilutive effect of potential common shares and are therefore higher than the primary earnings per share amounts previously presented. For Panavision, diluted earnings per share amounts under the new standard are the same as primary earnings per share amounts previously presented. As required by SFAS 128, all prior period amounts have been restated to conform to the new presentation.

     Basic earnings per share is based upon the weighted-average number of common shares outstanding. Diluted earnings per share is based upon the weighted-average number of common shares and dilutive potential common shares outstanding. Potential common shares are outstanding options under the Company's stock option plan which are included under the treasury stock method.

     The following table sets forth the computation for basic and diluted earnings per share (in thousands, except per share information):

                                                                                       QUARTER ENDED
                                                                                         MARCH 31,
                                                                                    -------------------
                                                                                     1998        1997
                                                                                    -------     -------
Numerator for basic and diluted earnings per share-net income....................   $ 2,472     $ 3,518
                                                                                    -------     -------
Denominator:
  Denominator for basic earnings per share-weighted-average shares...............    18,929      18,155
  Effect of dilutive securities-employee stock options...........................       425       1,196
                                                                                    -------     -------
  Denominator for diluted earnings per share-adjusted weighted-average shares....    19,354      19,351
Basic earnings per share.........................................................   $   .13     $   .19
                                                                                    -------     -------
                                                                                    -------     -------
Diluted earnings per share.......................................................   $   .13     $   .18
                                                                                    -------     -------
                                                                                    -------     -------

6. COMPREHENSIVE INCOME

     As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, 'Reporting Comprehensive Income' (SFAS 130). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS 130 had no impact on the Company's net income or stockholders' equity. SFAS 130 requires unrealized gains or losses on available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported seperately in stockholders' equity to be included in other comprehensive income.

     During the first quarter of 1998 and 1997, total comprehensive income amounted to $2,823,000 and $2,564,000, respectively. The difference between net income and comprehensive income in both periods relates to the Company's change in foreign currency translation adjustments.

7. EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, Statement of Financial Accounting Standards No. 131, 'Disclosures About Segments of an Enterprise and Related Information' (SFAS 131) was issued. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services,

                                PANAVISION INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

7. EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

geographic areas, and major customers. SFAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997. This statement need not be applied to Interim Financial Statements in the initial year of application. The Company will be adopting the disclosures required by this standard for the year ending December 31, 1998.

8. BUSINESS COMBINATIONS

     On June 5, 1997, the Company completed its acquisition of the Film Services Group (FSG) from Visual Action Holdings plc. FSG includes camera rental operations which rent primarily non-Panavision manufactured equipment in the United Kingdom, France, Australia and two U.S. cities, Chicago and Dallas, as well as smaller rental operations in New Zealand, Malaysia and Indonesia. The majority of the equipment acquired as a result of these transactions included film cameras, lenses and complementary product accessories which rent to the filmed production community. The purchase price was approximately $61.0 million and was reduced by the amount of certain debt assumed by the Company.

     The acquisition has been recorded under the purchase method of accounting and FSG's operating results have been included in the Company's consolidated financial statements since the acquisition date of June 5, 1997. The purchase price and direct acquisition costs have been allocated to the acquired assets and assumed liabilities based on their relative fair values. The Company also provided approximately $6.3 million to cover the estimated transaction costs, lease cancellations and severance pay related to the FSG acquisition. Goodwill of approximately $9.7 million was recognized as part of the transaction and is being amortized over 30 years.

     Unaudited pro forma revenue, assuming the acquisition of FSG had been consummated on January 1, 1997, would have increased by $14.0 million for the three months ended March 31, 1997 and unaudited pro forma net income and diluted earnings per share would have decreased by $0.3 million and $0.01, respectively for the three months ended March 31, 1997, had the acquisition occurred at the beginning of 1997. The pro forma financial data does not purport to represent the results of operation of the Company that actually would have occurred had the acquisition of FSG occurred on January 1, 1997.

                       REPORT OF THE INDEPENDENT AUDITORS

Panavision Inc
Film Services Group

     We have audited the accompanying combined balance sheet of the Film Services Group of Visual Action Holdings plc acquired by Panavision Inc (hereafter referred to as Film Services Group) as at 31 December 1996 and the related combined profit and loss account and combined statement of cash flows for the year then ended and the notes thereto. These combined financial statements, which have been prepared as set out in note 1, are the responsibility of the directors of Panavision Inc. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     Our audits were performed whilst the companies which now constitute the Film Services Group were subsidiaries of Visual Action Holdings plc. Full scope audits were performed in respect of each subsidiary and unqualified opinions were given thereon in February 1997. No further audit work has been undertaken. We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above have been properly extracted from the audited accounts of the relevant subsidiaries of Visual Action Holdings plc to present the combined financial position of the Film Services Group as at 31 December 1996 and the combined results of its operations and its combined cash flows for the year then ended in conformity with accounting principles generally accepted in the United Kingdom, on the basis described in note 1 to the financial statements, which differ in certain respects from those followed in the United States. The results to, and financial position at, 31 March 1996 and 1997 have not been audited and accordingly we express no opinion thereon.

                                                               COOPERS & LYBRAND
                                                           Chartered Accountants

London, United Kingdom
7 August 1997

                                 PANAVISION INC
                              FILM SERVICES GROUP

                        COMBINED PROFIT AND LOSS ACCOUNT

                                                                                                THREE MONTHS ENDED
                                                                                                     31 MARCH
                                                                               YEAR ENDED          (UNAUDITED)
                                                                              31 DECEMBER     ----------------------
                                                                                  1996            1996         1997
                                                                              pounds '000     pounds '000     pounds '000
                                                                              ------------    ------------    ------
Turnover...................................................................       41,450          8,670        9,094
Cost of sales..............................................................      (19,701)        (3,624)      (3,064)
                                                                              ------------    ------------    ------
Gross profit...............................................................       21,749          5,046        6,030
Operating expenses.........................................................      (19,184)        (5,051)      (5,934)
                                                                              ------------    ------------    ------
Operating profit...........................................................        2,565             (5)          96
Income from interests in associated undertakings...........................           --             (3)         (24)
Interest receivable and similar income.....................................          125             48           29
Interest payable and similar charges.......................................         (562)           (93)        (127)
                                                                              ------------    ------------    ------
Profit/(loss) on ordinary activities before taxation.......................        2,128            (53)         (26)
Tax on profit/(loss) on ordinary activities................................         (390)           (10)           5
                                                                              ------------    ------------    ------
Profit/(loss) on ordinary activities after taxation........................        1,738            (63)         (21)
Dividends payable to Visual Action Holdings plc............................       (4,374)          (200)          --
                                                                              ------------    ------------    ------
Retained loss..............................................................       (2,636)          (263)         (21)
                                                                              ------------    ------------    ------

                 STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                                                            pounds '000
                                                                                                            ------
Retained loss for the year ended 31 December 1996........................................................   (2,636)
Currency translation adjustments on aggregation of overseas subsidiaries.................................     (526)
                                                                                                            ------
Total losses recognised in the year ended 31 December 1996...............................................   (3,162)
                                                                                                            ------

                                 PANAVISION INC
                              FILM SERVICES GROUP

                             COMBINED BALANCE SHEET

                                                                                                          31 MARCH
                                                                                          31 DECEMBER       1997
                                                                                             1996        (UNAUDITED)
                                                                                          pounds '000    pounds '000
                                                                                          -----------    -----------
FIXED ASSETS
Tangible assets........................................................................      24,492         24,282
Investments............................................................................         226            212
                                                                                          -----------    -----------
                                                                                             24,718         24,494
CURRENT ASSETS
Stock..................................................................................       1,850          1,602
Debtors................................................................................       8,900          9,674
Cash at bank and in hand...............................................................       1,443          1,368
                                                                                          -----------    -----------
                                                                                             12,193         12,644
CREDITORS: amounts falling due within one year.........................................     (16,134)       (17,726)
                                                                                          -----------    -----------
NET CURRENT LIABILITIES................................................................      (3,941)        (5,082)
CREDITORS: amounts falling due after more than one year................................      (3,917)        (2,356)
PROVISIONS FOR LIABILITIES AND CHARGES.................................................        (615)          (566)
                                                                                          -----------    -----------
NET ASSETS.............................................................................      16,245         16,490
                                                                                          -----------    -----------

                                 PANAVISION INC
                              FILM SERVICES GROUP

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                                 THREE MONTHS ENDED
                                                                                                      31 MARCH
                                                                                  YEAR ENDED        (UNAUDITED)
                                                                                  31 DECEMBER    ------------------
                                                                                     1996         1996       1997
                                                                                  pounds '000    pounds '000 pounds '000
                                                                                  -----------    -------    -------
NET CASH INFLOW FROM OPERATING ACTIVITIES......................................       9,496        2,269        915
                                                                                  -----------    -------    -------
RETURNS FROM INVESTMENTS AND SERVICING OF FINANCE
Interest received..............................................................         125           48         29
Interest paid..................................................................        (562)         (96)      (151)
Dividends paid.................................................................        (626)          --        (76)
                                                                                  -----------    -------    -------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE..........      (1,063)         (48)      (198)
                                                                                  -----------    -------    -------
TAXATION
Corporation tax................................................................        (949)        (206)         4
                                                                                  -----------    -------    -------
INVESTING ACTIVITIES
Payments to acquire tangible fixed assets......................................      (9,989)      (1,820)    (1,299)
Receipts from sales of tangible fixed assets...................................         950          143        110
                                                                                  -----------    -------    -------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES.....................................      (9,039)      (1,677)    (1,189)
                                                                                  -----------    -------    -------
NET CASH (OUTFLOW)/INFLOW BEFORE FINANCING ACTIVITIES..........................      (1,555)         338       (468)
                                                                                  -----------    -------    -------
NET CASH OUTFLOW FROM FINANCING ACTIVITIES.....................................        (378)         (24)       (87)
                                                                                  -----------    -------    -------
(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS...............................      (1,933)         314       (555)
                                                                                  -----------    -------    -------
RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES
Operating profit...............................................................       2,565           (5)        96
Depreciation charge............................................................       6,227        1,469      1,732
Profit on sale of tangible fixed assets........................................        (327)        (131)       (53)
Decrease/(increase) in debtors.................................................         226        1,088       (774)
Increase/(decrease) in creditors...............................................         626         (212)      (334)
Decrease in stock..............................................................         179           60        248
                                                                                  -----------    -------    -------
NET CASH INFLOW FROM OPERATING ACTIVITIES......................................       9,496        2,269        915
                                                                                  -----------    -------    -------

                                PANAVISION INC.
                              FILM SERVICES GROUP
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

1. PRINCIPAL ACCOUNTING POLICIES

     The combined financial statements have been prepared in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important Film Services Group accounting policies is set out below.

BASIS OF ACCOUNTING

     The combined financial statements have been prepared in accordance with the historical cost convention.

BASIS OF COMBINATION

     Following the acquisition by Panavision Inc of the film services operations of Visual Action Holdings plc, Panavision Inc is required to file a Form 8-K with the SEC. These combined financial statements have been prepared to reflect the combined film services operations of Visual Action Holdings plc. The combined film services operations of Visual Action Holdings plc did not constitute a separate group for accounting or taxation purposes. These combined financial statements are based on an aggregation of the audited financial statements of the companies listed below, adjusted to eliminate transactions, balances and investments between these companies. The combined financial statements have also been adjusted to eliminate the activities, assets and liabilities of Cine Holdings Limited and Samuelson Group Limited. Further adjustments have also been made to eliminate the audio visual business of Victor Duncan Inc. which has not been acquired by Panavision Inc.

COMPANIES REGISTERED IN ENGLAND AND WALES
Cine-Europe Limited
Cine Holdings Limited
Samuelson Film Service London Limited
Samuelson Group Limited
Grip House Limited
235 Research Plc

COMPANIES INCORPORATED IN AUSTRALIA
John Barry Group Pty Limited
Samuelson Cases Australia Pty Limited
Samuelson Film Service (Australia) Limited
Samuelson Group Pty Limited

COMPANIES INCORPORATED IN FRANCE
Samuelson Alga Cinema SA
Cinecam SARL

COMPANIES INCORPORATED IN THE UNITED STATES OF AMERICA
Victor Duncan Inc

COMPANIES INCORPORATED IN SINGAPORE
Samuelson Film Service Pte Limited

COMPANIES INCORPORATED IN NEW ZEALAND
Film Facilities Limited
Visual Action Holdings NZ Limited

                                PANAVISION INC.
                              FILM SERVICES GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

1. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

DEPRECIATION

     Depreciation is calculated to write off the cost less estimated residual value of tangible fixed assets by equal annual instalments over their expected useful economic lives as follows:

Freehold buildings.............................................  2.5%
Short leasehold land and buildings.............................  Over the period of the lease
Plant and hire equipment.......................................  15-33%
Office equipment, fixtures and fittings........................  10%
Vehicles.......................................................  20%

     Freehold land is not depreciated.

     Profits or losses on the disposal of hire equipment which reflect normal adjustments to depreciation previously charged are included in operating profit as part of the normal depreciation charge.

DEFERRED TAXATION

     Deferred taxation is provided using the liability method in respect of the taxation effect of all material timing differences to the extent that it is considered probable that liabilities will crystallise in the foreseeable future.

FINANCE AND OPERATING LEASES

     Costs in respect of operating leases are charged on a straight line basis over the lease term. Leasing agreements which transfer to the Film Services Group substantially all the benefits and risks of ownership of an asset are treated as if the asset had been purchased outright. The assets are included in fixed assets and the capital element of the leasing commitments is shown as obligations under finance leases. The lease rentals are treated as consisting of capital and interest elements. The capital element is applied to reduce the outstanding obligations and the interest element is charged against profit so as to give a constant periodic rate of charge on the remaining balance outstanding at each accounting period. Assets held under finance leases are depreciated over the shorter of the lease terms and the useful lives of equivalent owned assets.

FOREIGN CURRENCIES

     Assets and liabilities of subsidiaries in foreign currencies are translated into sterling at rates of exchange ruling at the end of the financial year and the results of foreign subsidiaries are translated at the average rate of exchange for the year. Differences on exchange arising from the retranslation of the opening net investment in subsidiary companies, and from the translation of the results of those companies at average rate, are taken to reserves and are reported in the statement of total recognised gains and losses. All other foreign exchange differences are taken to the profit and loss account in the year in which they arise.

INVESTMENTS

     Shares in associated undertakings are stated at cost less provision for any permanent diminution in the value of the investment.

STOCKS AND WORK-IN-PROGRESS

     Stocks and work-in-progress are stated at the lower of cost and net realisable value. Cost comprises purchase cost of goods, direct labour and those overheads related to manufacture and distribution based on normal activity levels. Where necessary provision is made for obsolete, slow moving and defective stocks.

                                PANAVISION INC.
                              FILM SERVICES GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

1. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

PENSION SCHEMES

     The Film Services Group employees and ex-employees benefit from two pension schemes operated by Visual Action Holdings plc.

  DEFINED BENEFIT SCHEME

     The regular cost of providing retirement pensions is charged to the profit and loss account over the employees' service lives on the basis of a constant percentage of earnings. Variations from regular cost, arising from periodic actuarial valuations, are allocated over the expected remaining service lives of current employees on the basis of a constant percentage of current and estimated future earnings. The difference between the charge to the profit and loss account and the contributions payable is shown as an asset or as a liability in the balance sheet.

  DEFINED CONTRIBUTION SCHEME

     Contributions are charged to the profit and loss account on a payable basis.

TURNOVER

     Turnover comprises sales of goods and services to external customers excluding value added tax.

COST OF SALES

     Cost of sales represent directly attributable cost of sales.

NET OPERATING EXPENSES

     Net operating expenses represent the cost of operations and administration, including depreciation and profits and losses on disposal of hire equipment.

UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

     The accompanying unaudited combined financial statements at 31 March 1997 and unaudited combined financial statements for the three month periods ended 31 March 1996 and 31 March 1997 have been prepared on the same basis as the audited combined financial statements and, in the opinion of management, include all adjustments (consisting only of normal and recurring accruals) necessary to present fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States. The results of operations for the three month period ended 31 March 1997 are not necessarily indicative of the results to be expected for the entire fiscal year.

                                PANAVISION INC.
                              FILM SERVICES GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

2. TURNOVER

     Turnover represents amounts invoiced to third parties in respect of the provision of services and equipment to the film, television and allied industries. An analysis of turnover by geographical market is given below:

                                                                                   YEAR ENDED
                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
UK..............................................................................      12,612
All other.......................................................................      28,838
                                                                                   -----------
                                                                                      41,450
                                                                                   -----------

     An analysis of turnover by product is given below:

                                                                                   YEAR ENDED
                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
Camera rental...................................................................      26,363
Lighting rental.................................................................       2,870
Sales and other.................................................................      12,217
                                                                                   -----------
Total rental revenue and sales..................................................      41,450
                                                                                   -----------

3. OPERATING PROFIT

     Operating profit is stated after charging/(crediting):

                                                                                   YEAR ENDED
                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
Profit on disposal of tangible fixed assets.....................................       (327)
Depreciation:
  Tangible owned fixed assets...................................................      5,728
  Tangible fixed assets held under finance leases...............................        499
Operating lease rentals:
  Plant and hire equipment......................................................      2,919
  Other.........................................................................      1,569
Auditors' remuneration:
  Audit services................................................................        120
  Other services................................................................         41
                                                                                   -----------

                                PANAVISION INC.
                              FILM SERVICES GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

4. DIRECTORS' REMUNERATION

                                                                                   YEAR ENDED
                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
Other emoluments, including pension contributions, of persons who were directors of any of the companies within the Film Services Group during the financial
  year..........................................................................      1,576
                                                                                   -----------

     The emoluments of the chairman, excluding pension contributions, were pounds nil. The emoluments of the highest paid director, excluding pension contributions, were pounds 270,000. Directors' emoluments excluding pensions contributions fell within the following ranges:

                                                                                   YEAR ENDED
                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   -----------
pounds 25,001 to pounds 30,000..................................................        1
pounds 30,001 to pounds 35,000..................................................        2
pounds 35,001 to pounds 40,000..................................................        1
pounds 45,001 to pounds 50,000..................................................        2
pounds 50,001 to pounds 55,000..................................................        2
pounds 60,001 to pounds 65,000..................................................        1
pounds 65,001 to pounds 70,000..................................................        1
pounds 85,001 to pounds 90,000..................................................        2
pounds 90,001 to pounds 95,000..................................................        1
pounds 95,001 to pounds 100,000.................................................        1
pounds 140,001 to pounds 145,000................................................        2
pounds 145,001 to pounds 150,000................................................        1
pounds 265,001 to pounds 270,000................................................        1

5. STAFF COSTS

                                                                                   YEAR ENDED
                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
Wages and salaries..............................................................       9,205
Social security costs...........................................................       1,380
Other pension costs.............................................................         181
                                                                                   -----------
                                                                                      10,766
                                                                                   -----------

     The Film Services Group contributes to a number of defined contribution pension schemes on behalf of its employees. The assets of the schemes are held separately from those of the Film Services Group in independently administered funds. The pension cost charge represents contributions payable by the Film Services Group to the funds and amounted to pounds 308,000.

                                PANAVISION INC.
                              FILM SERVICES GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

5. STAFF COSTS (CONTINUED)
     The average weekly number of employees during the year was made up as follows:

                                                                                   YEAR ENDED
                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   -----------
Maintenance and support.........................................................       125
Selling and distribution........................................................       157
Administration..................................................................       101
                                                                                       ---
                                                                                       383
                                                                                       ---

6. INTEREST RECEIVABLE AND SIMILAR INCOME

                                                                                   YEAR ENDED
                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
Bank interest...................................................................        62
Other...........................................................................        63
                                                                                       ---
                                                                                       125
                                                                                       ---

7. INTEREST PAYABLE AND SIMILAR CHARGES

                                                                                   YEAR ENDED
                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
On bank loans and overdraft.....................................................       388
On other loans..................................................................       152
Finance lease charges...........................................................        22
                                                                                       ---
                                                                                       562
                                                                                       ---

8. TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                                                   YEAR ENDED
                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
Based on the profit for the year:
Overseas taxation
  Current.......................................................................       405
  Deferred......................................................................        61
Share of associated undertakings' taxation......................................        18
Prior year adjustment...........................................................       (94)
                                                                                       ---
                                                                                       390
                                                                                       ---

                                PANAVISION INC.
                              FILM SERVICES GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

9. TANGIBLE FIXED ASSETS

     The analysis of tangible fixed assets is as follows:

                                                                                     PLANT AND    FIXTURES
                                                                         LAND AND      HIRE         AND
                                                                         BUILDINGS   EQUIPMENT    FITTINGS    TOTAL
                                                                         pounds '000 pounds '000  pounds '000 pounds '000
                                                                         --------    ---------    --------    ------
COST OR VALUATION:
At 1 January 1996.....................................................    10,121       47,441       5,714     63,276
Additions.............................................................     1,790        7,414         785      9,989
Disposals.............................................................      (799)      (1,131)       (293)    (2,223)
Exchange movement.....................................................      (790)      (2,550)       (382)    (3,722)
Other movements.......................................................        --          191        (307)      (116)
                                                                         --------    ---------    --------    ------
AT 31 DECEMBER 1996...................................................    10,322       51,365       5,517     67,204
                                                                         --------    ---------    --------    ------
DEPRECIATION:
AT 1 JANUARY 1996.....................................................     5,753       31,530       3,441     40,724
Charge for the year...................................................       888        4,515         824      6,227
Disposals.............................................................      (396)        (913)       (291)    (1,600)
Exchange movement.....................................................      (554)      (1,726)       (243)    (2,523)
Other movements.......................................................        --          184        (300)      (116)
                                                                         --------    ---------    --------    ------
AT 31 DECEMBER 1996...................................................     5,691       33,590       3,431     42,712
                                                                         --------    ---------    --------    ------
NET BOOK VALUE
AT 31 DECEMBER 1996...................................................     4,631       17,775       2,086     24,492
                                                                         --------    ---------    --------    ------
At 31 December 1995...................................................     4,368       15,911       2,273     22,552
                                                                         --------    ---------    --------    ------

     The net book value of tangible fixed assets includes an amount of pounds 1,259,000 in respect of assets under finance leases.

10. STOCKS

                                                                                  31 DECEMBER    31 MARCH
                                                                                     1996          1997
                                                                                  pounds '000    pounds '000
                                                                                  -----------    --------
Materials and consumables......................................................      1,850         1,602
                                                                                  -----------    --------

11. DEBTORS

                                                                                  31 DECEMBER    31 MARCH
                                                                                     1996          1997
                                                                                  pounds '000    pounds '000
                                                                                  -----------    --------
AMOUNTS FALLING DUE WITHIN ONE YEAR:
Trade debtors..................................................................      6,913         7,964
Other debtors..................................................................      1,114           565
Prepayments and accrued income.................................................        873         1,145
                                                                                  -----------    --------
                                                                                     8,900         9,674
                                                                                  -----------    --------

                                PANAVISION INC.
                              FILM SERVICES GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

12. CREDITORS

                                                                                  31 DECEMBER    31 MARCH
                                                                                     1996          1997
                                                                                  pounds '000    pounds '000
                                                                                  -----------    --------
Amounts falling due within one year were as follows:
Bank loans and overdrafts......................................................       2,220        2,700
Trade creditors................................................................      10,571       10,710
Bills of exchange payable......................................................         156          273
Corporation tax................................................................          43           42
Other creditors (including other taxes and social security)....................       1,391        2,259
Accruals and deferred income...................................................       1,290        1,567
Amounts payable under finance leases...........................................         387          175
Dividends payable..............................................................          76           --
                                                                                  -----------    --------
                                                                                     16,134       17,726
                                                                                  -----------    --------

13. OBLIGATIONS UNDER OPERATING LEASES

     The annual commitments under non-cancellable operating leases are as follows:

                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
Operating leases which expire:
Within one year.................................................................        228
Within two to five years........................................................      1,189
After five years................................................................        521
                                                                                   -----------
                                                                                      1,938
                                                                                   -----------

14. DEFERRED TAXATION

     Deferred taxation provided in the accounts and the amounts not provided are as follows:

                                                                                PROVIDED      NOT PROVIDED
                                                                               31 DECEMBER    31 DECEMBER
                                                                                  1996            1996
                                                                               pounds '000    pounds '000
                                                                               -----------    ------------
Accelerated capital allowances and other timing differences.................       594             741
                                                                                   ---             ---

15. ACQUISITIONS

     On 17 May 1996 the Film Services Group acquired the 70% it did not already own of Film Facilities Limited for a total cash consideration of pounds 3,197,000. The acquisition expenses amounted to pounds 115,000.

     The Film Services Group has used acquisition accounting for the above purchases. Goodwill arising on the above acquisition during the year has been written off immediately against reserves.

                                PANAVISION INC.
                              FILM SERVICES GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

15. ACQUISITIONS (CONTINUED)

     The net assets of Film Facilities Limited at the date of acquisition are set out below:

                                                                                      BOOK AND
                                                                                     FAIR VALUE
                                                                                     pounds '000
                                                                                     ----------
TANGIBLE FIXED ASSETS.............................................................      1,593
CURRENT ASSETS
Stocks............................................................................        371
Debtors...........................................................................        405
Cash at bank and in hand..........................................................         50
                                                                                     ----------
TOTAL ASSETS......................................................................      2,419
LIABILITIES
Short term creditors..............................................................        353
Bank overdraft....................................................................         52
Long term creditors and provisions................................................        221
                                                                                     ----------
NET ASSETS........................................................................      1,793
Post acquisition profits previously included in Film Services Group accounts......       (231)
Goodwill written off in the financial statements of Visual Action Holdings plc....      1,853
                                                                                     ----------
                                                                                        3,415
                                                                                     ----------
SATISFIED BY
Cash..............................................................................      3,197
Acquisition expenses..............................................................        115
                                                                                     ----------
                                                                                        3,312
                                                                                     ----------
Original investment in company....................................................        103
                                                                                     ----------
                                                                                        3,415
                                                                                     ----------

                                PANAVISION INC.
                              FILM SERVICES GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

15. ACQUISITIONS (CONTINUED)

The summarised profit and loss account for the above acquisition for the period from the beginning of its financial year up to the date of acquisition is as follows:

PROFIT AND LOSS ACCOUNT

                                                                                        FILM
                                                                                     FACILITIES
                                                                                      LIMITED
                                                                                    1 APRIL 1996
                                                                                         TO
                                                                                    31 MAY 1996
                                                                                    pounds '000
                                                                                    ------------
Turnover.........................................................................        497
                                                                                         ---
Operating profit.................................................................         17
Profit on sale of fixed assets...................................................          1
                                                                                         ---
Profit before tax................................................................         18
Taxation.........................................................................         (8)
                                                                                         ---
Profit after tax.................................................................         10
Minority interests...............................................................         --
                                                                                         ---
PROFIT AFTER TAX AND MINORITY INTERESTS..........................................         10
                                                                                         ---

     The financial statements of Film Facilities Limited for the year ended 31 March 1996 showed profit after taxation and minority interests of pounds 183,000.

16. CASH FLOW STATEMENT

     (a) Analysis of changes in cash equivalents during the year:

                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
Balance at 1 January............................................................       1,156
Net cash outflow................................................................      (1,933)
                                                                                   -----------
Balance at 31 December..........................................................        (777)
                                                                                   -----------

     (b) Analysis of cash and short term deposits as shown in the balance sheet:

                                                                                   31 DECEMBER
                                                                                      1996
                                                                                   pounds '000
                                                                                   -----------
Cash at bank and in hand........................................................       (777)
                                                                                      -----

                                PANAVISION INC.
                              FILM SERVICES GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR THE PERIOD ENDED 31 MARCH 1996 AND
                  SUBSEQUENT TO 31 DECEMBER 1996 IS UNAUDITED)

16. CASH FLOW STATEMENT (CONTINUED)
     (c) Analysis of changes in financing during the year:

                                                                              LOANS AND FINANCE
                                                                              LEASE OBLIGATIONS
                                                                                 pounds '000
                                                                              -----------------
Balance at 1 January 1996..................................................         2,977
Net cash outflows from financing...........................................          (378)
                                                                                   ------
Balance at 31 December 1996................................................         2,599
                                                                                   ------

17. CAPITAL COMMITMENTS

     Amounts contracted for but not provided in the financial statements amounted to pounds 507,000.

18. EVENTS SINCE THE BALANCE SHEET DATE

     The statutory accounts, from which these combined financial statements have been prepared, were approved by the directors in February 1997. No amendments have been made to reflect events subsequent to that approval except as set out in note 1 above.

                                 PANAVISION INC
                              FILM SERVICES GROUP
          DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED
                  IN THE UNITED KINGDOM AND THE UNITED STATES

     The combined financial statements are prepared under accounting principles generally accepted in the United Kingdom (UK GAAP) which differ in certain respects from United States generally accepted accounting principles (US GAAP). Differences estimated to have a significant effect on net income and net assets of the Film Services Group are set out below.

GOODWILL

     Goodwill arising on the acquisition of subsidiaries and associates is written off immediately against reserves. In US GAAP, as set out in Accounting Principle Board Opinion 16 and 17, goodwill arising on a purchase should be capitalised and amortised over the useful life of the goodwill.

DEFERRED TAXATION

     Provision is made for deferred taxation using the liability method on all material timing differences to the extent that it is probable that the liabilities will crystallise in the foreseeable future. With respect to timing differences giving rise to a deferred taxation asset (which is the case with Film Services Group), under UK GAAP the asset is not recognised unless recovery within the immediate term is certain. Under US GAAP, as set out in Statements of Financial Accounting Standards No. 109 'Accounting for Income Taxes', deferred taxation is generally provided on a full liability basis on all temporary differences and a deferred taxation asset would be recognised in full.

     The following is a summary of the effect of the above differences on the reported amounts:

                                                                                                THREE
                                                                              YEAR ENDED     MONTHS ENDED
                                                                              31 DECEMBER      31 MARCH
                                                                                 1996            1997
                                                                              pounds '000    pounds '000
                                                                              -----------    ------------
NET INCOME
Profit/(loss) on ordinary activities after taxation........................       1,738             (21)
ADJUSTMENTS
Goodwill amortisation arising on acquisition of Film Facilities Limited by
  Visual Action Holdings plc...............................................         (43)            (19)
Deferred taxation..........................................................        (435)           (109)
                                                                              -----------    ------------
Net income as adjusted to accord with US GAAP..............................       1,260            (149)
                                                                              -----------    ------------
NET ASSETS
Net assets as reported.....................................................      16,245          16,490
ADJUSTMENTS
Goodwill arising on acquisition of Film Facilities Limited by Visual Action
  Holdings plc.............................................................       1,810           1,791
Deferred taxation..........................................................         741             632
                                                                              -----------    ------------
Net assets as adjusted to accord with US GAAP..............................      18,796          18,913
                                                                              -----------    ------------

STATEMENTS OF CASH FLOWS

     The statements of cash flows prepared in accordance with UK GAAP present substantially the same information as that required under US GAAP. UK and US GAAP differ, however, with regard to the classification of items within the statements and as regards the definition of cash and cash equivalents.

     Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, investing activities and financing activities. US GAAP, however, requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation

                                 PANAVISION INC
                              FILM SERVICES GROUP
          DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED
           IN THE UNITED KINGDOM AND THE UNITED STATES -- (CONTINUED)

and returns on investments and servicing of finance shown under UK GAAP would be included as operating activities under US GAAP.

     Under US GAAP, cash and cash equivalents would not include bank overdrafts and borrowings with initial maturities of less than three months.

     The categories of cash flow activity under US GAAP can be summarised as follows:

                                                                                                THREE
                                                                              YEAR ENDED     MONTHS ENDED
                                                                              31 DECEMBER      31 MARCH
                                                                                 1996            1997
                                                                              pounds '000    pounds '000
                                                                              -----------    ------------
Cash inflow from operating activities......................................       7,484             721
Cash outflow on investing activities.......................................      (9,039)         (1,189)
Cash inflow from financing activities......................................       1,545             393
                                                                              -----------    ------------
(Decrease) in cash and cash equivalents....................................         (10)            (75)
Cash and cash equivalents at 1 January.....................................       1,453           1,443
                                                                              -----------    ------------
Cash and cash equivalents at 31 December/31 March..........................       1,443           1,368
                                                                              -----------    ------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES TO ANYONE OR BY ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

------------------------

                               TABLE OF CONTENTS

                                                   Page
                                                   ----
Available Information...........................   iii
Prospectus Summary..............................     1
Risk Factors....................................    13
The Panavision Recapitalization.................    18
Use of Proceeds.................................    18
Capitalization..................................    19
Unaudited Pro Forma Financial Data..............    20
Selected Historical Financial Data..............    27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................    28
The Exchange Offer..............................    37
Business........................................    44
Management......................................    56
Ownership of Common Stock.......................    61
Certain Transactions............................    61
Description of the Notes........................    62
Book-Entry, Delivery and Form...................    87
Description of Other Indebtedness...............    89
Certain U.S. Federal Income Tax
  Considerations................................    91
Plan of Distribution............................    93
Legal Matters...................................    93
Experts.........................................    93
Index to Financial Statements...................   F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                                     [LOGO]

                                PANAVISION INC.

                                  $217,903,000

                           9 5/8% SENIOR SUBORDINATED
                               DISCOUNT EXCHANGE
                                 NOTES DUE 2006

                            ------------------------
                                   PROSPECTUS
                            ------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is a table of the Commission registration fee and estimates of all other expenses to be incurred in connection with the issuance and distribution of the secuities described in this Registration Statement:

Commission registration fee...................................   $44,250.00
Printing and engraving expenses...............................   $       *
Legal fees and expenses.......................................   $       *
Accounting fees and expenses..................................   $       *
Miscellaneous.................................................   $       *
                                                                 ----------
     Total....................................................   $       *
                                                                 ----------
                                                                 ----------

------------------
* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Certificate of Incorporation (the 'Restated Certificate') provides that the Company shall indemnify each person who is or was a director, officer or employee of the Company to the fullest extent permitted under Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

     The Restated Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

     While the Restated Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Restated Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Restated Certificate described above apply to an officer of the

Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

     Reference is made to the Employment Agreement of William C. Scott (Exhibit 10.3) which provides for indemnification of Mr. Scott in his capacity as Chief Executive Officer of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On February 11, 1998, the PX Escrow sold $217,903,000 aggregate principal amount at maturity of the Old Notes to Credit Suisse First Boston Corporation and Schroder & Co. Inc. (collectively, the 'Initial Purchasers') less an aggregate discount to the Initial Purchasers of $4,500,000. Such transactions were exempt from the registration requirements of the Securities Act of 1933, as amended (the 'Securities Act') in reliance on section 4(2) of such Act on the basis that such transactions did not involve a public offering. In accordance with the agreement pursuant to which the Initial Purchasers purchased the Old Notes, such Initial Purchasers agreed to offer and sell such notes only to 'qualified institutional buyers' (as defined in Rule 144A under the Securities
Act) and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. Except for the transactions described above there have not been any recent sales of unregistered securities

     The Registrant assumed PX Escrow's obligations under the Old Notes prior to the commencement of the Exchange Offer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.   DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------
     3.        --   CERTIFICATE OF INCORPORATION AND BY-LAWS.
    *3.1       --   Restated Certificate of Incorporation of the Company.
    *3.2       --   Restated By-Laws of the Company.
     4.        --   INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES.
     4.1       --   Indenture, dated as of February 11, 1998, between PX Escrow and The Bank of New York, as Trustee, relating to the Company's 9 5/8% Senior Subordinated Discount Notes Due 2006 (the 'Indenture').
     4.2       --   First Supplemental Indenture dated June 4, 1998, among PX Escrow, the Company and the Trustee, amending the Indenture.
     5.        --   OPINIONS.
    +5.1       --   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Company.
    10.        --   MATERIAL CONTRACTS.
   *10.1       --   Amended and Restated Stockholders Agreement, dated as of June 12, 1996.
   *10.2       --   1996 Stock Option Plan.
   *10.3       --   Employment Agreement, dated as of June 12, 1996, between the Company and William C. Scott.
   *10.4       --   Lease, dated June 13, 1995, between the Company and Trizec Warner Inc.
   *10.5       --   Executive Incentive Compensation Plan.
    10.6       --   First Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 10.6 to the
                    Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
    10.7       --   Agreement, dated May 18, 1997, among Visual Action Holdings plc, Panavision Europe Limited and
                    the Company (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on
                    Form 8-K/A Amendment No. 1 to Form 8-K dated June 5, 1997).
    10.8       --   Agreement, dated May 18, 1997, between Visual Action Holdings plc and the Company (incorporated herein by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K/A Amendment No. 1
                    to Form 8-K dated June 5, 1997).
    10.9       --   Stock Purchase Agreement, dated May 18, 1997, among Visual Action Holdings, Inc., Visual Action
                    Holdings plc and the Company (incorporated herein by reference to Exhibit 2.3 to the Company's
                    Current Report on Form 8-K/A Amendment No. 1 to Form 8-K dated June 5, 1997).

EXHIBIT NO.   DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------
    10.10      --   Credit Agreement, dated June 5, 1997, among Panavision International, L.P., the subsidiary guarantors and the lenders listed therein, and The Chase Manhattan Bank, as Administrative Agent
                    (incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q
                    for the quarter ended June 30, 1997).
    10.11      --   Agreement of Recapitalization and Merger, dated as of December 18, 1997, by and among PX Holding
                    Corporation, PX Merger Corporation and the Company (incorporated herein by reference to Exhibit
                    10.1 to the Company's Current Report on Form 8-K dated December 18, 1997).
    10.12      --   Voting and Stockholders Agreement, dated as of December 18, 1997, by and among Warburg Pincus
                    Capital Company, L.P., the Company and Mafco Holdings Inc. (incorporated by reference to Exhibit
                    10.2 to the Company's Current Report on Form 8-K dated December 18, 1997).
    10.13      --   Registration Agreement dated as of February 11, 1998 by and among PX Escrow and Credit Suisse
                    First Boston Corporation and Schroder & Co. Inc.
    12.        --   RATIO OF EARNINGS TO FIXED CHARGES.
    12.1       --   Statement regarding the computation of ratio of earnings to fixed charges for the Company.
    21.        --   SUBSIDIARIES.
    21.1       --   Subsidiaries of the Company. (incorporated by reference to Exhibit 21 to the Annual Report on
                    Form 10-K for the year ended December 31, 1997 of the Company).
    23         --   CONSENTS.
    23.1       --   Consent of Ernst & Young LLP.
    23.2       --   Consent of Coopers & Lybrand.
   +23.3       --   Consent of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Company (included in
                    Exhibit 5.1).
    24.        --   POWERS OF ATTORNEY.
    24.1       --   Power of Attorney executed by Howard Gittis.
    24.2       --   Power of Attorney executed by Joseph P. Page.
    24.3       --   Power of Attorney executed by Kenneth Ziffren.
    24.4       --   Power of Attorney executed by William C. Scott.
    24.5       --   Power of Attorney executed by John S. Farrand.
    24.6       --   Power of Attorney executed by Jeffrey J. Marcketta.
    24.7       --   Power of Attorney executed by Christopher M.R. Phillips.
    25.        --   FORM T-1.
    25.1       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee under the Indenture relating to the Company 9 5/8% Senior Subordinated Discount Notes due 2006.
    99.        --   MISCELLANEOUS.
    99.1       --   Form of Letter of Transmittal.
    99.2       --   Form of Notice of Guaranteed Delivery.
    99.3       --   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    99.4       --   Form of Letter to Clients.

------------------
 + To be filed by amendment.

 * Incorporated herein by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-1, Registration No. 333-12235.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes:

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JULY 17, 1998.

                                          PANAVISION INC.

                                          By: /s/ William C. Scott
                                             -------------------------
                                                  William C. Scott


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------


        /s/ William C. Scott                Chairman of the Board and Chief Executive           July 17, 1998
------------------------------------------  Officer (Principal Executive Officer)
            William C. Scott

        /s/ John S. Farrand                 President, Chief Operating Officer and              July 17, 1998
------------------------------------------  Director
            John S. Farrand

        /s/ Jeffrey J. Marcketta            Executive Vice President and Chief                  July 17, 1998
------------------------------------------  Financial Officer (Principal Financial
            Jeffrey J. Marcketta            Officer)

        /s/ Christopher M. R. Phillips      Controller and Secretary (Principal                 July 17, 1998
------------------------------------------  Accounting Officer)
            Christopher M. R. Phillips

                    *                       Director                                            July 17, 1998
------------------------------------------
              Howard Gittis

                    *                       Director                                            July 17, 1998
------------------------------------------
              Joseph P. Page


                    *                       Director                                            July 17, 1998
------------------------------------------
             Kenneth Ziffren

     * Christopher M. R. Phillips, by signing his name hereto, does hereby execute this Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers and filed as exhibits to the Registration Statement.

                                          By: /s/ Christopher M. R. Phillips
                                              -------------------------------
                                                  Christopher M. R. Phillips
                                                       Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------
     3.        --   CERTIFICATE OF INCORPORATION AND BY-LAWS.
    *3.1       --   Restated Certificate of Incorporation of the Company.
    *3.2       --   Restated By-Laws of the Company.
     4.        --   INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES.
     4.1       --   Indenture, dated as of February 11, 1998, between PX Escrow and The Bank of New York, as Trustee, relating to the Company's 9 5/8% Senior Subordinated Discount Notes Due 2006 (the 'Indenture').
     4.2       --   First Supplemental Indenture dated June 4, 1998, among PX Escrow, the Company and the Trustee, amending the Indenture.
     5.        --   OPINIONS.
    +5.1       --   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Company.
    10.        --   MATERIAL CONTRACTS.
   *10.1       --   Amended and Restated Stockholders Agreement, dated as of June 12, 1996.
   *10.2       --   1996 Stock Option Plan.
   *10.3       --   Employment Agreement, dated as of June 12, 1996, between the Company and William C. Scott.
   *10.4       --   Lease, dated June 13, 1995, between the Company and Trizec Warner Inc.
   *10.5       --   Executive Incentive Compensation Plan.
    10.6       --   First Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 10.6 to the
                    Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
    10.7       --   Agreement, dated May 18, 1997, among Visual Action Holdings plc, Panavision Europe Limited and
                    the Company (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on
                    Form 8-K/A Amendment No. 1 to Form 8-K dated June 5, 1997).
    10.8       --   Agreement, dated May 18, 1997, between Visual Action Holdings plc and the Company (incorporated herein by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K/A Amendment No. 1
                    to Form 8-K dated June 5, 1997).
    10.9       --   Stock Purchase Agreement, dated May 18, 1997, among Visual Action Holdings, Inc., Visual Action
                    Holdings plc and the Company (incorporated herein by reference to Exhibit 2.3 to the Company's
                    Current Report on Form 8-K/A Amendment No. 1 to Form 8-K dated June 5, 1997).
    10.10      --   Credit Agreement, dated June 5, 1997, among Panavision International, L.P., the subsidiary guarantors and the lenders listed therein, and The Chase Manhattan Bank, as Administrative Agent
                    (incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q
                    for the quarter ended June 30, 1997).
    10.11      --   Agreement of Recapitalization and Merger, dated as of December 18, 1997, by and among PX Holding
                    Corporation, PX Merger Corporation and the Company (incorporated herein by reference to Exhibit
                    10.1 to the Company's Current Report on Form 8-K dated December 18, 1997).
    10.12      --   Voting and Stockholders Agreement, dated as of December 18, 1997, by and among Warburg Pincus
                    Capital Company, L.P., the Company and Mafco Holdings Inc. (incorporated by reference to Exhibit
                    10.2 to the Company's Current Report on Form 8-K dated December 18, 1997).
    10.13      --   Registration Agreement dated as of February 11, 1998 by and among PX Escrow and Credit Suisse
                    First Boston Corporation and Schroder & Co. Inc.
    12.        --   RATIO OF EARNINGS TO FIXED CHARGES.
    12.1       --   Statement regarding the computation of ratio of earnings to fixed charges for the Company.
    21.        --   SUBSIDIARIES.
    21.1       --   Subsidiaries of the Company. (incorporated by reference to Exhibit 21 to the Annual Report on
                    Form 10-K for the year ended December 31, 1997 of the Company).

EXHIBIT NO.   DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------
    23         --   CONSENTS.
    23.1       --   Consent of Ernst & Young LLP.
    23.2       --   Consent of Coopers & Lybrand.
   +23.3       --   Consent of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Company (included in
                    Exhibit 5.1).
    24.        --   POWERS OF ATTORNEY.
    24.1       --   Power of Attorney executed by Howard Gittis.
    24.2       --   Power of Attorney executed by Joseph P. Page.
    24.3       --   Power of Attorney executed by Kenneth Ziffren.
    24.4       --   Power of Attorney executed by William C. Scott.
    24.5       --   Power of Attorney executed by John S. Farrand.
    24.6       --   Power of Attorney executed by Jeffrey J. Marcketta.
    24.7       --   Power of Attorney executed by Christopher M.R. Phillips.
    25.        --   FORM T-1.
    25.1       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee under the Indenture relating to the Company 9 5/8% Senior Subordinated Discount Notes due 2006.
    99.        --   MISCELLANEOUS.
    99.1       --   Form of Letter of Transmittal.
    99.2       --   Form of Notice of Guaranteed Delivery.
    99.3       --   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    99.4       --   Form of Letter to Clients.

------------------
 + To be filed by amendment.

 * Incorporated herein by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-1, Registration No. 333-12235.